     As Filed with the Securities and Exchange Commission on March 26, 1999

                                                        Registration No. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                               ----------------
                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                                UGI CORPORATION
             (Exact name of registrant as specified in its charter)

      PENNSYLVANIA                  6719                    23-2668356
                             (Primary Standard           (I.R.S. Employer
    (State or other              Industrial           Identification Number)
    jurisdiction of        Classification Number)
    incorporation or
     organization)

        460 North Gulph Road, King of Prussia, PA 19406; (610) 337-1000 (Address, including ZIP code, and telephone number, including area code, of registrant's principal executive offices)

                               Brendan P. Bovaird
                 Vice President, General Counsel and Secretary
                                UGI Corporation
                              460 North Gulph Road
                           King of Prussia, PA 19406
                                 (610) 337-1000
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                   Copies to:

 Carole Schiffman, Esq.       Thomas A. Decker        Stephen M. Besen, Esq.
 Davis Polk & Wardwell     Senior Vice President,     Weil, Gotshal & Manges
  450 Lexington Avenue      General Counsel and                LLP
   New York, NY 10017            Secretary               767 Fifth Avenue
     (212) 450-4000         Unisource Worldwide,        New York, NY 10153
                                    Inc.                  (212) 310-8000
                             1100 Cassatt Road
                              Berwyn, PA 19312
                               (610) 296-4470

   Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement and the effective time of the merger (the "Merger") of Vulcan Acquisition Corp., a Delaware corporation and wholly owned subsidiary of UGI Corporation ("UGI"), with and into Unisource Worldwide, Inc., a Delaware corporation ("Unisource"), as described in the Agreement and Plan of Merger (the "Merger Agreement") dated as of February 28, 1999 and attached as Annex A to the Joint Proxy Statement/Prospectus forming part of this Registration Statement.

   If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: [_]
                               ----------------

                        CALCULATION OF REGISTRATION FEE

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                                               Proposed
                                Amount          Maximum
  Title of Each Class of         to be         Aggregate          Amount of
Securities to be Registered  Registered(1) Offering Price(2) Registration Fee(3)
--------------------------------------------------------------------------------
Common Stock, no par
 value....................    40,624,414    $484,478,429.00      $134,685.00
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

(1) This Registration Statement relates to the number of shares of Common Stock, no par value, of UGI (the "UGI Common Stock") to be issued in exchange for all outstanding shares of Common Stock, par value $0.001 per share, of Unisource ("Unisource Common Stock"), in connection with the Merger.
(2) Calculated pursuant to Rule 457(f)(1) of the Securities Act of 1933, as amended (the "Securities Act"), based upon the market value of the UGI Common Stock. The proposed maximum aggregate offering price was determined as follows: (i) $6.75, i.e. the average of the high and low sale prices per share of Unisource Common Stock as reported on the New York Stock Exchange Composite Tape on March 23, 1999, multiplied by (ii) 71,774,582 shares of Unisource Common Stock pursuant to Section 2 of the Merger Agreement.
(3) The registration fee for shares of UGI Common Stock registered hereby, $131,783.00, has been calculated pursuant to Section 6(b) of, and Rules 457(c) and 457(f)(1) under, the Securities Act, as follows: .0278% of the product of the proposed maximum aggregate offering price.

   The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

[UGI Logo]                                                            [UWW Logo]
                  PRELIMINARY JOINT PROXY STATEMENT/PROSPECTUS
                    SUBJECT TO COMPLETION,           , 1999

                  MERGER PROPOSED--YOUR VOTE IS VERY IMPORTANT

                                                                          , 1999
Dear Stockholder:

  This Joint Proxy Statement/Prospectus provides a detailed explanation of the proposed merger of UGI Corporation and Unisource Worldwide, Inc. We would like to take this opportunity to highlight some of the reasons we are so enthusiastic about this combination.

  The merger of Unisource and UGI will create one nationwide, multi-product distribution company with combined sales of approximately $8 billion. We will operate in four core distribution businesses: Propane, Printing and Imaging Paper, Packaging and Maintenance Supplies. Each of our businesses will be a market leader, and we believe the combined company will provide an excellent platform from which we can create a formidable, national distributor with the potential for substantial earnings growth.

  Simply stated, we believe this merger will maximize long term value for stockholders of both companies through:

  .  Strong earnings per share growth

  .  Significant cash flow generation

  .  A strengthened balance sheet for Unisource

  . An annual dividend rate of $0.75 per share, which provides a yield that is competitive with other industrial growth companies

The assumptions on which we base our conclusions are discussed in detail on
pages    .

  To realize this value, our goal is to combine best practices in distribution, customer service and information systems and leverage operational strengths and management expertise in distribution and logistics. In connection with the merger, we also announced that UGI intends to divest UGI Utilities, Inc. We believe our stockholders are better served by redeploying those assets from the lower-growth utility operations into this higher-growth distribution opportunity.

  This is truly a winning combination. Each board of directors has approved the merger and recommends that you vote in favor of the transaction.

  We have scheduled special meetings for our respective stockholders to vote on matters necessary to complete the merger. The dates, times and places of the meetings are as follows:

    For UGI stockholders:           For Unisource stockholders:
    [          ], 1999              [          ], 1999
    [           ] (local time)      10:00 a.m. (local time)
    UGI Corporation                 Unisource Worldwide, Inc.
    460 North Gulph Road            1100 Cassatt Road
    King of Prussia, PA 19406       Berwyn, PA 19312

  Your vote is very important. Please sign, date and return the enclosed proxy form with your vote FOR the proposed merger today. We appreciate your support.

  Lon R. Greenberg                        Ray B. Mundt
  Chairman, President and Chief Executive
   Officer                                Chairman and Chief Executive Officer
  UGI Corporation                         Unisource Worldwide, Inc.


 See "Risk Factors" beginning on page    as well as other risks included
 in "Disclosure Regarding Forward-Looking Statements" on page    for a
 discussion of risks which should be considered by stockholders with respect to the merger. Neither the SEC nor any state securities regulators have approved the shares of UGI common stock to be issued under this document or determined if this document is accurate or adequate. Any representation to the contrary is a criminal offense.


   Joint Proxy Statement/Prospectus dated March  , 1999, and first mailed to
                          stockholders on     , 1999.

                                UGI CORPORATION
                              460 North Gulph Road
                           King of Prussia, PA 19406

                               ----------------

                           Notice of Special Meeting
                        to be held on            , 1999

                               ----------------

To the Stockholders of UGI Corporation:

   You are cordially invited to attend a special meeting of stockholders of UGI
Corporation to be held on          , 1999 at           , local time, at UGI
Corporation, 460 North Gulph Road, King of Prussia, Pennsylvania for the following purposes:

     1. To consider and vote on a proposal recommended by the board of directors of UGI to approve the issuance of UGI common stock in connection with the merger contemplated by the Agreement and Plan of Merger, dated as of February 28, 1999, among Unisource Worldwide, Inc., UGI Corporation and Vulcan Acquisition Corp., a wholly-owned subsidiary of UGI; and

     2. To transact such other business incident to the conduct of the meeting that is properly raised at the meeting or any adjournments or postponements thereof.

   Only stockholders of record at the close of business on            , 1999
are entitled to notice of and to vote at the special meeting or any adjournments or postponements of the special meeting.

   To ensure your representation at the special meeting, please sign, date and promptly return your proxy card in the enclosed envelope whether or not you plan to attend the special meeting. If you do attend the special meeting, you may vote in person if you wish, whether or not you have already signed and returned your proxy card. You may revoke your proxy at any time, before it is voted. To do so, you must give written notice to the Corporate Secretary and mail a later dated signed proxy card to the address printed on the enclosed envelope or vote in person at the special meeting. Please review the Joint Proxy Statement/Prospectus accompanying this notice for more complete information regarding the matters proposed for your consideration at the special meeting.

                                          By Order of the Board of Directors

                                          Brendan P. Bovaird
                                          Vice President, General Counsel and
                                           Secretary

      , 1999


 The board of directors of UGI recommends that you vote "FOR" approval of the share issuance in connection with the merger. We appreciate your support.

                           UNISOURCE WORLDWIDE, INC.
                               1100 Cassatt Road
                                Berwyn, PA 19312

                               ----------------

                           Notice of Special Meeting
                         to be held on           , 1999

                               ----------------

To the Stockholders of Unisource Worldwide, Inc.:

   You are cordially invited to attend a special meeting of stockholders of
Unisource Worldwide, Inc. to be held on           , 1999, at 10:00 a.m., local
time, at Unisource Worldwide, Inc., 1100 Cassatt Road, Berwyn, Pennsylvania for the following purposes:

     1. To consider and vote on a proposal recommended by the board of directors of Unisource to approve and adopt the Agreement and Plan of Merger, dated as of February 28, 1999, among Unisource, UGI Corporation and Vulcan Acquisition Corp., a wholly-owned subsidiary of UGI Corporation; and

     2. To transact such other business incident to the conduct of the meeting that is properly raised at the meeting or any adjournments or postponements thereof.

   Only stockholders of record at the close of business on           , 1999 are
entitled to notice of and to vote at the special meeting or any adjournments or postponements of the special meeting.

   To ensure your representation at the special meeting, please sign, date and promptly return your proxy card in the enclosed envelope whether or not you plan to attend the special meeting. If you do attend the special meeting, you may vote in person if you wish, whether or not you have already signed and returned your proxy card. You may revoke your proxy at any time before it is voted by mailing a later dated signed proxy card to the address printed on the enclosed envelope or by voting in person at the special meeting. Please review the Joint Proxy Statement/Prospectus accompanying this notice for more complete information regarding the matters proposed for your consideration at the special meeting.

                                          By Order of the Board of Directors

                                          Thomas A. Decker
                                          Senior Vice President, General
                                           Counsel and Secretary

      , 1999


 The board of directors of Unisource recommends that you vote "FOR" approval and adoption of the merger agreement. We appreciate your support.

                         WHERE TO FIND MORE INFORMATION

   UGI and Unisource file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy reports, statements or other information filed by UGI and Unisource at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information about the public reference rooms. The filings of UGI and Unisource with the SEC are also available to the public from commercial document retrieval services and at the worldwide web site maintained by the SEC at "http://www.sec.gov."

   UGI filed a Registration Statement on Form S-4 to register with the SEC the shares of UGI common stock to be issued in connection with the merger. This Joint Proxy Statement/Prospectus is a part of that Registration Statement and constitutes a prospectus of UGI in addition to being a proxy statement of UGI and Unisource for the special meetings. As allowed by SEC rules, this Joint Proxy Statement/Prospectus does not contain all the information you can find in the Registration Statement or the exhibits to the Registration Statement.

   The SEC allows us to "incorporate by reference" information into this Joint Proxy Statement/Prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this Joint Proxy Statement/Prospectus, except for any information superseded by information contained in or incorporated by reference into this Joint Proxy Statement/Prospectus. This Joint Proxy Statement/Prospectus incorporates by reference the documents set forth below that we have previously filed with the SEC. These documents contain important information about our companies and their finances.

 UGI Commission Filings
   (File No. 1-11071)               Period
 ----------------------             ------
 Annual Report on Form 10-K.......  Fiscal year ended September 30, 1998
 Quarterly Report on Form 10-Q....  Quarter ended December 31, 1998
 Current Report on Form 8-K.......  Filed on March 2, 1999
 Form 8-B.........................  Filed on March 23, 1992
 Forms 8-B/A......................  Filed on April 10, 1992
                                    Filed on April 19, 1996
 Unisource Commission Filings
    (File No. 1-14482)              Period
 ----------------------------       ------
 Annual Report on Form 10-K.......  Fiscal year ended September 30, 1998
 Quarterly Report on Form 10-Q....  Quarter ended December 31, 1998
 Current Reports on Form 8-K......  Filed on March 2, 1999
                                    Filed on January 27, 1999
                                    Filed on November 19, 1998
                                    Filed on October 29, 1998
                                    Filed on October 27, 1998
                                    Filed on October 1, 1998
 Form 10..........................  Filed on November 26, 1996
 Form 10/A........................  Filed on December 11, 1996

   We are also incorporating by reference additional documents that we file with the SEC between the date of this document and the date of the special meetings.

   You should rely only on the information contained or incorporated by reference in this Joint Proxy Statement/Prospectus to vote your shares at the special meeting. We have not authorized anyone to provide you with information that is different from what is contained in this Joint Proxy
Statement/Prospectus. This Joint Proxy Statement/Prospectus is dated       ,
1999. You should not assume the information contained in this Joint Proxy Statement/Prospectus is accurate as of any date other than that date or such other date as this Joint Proxy Statement/Prospectus indicates.

   Stockholders may obtain, without charge, documents incorporated by reference in this document by requesting them in writing or by telephone from the appropriate party at the following address:

   UGI Corporation                           Unisource Worldwide, Inc.
   460 North Gulph Road                      1100 Cassatt Road
   King of Prussia, Pennsylvania 19406       Berwyn, Pennsylvania 19312
   Robert W. Krick                           JoAnn P. Huston
   Treasurer                                 Director, Investor Relations
   (610) 337-1000, extension 3141            (610) 722-3513
   or by calling 1-800-UGI-9435              http://www.unisourcelink.com
   http://www.ugicorp.com

   If you would like to request documents from UGI or Unisource, please do so
by       , 1999 to receive them before the special meetings.

                               TABLE OF CONTENTS

                                                                            Page
                                                                            ----
QUESTIONS AND ANSWERS ABOUT THE UNISOURCE/UGI MERGER......................    1

SUMMARY...................................................................    3
Comparative Per Share Information.........................................    7

Unisource Summary Selected Historical Consolidated Financial Information..    8
UGI Summary Selected Historical Consolidated Financial Information........   10
Summary Unaudited Pro Forma Condensed Combined Financial Information of
 UGI and Unisource........................................................   11
Comparative Market Price and Dividend Data................................   12
RISK FACTORS..............................................................   14
DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS...........................   15
UNISOURCE SPECIAL MEETING.................................................   16
  Purpose of the Unisource Special Meeting................................   16
  Solicitation of Proxies.................................................   16
  Record Date; Voting Rights..............................................   16
  Proxies.................................................................   16
  Required Vote...........................................................   17
  Quorum..................................................................   17
  Other Information.......................................................   17
UGI SPECIAL MEETING.......................................................   18
  Purpose of the UGI Special Meeting......................................   18
  Solicitation of Proxies.................................................   18
  Record Date; Voting Rights..............................................   18
  Proxies.................................................................   18
  Required Vote...........................................................   19
  Quorum..................................................................   19
  Other Information.......................................................   19
THE PARTIES TO THE MERGER.................................................   20
  Unisource Worldwide, Inc................................................   20
  UGI Corporation.........................................................   20
  Vulcan Acquisition Corp.................................................   21
THE MERGER................................................................   22
  Background of the Merger................................................   22
  Recommendation of the Board of Directors of Unisource and Reasons of
   Unisource for the Merger...............................................   25
  Opinion of Unisource's Financial Advisor................................   27
  Recommendation of the Board of Directors of UGI and Reasons of UGI for
   the Merger.............................................................   36
  Opinion of UGI's Financial Advisor......................................   37

                                                                          Page
                                                                          ----
  Exchange of Financial Forecasts........................................  42
  Interests of Officers and Directors in the Merger......................  44
  Accounting Treatment...................................................  46
  Federal Income Tax Consequences of the Merger..........................  46
  Regulatory Filings and Approvals.......................................  48
  Restrictions on Sales of Shares of UGI Common Stock by Affiliates of
   Unisource.............................................................  48
  Dissenters Rights......................................................  48
  Stock Exchange Listing.................................................  48
THE MERGER AGREEMENT.....................................................  49
  Effective Time.........................................................  49
  Merger Consideration...................................................  49
  Unisource Stock Options and Restricted Stock...........................  49
  Exchange of Unisource Common Stock.....................................  49
  Representations and Warranties and Covenants...........................  49
  Conditions to the Merger...............................................  51
  Termination............................................................  52
  Amendments.............................................................  52
UNISOURCE SELECTED HISTORICAL CONSOLIDATED FINANCIAL INFORMATION.........  53
UGI SELECTED HISTORICAL CONSOLIDATED FINANCIAL INFORMATION...............  55
BOARD OF DIRECTORS AND MANAGEMENT FOLLOWING THE MERGER...................  57
  Board of Directors.....................................................  57
  Committees of the Board of Directors...................................  58
  Chief Executive Officer................................................  58
COMPARISON OF STOCKHOLDER RIGHTS.........................................  59
  Dividend Rights........................................................  60
  Fiduciary Duties of Directors..........................................  60
  Liability of Directors.................................................  61
  Indemnification of Directors and Officers..............................  61
  Anti-Takeover Provisions...............................................  62
LEGAL MATTERS............................................................  63
EXPERTS..................................................................  64
STOCKHOLDER PROPOSALS....................................................  64
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION OF UGI AND
 UNISOURCE............................................................... F-1

 ANNEXES
 Annex A   Agreement and Plan of Merger, dated as of February 28, 1999, among Unisource, UGI and Vulcan Acquisition Corp. ...........
 Annex B-1 Opinion of Donaldson, Lufkin & Jenrette Securities
            Corporation, dated February 28, 1999. .......................
 Annex B-2 Opinion of Merrill Lynch, Pierce, Fenner & Smith Incorporated,
            dated February 28, 1999. ....................................

                     QUESTIONS AND ANSWERS ABOUT THE MERGER

   Q. Why are Unisource and UGI proposing to merge?

    A. We believe this merger will maximize long term value for stockholders of both companies through:

  .  Strong earnings per share growth

  .  Significant cash flow generation

  .  A strengthened balance sheet for Unisource

  . An annual dividend rate of $0.75 per share, which provides a yield that is competitive with other industrial growth companies

   Q. What is the "combined company"?

   A. When we refer to the "combined company," we mean the combined businesses of Unisource and UGI after the merger. Although Unisource and UGI will not be legally combined into a single entity, Unisource will operate as a wholly-owned subsidiary of UGI and UGI's consolidated financial statements will include both UGI and Unisource financial results.

   Q. What will Unisource stockholders receive in the merger?

   A. Unisource stockholders will receive 0.566 shares of UGI common stock in exchange for each of their shares of Unisource common stock. This exchange ratio will not change even if the market price of UGI or Unisource common stock increases or decreases between now and the date the merger is completed. Accordingly, Unisource stockholders will not be able to determine the value of the shares of UGI common stock that they will receive in the merger until the merger is completed.

   UGI will not issue any fractional shares in the merger. Unisource stockholders who would otherwise be entitled to receive a fractional share of UGI common stock upon conversion of their Unisource common stock at the effective time of the merger instead will receive cash based on the market value of the fractional share of UGI stock.

   Example: If you currently own 100 shares of Unisource stock, after the merger you will be entitled to receive 56 shares of UGI stock and a check for the market value of the .6 fractional share.

   Q. Will UGI stockholders receive any shares as a result of the merger?

   A. No. UGI stockholders will continue to hold the shares of UGI common stock they own at the effective time of the merger. After the merger, these shares will represent an ownership interest in the combined businesses of Unisource and UGI.

   Q. When do you expect the merger to be completed?

   A. We are working towards completing the merger as quickly as possible and expect to complete it by June 30, 1999.

   Q. What should stockholders do now?

   A. Stockholders should complete, sign, date and mail their proxy card in the enclosed postage paid envelope as soon as possible so that their shares will be voted at the meetings.

   Unisource stockholders should not send in their share certificates now. After the merger is completed, we will send Unisource stockholders written instructions for exchanging their share certificates.

   Q. Can stockholders change their vote?

   A. Yes. Stockholders can change their vote at any time prior to the special meetings by mailing a later dated signed proxy card to us or by attending their meeting and voting in person. In addition, a UGI stockholder must send a written notice of revocation of his or her initial vote to the corporate secretary.

                     QUESTIONS AND ANSWERS ABOUT THE MERGER


   Q. If my shares are held in "street name" by my broker, will my broker vote my shares for me?

   A. Your broker will vote your shares only if you provide instructions on how to vote. You should instruct your broker to vote your shares in accordance with the directions provided by your broker.

   Q. What should stockholders do if they have questions?

   A. Unisource stockholders should call            at            (toll free in
the United States) or            (call collect).

   UGI stockholders should call            at            (toll free in the
United States) or            (call collect).

                                    SUMMARY

   This summary highlights selected information from this document and may not contain all of the information that is important to you. For more detailed information about the proposed merger, we encourage you to read the entire merger agreement attached to this document as Annex A and the documents to
which we have referred you. See "Where To Find More Information" on page   .

Unisource Worldwide, Inc.
1100 Cassatt Road
Berwyn, PA 19312
(610) 296-4470

   Unisource is one of the leading marketers and distributors of printing and imaging papers, packaging products and maintenance supplies in North America, with nearly 400 locations throughout the United States and Canada. Fiscal year 1998 revenues were $7.4 billion. Unisource operates the following primary businesses:

  . Printing & Imaging, which distributes printing, publishing and business papers to commercial printers, publishers, business forms manufacturers, in-plant printers, corporate customers and redistributors. Fiscal year 1998 revenues for Printing & Imaging were $4.7 billion, which represents an estimated market share of approximately 18% in the U.S. and 42% in Canada; and

  . Supply Systems, which is comprised of the Packaging and Maintenance
    Supplies businesses, distributes a wide array of packaging products, equipment and services and a comprehensive line of top quality towels, tissues and cleaning supplies and equipment. Fiscal year 1998 revenues for Supply Systems were $2.7 billion, which represents an estimated market share of approximately 8% in the U.S. and 12% in Canada.

   For further information on Unisource, see "The Parties to the Merger"
beginning on page   .

UGI Corporation

460 North Gulph Road
King of Prussia, PA 19406
(610) 337-1000

   UGI is a holding company with three principal subsidiaries:

  . AmeriGas Partners, L.P. is the nation's largest retail propane distribution business with over 600 locations in 46 states. Fiscal year 1998 revenues were $914 million. Retail volume in fiscal year 1998 represented approximately 8% of the U.S. retail propane distribution market;

  . UGI Utilities, Inc. operates a natural gas distribution utility with 258,000 customers and an electric utility in eastern Pennsylvania with 61,000 customers. Fiscal year 1998 revenues were $422 million; and

  . UGI Enterprises, Inc., conducts an energy marketing business and is engaged in two international propane distribution joint ventures; fiscal year 1998 revenues were $103 million.

   For further information on UGI, see "The Parties to the Merger" beginning on
page   .

                        The Meetings (pages     and    )

   The meeting of the Unisource stockholders will be held on            , 1999
at 10:00 a.m. local time. The meeting of UGI stockholders will be held on
            , 1999 at      p.m. local time.

   The record date for Unisource stockholders entitled to receive notice of and
to vote at the Unisource special meeting is the close of business on          ,
1999. On that date, there were               shares of Unisource common stock
outstanding.

   The record date for UGI stockholders entitled to receive notice of and to
vote at the UGI special meeting is the close of business on         , 1999. On
that date, there were            shares of UGI common stock outstanding.

                      Our Recommendations to Stockholders

   The Unisource board of directors believes that the merger is in the best interest of its stockholders and recommends that they vote FOR the proposal to adopt the merger agreement.

   The UGI board of directors believes that the merger is in the best interest of its stockholders and recommends that they vote FOR the proposal to issue shares of UGI common stock in connection with the merger.

                       Ownership of the Combined Company
                              Following the Merger

   Based on the number of Unisource shares and UGI shares outstanding as of the record dates for the special meetings, we anticipate that UGI will issue
approximately             shares of UGI common stock to Unisource stockholders
in connection with the merger and that such shares will constitute
approximately   % of the outstanding shares of UGI common stock after the
merger.

                              Sale of Subsidiaries

   The board of directors of UGI has determined that, in connection with the merger, UGI will sell its utility subsidiary, UGI Utilities, Inc., and its unregulated energy marketing subsidiary, UGI Energy Services, Inc. After the merger, the combined company plans to use the proceeds from the proposed sales to retire debt, pursue investments with greater growth opportunities or further expand core distribution businesses.

                                Dividend Policy

   The board of directors of UGI has decided to reduce the combined company's annual dividend to $0.75 from $1.46, a decrease of 49%, in order to enable the combined company to devote more of its capital resources to the pursuit of growth opportunities. The new dividend will be effective for dividends declared after the closing of the merger. Taking into account the 0.566 exchange ratio in the merger, the new dividend will represent an increase of 112% for Unisource stockholders over Unisource's current dividend rate.

                              The Merger (page   )

 What You Will Receive in the Merger (page   )

 Unisource Stockholders

   In connection with the merger, Unisource stockholders will be entitled to receive 0.566 shares of UGI common stock in exchange for each share of Unisource common stock that they own at the effective time of the merger. This exchange ratio will not change even if the market price of UGI or Unisource common stock increases or decreases between now and the date the merger is completed. Accordingly, Unisource stockholders will not be able to determine the value of the shares of UGI common stock that they will receive in the merger until the merger has occurred.

   Because the merger agreement provides that UGI will not issue fractional shares in connection with the merger, Unisource stockholders will receive a cash payment for the value of the fraction of a share of UGI common stock that they would otherwise receive upon conversion of your Unisource common stock at the effective time of the merger.

 UGI Stockholders

   After the merger, each share of UGI common stock will remain outstanding and will represent one share of the combined company's common stock.

 Stockholder Votes Required (page    )

   The favorable vote of a majority of the outstanding shares of Unisource common stock is required to adopt the merger agreement.

   The favorable vote of a majority of the votes cast by the UGI stockholders is required to approve the issuance of the shares of UGI common stock in connection with the merger, as long as at least a majority of the outstanding shares of UGI common stock vote on this proposal.

 Tax Treatment (page   )

   The merger is intended to be tax free to UGI, Unisource and their respective stockholders for United States federal income tax purposes, except with respect to cash received by Unisource stockholders for fractional shares.

 Conditions to the Merger (page   )

   The consummation of the merger depends upon satisfaction of a number of conditions, including:

  .  adoption by the Unisource stockholders of the merger agreement;

  . approval by the UGI stockholders of the issuance of UGI common stock in connection with the merger;

  .  no law or court order prohibits the closing of the merger; and

  . delivery of legal opinions with respect to the tax-free nature of the merger.

 Termination of the Merger Agreement (page   )

   Either Unisource or UGI may call off the merger if, among other things:

  .  the merger is not completed by September 30, 1999;

  . the Unisource stockholders reject the merger or the UGI stockholders reject the issuance of the shares of UGI common stock in connection with the merger;

  . the board of directors of the other party withdraws or modifies its recommendation of the merger in any way adverse to the party seeking to call off the merger; or

  . prior to approval of the merger or share issuance by its stockholders, the board of directors of either company, as required by its fiduciary duties, decides to accept an acquisition proposal made by a third party that offers its stockholders greater value than the merger.

 Termination Fees (page   )

   The merger agreement requires Unisource and UGI each to pay the other party a $25,000,000 fee if the merger agreement is terminated because:

  . prior to approval of the merger or share issuance by its stockholders, its board of directors decides to accept an acquisition proposal made by a third party that offers its stockholders greater value than the merger;

  . its board of directors withdraws or adversely modifies its approval or recommendation of the merger or share issuance; or

  . its stockholders reject the merger or share issuance or it willfully breaches the merger agreement, and a competing acquisition proposal for it exists at the time of its stockholder meeting or at the time the merger agreement is terminated, and it agrees to an acquisition proposal with any party within 6 months of the termination of the merger agreement or with the party which made the competing acquisition proposal within 9 months of the termination of the merger agreement.

   The merger agreement also provides that if the merger agreement is terminated because of breaches by Unisource or UGI, the breaching party will reimburse the other party for all expenses incurred by the other party in connection with the merger agreement in an amount not to exceed $5,000,000. In no event will either party be required to pay the other party more than $25,000,000 as a result of termination of the merger agreement.

 Interests of Officers and Directors in the Merger (page   )

   In considering the recommendation of the Unisource board of directors in favor of the merger and the UGI board of directors in favor of the share issuance, Unisource and UGI stockholders should be aware that members of each company's board of directors and management have interests as a result of the merger in addition to or different from the interests of the company's stockholders generally.

 Directors and Management of the Combined Company following the Merger (page
   )

   Following the merger, the combined company's board of directors will consist of ten directors: five current UGI directors, four current Unisource directors, and James W. Stratton, who currently serves on both boards. Additionally, at least one of the Unisource directors will serve on each of the combined company's board committees. Following the merger, Lon R. Greenberg will serve as chairman, president and chief executive officer of the combined company.

 Regulatory Filings (page   )

   We cannot close the merger until we satisfy the applicable requirements of United States, Canadian and Mexican antitrust laws. We expect to satisfy these regulatory requirements prior to our stockholder meetings.

 Name of the Combined Company

   At the closing of the merger, UGI will change its name. UGI's new name will be mutually agreed upon by UGI and Unisource and will include the word "Unisource" but not the initials "UGI."

 Dissenters' Rights (page   )

   Neither Unisource stockholders nor UGI stockholders have dissenters' rights of appraisal or other rights to demand the fair value of their shares in cash because of the merger.

               Opinion of Unisource's Financial Advisor (page   )

   Donaldson, Lufkin & Jenrette Securities Corporation, Unisource's financial advisor, has delivered a written opinion to the board of directors of Unisource as to the fairness to Unisource stockholders, from a financial point of view, of the exchange ratio set forth in the merger agreement. The full text of the written opinion of Donaldson, Lufkin & Jenrette, dated February 28, 1999, is attached to the back of this document as Annex B-1 and should be read carefully in its entirety. The opinion of Donaldson, Lufkin & Jenrette is directed to the Unisource board of directors and is not a recommendation to any stockholder as to how to vote on the merger.

                  Opinion of UGI's Financial Advisor (page   )

   Merrill Lynch, Pierce, Fenner & Smith Incorporated, UGI's financial advisor, has delivered a written opinion to the board of directors of UGI as to the fairness to UGI, from a financial point of view, of the exchange ratio set forth in the merger agreement. The full text of the written opinion of Merrill Lynch, dated February 28, 1999, is attached to the back of this document as Annex B-2 and should be read carefully in its entirety. The opinion of Merrill Lynch is directed to the UGI board of directors and is not a recommendation to any stockholder as to how to vote on the issuance of the UGI common stock in connection with the merger.

                         Accounting Treatment (page   )

   The merger will be accounted for under the purchase method of accounting. For accounting purposes, Unisource will be the acquiring company and UGI will be the acquired company.

                          Listing of UGI Common Stock

   UGI will list the shares of UGI common stock to be issued in connection with the merger on the New York Stock Exchange and the Philadelphia Stock Exchange.

                       COMPARATIVE PER SHARE INFORMATION

   The table below provides you with historical per share information of UGI and Unisource along with pro forma combined per share information as if the merger had occurred as of October 1, 1997 for the income from continuing operations information and December 31, 1998 for the book value per share information. The table also presents Unisource's equivalent pro forma per share information. See "UGI Selected Historical Consolidated Financial Information," "Unisource Selected Historical Consolidated Financial Information," and "Summary Unaudited Selected Pro Forma Condensed Combined Financial Information of UGI and Unisource" for additional information. The pro forma per share information is intended for informational purposes only and does not purport to represent what the combined entity's results of continuing operations would actually have been had the transaction occurred as of October 1, 1997 or project the results for any future period.

                             UGI     Unisource    UGI and Unisource       Unisource
                          Historical Historical       Combined           Equivalent
                          Per Share  Per Share        Pro Forma           Pro Forma
                             Data       Data      Per Share Data(a)   Per Share Data(b)
                          ---------- ----------   -----------------   -----------------
                                                 (Unaudited)
Three Months Ended
 December 31, 1998
Income from continuing
 operations per share:
  Basic.................    $ 0.55     $ 0.07          $  0.16(c)          $ 0.09
  Diluted...............      0.55       0.07             0.16(c)            0.09
Cash dividends per
 share..................     0.365       0.05           0.1875              0.106
Book value per share (at
 period end)............     11.38       9.97            17.58               9.95

Year Ended September 30,
 1998
Income (loss) from
 continuing operations
 per share:
  Basic.................    $ 1.22     $(3.36)(d)      $ (3.46)(c)(d)      $(1.96)
  Diluted...............      1.22      (3.36)(d)        (3.46)(c)(d)       (1.96)
Cash dividends per
 share..................      1.45       0.80             0.75              0.425
Book value per share (at
 period end)............     11.18       9.94             N.C.               N.C.

--------
N.C.--not computed.
(a) See "Unaudited Pro Forma Condensed Combined Financial Information of UGI and Unisource."
(b) Unisource's pro forma equivalent per share information represents the pro forma combined per share information multiplied by an exchange ratio of 0.566.
(c) Excludes the results of UGI's gas and electric utility operations and energy marketing businesses which will be sold in connection with the merger. In addition, the after-tax proceeds from the sale of these businesses (estimated to be $390 million) and the impact of the potential uses of these proceeds have been excluded from these per share amounts.
(d) The loss per common share for Unisource and the pro forma combined loss per share for the year ended September 30, 1998 include the impact of the following special charges:

                                                   Loss Per Share
                                                 ------------------
                               Pre-Tax After-Tax              Pro
                               Charge   Charge   Historical  Forma
                               ------- --------- ---------- -------
                               (Millions, except per share amounts)
  Charges related to
   streamlining Unisource's
   organizational structure:
    Severance and facility
     closures................. $108.5   $ 69.7    $(1.00)   $(1.07)
    Inventory write-downs
     (included in cost of
     sales)...................   23.0     14.9     (0.22)    (0.23)
  Valuation charge related to
   Unisource's Mexico
   operations.................   70.0     70.0     (1.01)    (1.08)
  Write-off of Unisource's
   capitalized information
   technology development and
   related costs..............  168.0    109.2     (1.60)    (1.68)
  Tax charge associated with
   the sale of a significant
   portion of Unisource's
   U.S.-based grocery supply
   systems business...........     --      5.7     (0.08)    (0.09)
                               ------   ------    -------   -------
  Total....................... $369.5   $269.5    $(3.91)   $(4.15)
                               ======   ======    =======   =======

    UNISOURCE SUMMARY SELECTED HISTORICAL CONSOLIDATED FINANCIAL INFORMATION

   The table below provides you with summary selected historical consolidated financial information of Unisource. Unisource has prepared this information using the consolidated financial statements of Unisource for each of the fiscal years in the five-year period ended September 30, 1998 and for the three-month periods ended December 31, 1997 and 1998. The financial statements for each of the fiscal years in the five-year period ended September 30, 1998 and as of September 30, 1995, 1996, 1997 and 1998 have been audited by Ernst & Young LLP, independent auditors. The balance sheet information as of September 30, 1994 is derived from unaudited financial statements. The financial statements for the three-month periods ended December 31, 1997 and 1998 have not been audited. When you read the summary selected historical consolidated financial information of Unisource, you should consider reading along with it the historical consolidated financial statements and related notes in Unisource's annual and quarterly reports as filed with the Securities and Exchange
Commission. See "Where To Find More Information" on page   .

                                                                              Three Months
                                                                                  Ended
                               Fiscal Year Ended September 30,(1)             December 31,
                          ---------------------------------------------     ---------------------
                            1994     1995      1996     1997     1998         1997         1998
                          -------- --------  -------- -------- --------     --------     --------
                                       (Millions, except per share amounts)
Statement of Income
 Information:
Revenues................  $5,756.5 $6,987.3  $7,022.8 $7,108.4 $7,417.3     $1,869.1     $1,680.5
Cost of goods sold......   4,825.7  5,925.2   5,896.2  5,911.8  6,149.3      1,546.1      1,376.1
Inventory writedown
 (2)....................       --       --        --       --      23.0          --           --
                          -------- --------  -------- -------- --------     --------     --------
Gross profit............     930.8  1,062.1   1,126.6  1,196.6  1,245.0        323.0        304.4
Selling and
 administrative
 expenses...............     782.3    855.8     942.1  1,051.9  1,156.0        286.3        281.1
Special charges (2):
 Information technology
  write-off.............       --       --        --       --     168.0        168.0          --
 Restructuring and
  implementation costs..       --       --       50.0      --     108.5          --           3.0
 Mexico valuation
  charge................       --       --        --       --      70.0          --           --
                          -------- --------  -------- -------- --------     --------     --------
Income (loss) from
 operations.............     148.5    206.3     134.5    144.7   (257.5)      (131.3)        20.3
Interest expense........      26.2     33.6      31.5     41.6     45.5         12.1         11.4
                          -------- --------  -------- -------- --------     --------     --------
Income (loss) before
 income taxes and
 cumulative effect of
 accounting change......     122.3    172.7     103.0    103.1   (303.0)      (143.4)         8.9
Provision (benefit) for
 income taxes...........      47.8     67.5      43.0     44.4    (71.2)       (42.8)         3.8
                          -------- --------  -------- -------- --------     --------     --------
Income (loss) before
 cumulative effect of
 accounting change......      74.5    105.2      60.0     58.7   (231.8)      (100.6)         5.1
Cumulative effect of
 change in method of
 accounting for taxes...      14.0      --        --       --       --           --           --
                          -------- --------  -------- -------- --------     --------     --------
Net income (loss).......  $   88.5 $  105.2  $   60.0 $   58.7 $ (231.8)    $ (100.6)    $    5.1
                          ======== ========  ======== ======== ========     ========     ========
Earnings (loss) per
 share--basic (3).......       --       --        --  $   0.88 $  (3.36)(2) $  (1.47)(2) $   0.07(2)
Earnings (loss) per
 share--diluted (3).....       --       --        --  $   0.87 $  (3.36)(2) $  (1.47)(2) $   0.07(2)
Weighted average shares
 outstanding--basic.....       --       --        --      67.0     68.9         68.6         69.9
Weighted average shares
 outstanding--diluted...       --       --        --      67.6     68.9         68.6         70.0

Balance Sheet
 Information:
Working capital.........  $  549.8 $  815.1  $  750.8 $  667.4 $  446.0     $  679.5      $ 467.2
Total assets............   1,720.0  2,019.0   2,191.7  2,558.8  1,966.7      2,206.8      1,861.8
Total debt..............      75.2     71.0      60.3    806.9    510.0        708.8        504.2
Total stockholders'
 equity.................     353.5    415.9     935.5    984.4    698.4        860.3        699.9

Other Financial
 Information:
EBITDA before special
 charges (4)............  $  181.0 $  239.7  $  224.5 $  191.5 $  170.2     $   50.8     $   36.9
Net cash provided by
 (used in) operating
 activities.............      94.5    (66.6)    205.9    161.1    201.3(5)     (33.6)(5)    (17.9)
Capital expenditures....      33.9     50.1      35.8     25.3     29.7          8.6          2.7
Depreciation and
 amortization...........      32.5     33.4      40.0     46.8     58.2         14.1         13.6
Selling and
 administrative expenses
 (excluding special
 charges) - % of gross
 profit.................      84.0     80.6      83.6     87.9     91.2         88.6         92.3


--------
(1) The financial statements and notes for periods prior to fiscal year 1998 are not strictly comparable to those subsequent to fiscal year 1997 because prior to December 31, 1996, the consolidated financial statements include the assets, liabilities, revenues and expenses of Unisource as a wholly-owned subsidiary of IKON Office Solutions Inc. ("IKON"), and the assets, liabilities, revenues and expenses of certain operations that were contributed to Unisource by IKON on October 1, 1995.

(2) The loss per common share for Unisource for the year ended September 30, 1998 includes the impact of the following special charges:

                                           Pre-Tax      After-Tax     Loss Per
                                           Charge        Charge        Share
                                         -----------  ------------- ------------
                                          (Millions, except per share amounts)
    Charges related to streamlining
     Unisource's organizational
     structure:
      Severance and facility closures... $     108.5   $      69.7  $     (1.00)
      Inventory write-downs (included in
       cost of sales)...................        23.0          14.9        (0.22)
    Valuation charge related to
     Unisource's Mexico operations......        70.0          70.0        (1.01)
    Write-off of Unisource's capitalized
     information technology development
     and related costs..................       168.0         109.2        (1.60)
    Tax charge associated with the sale
     of a significant portion of
     Unisource's U.S.-based grocery
     supply systems business............          --           5.7        (0.08)
                                         -----------   -----------  ------------
    Total............................... $     369.5   $     269.5  $     (3.91)
                                         ===========   ===========  ============

  Special charges include the information technology write off of $168.0 ($109.2 after-tax and $(1.60) per share) for the three months ended December 31, 1997 and implementation costs associated with the restructuring plan of $3.0 ($1.7 after-tax and $(0.03) per share) for the three months ended December 31, 1998. Unisource also recorded a $50.0 restructuring charge, $32.5 after-tax, in 1996.

(3) Historical net income (loss) per share is not presented before fiscal year 1997 since Unisource became a separate publicly-owned company effective December 31, 1996.

(4) EBITDA before special charges represents earnings before interest, income taxes, depreciation, amortization, special charges, inventory writedown and cumulative effect of accounting change. EBITDA before special charges is provided because it is a measure commonly used by analysts and investors to determine a company's ability to incur and service its debt. EBITDA before special charges is not a measurement of financial performance under generally accepted accounting principles and should not be considered an alternative to net income as a measure of performance or to cash flow as a measure of liquidity. EBITDA before special charges is not necessarily comparable with similarly titled measures for other companies.

(5) Excludes $150.0 provided by the sale of accounts receivable under the domestic securitization program.

       UGI SUMMARY SELECTED HISTORICAL CONSOLIDATED FINANCIAL INFORMATION

   The table below provides you with summary selected historical consolidated financial information of UGI. UGI prepared this information using the consolidated financial statements of UGI for each of the fiscal years in the five-year period ended September 30, 1998 and for the three-month periods ended December 31, 1997 and 1998. UGI has derived the consolidated income statement and balance sheet information below as of and for each of the years in the five-year period ended September 30, 1998 from financial statements audited by independent public accountants. UGI has derived the remaining information from unaudited consolidated financial statements. When you read the summary selected historical financial information of UGI, you should consider reading along with it the historical consolidated financial statements and related notes in UGI's annual and quarterly reports as filed with the Securities and Exchange
Commission. See "Where To Find More Information" on page   .

                                                                                Three Months
                                                                                    Ended
                                   Year Ended September 30,                     December 31,
                          --------------------------------------------------  ------------------
                           1994      1995         1996      1997      1998      1997      1998
                          -------  --------     --------  --------  --------  --------  --------
                                      (Millions, except per share amounts)
Income Statement
 Information:
Revenues................  $ 762.2  $  877.6     $1,557.6  $1,642.0  $1,439.7  $  471.2  $  373.7
Gross profit............  $ 379.8  $  438.9     $  670.5  $  703.2  $  683.0  $  203.9  $  192.1
Operating income........  $ 116.4  $   78.3     $  159.7  $  199.9  $  170.2  $   77.6  $   61.5
Interest expense........    (43.3)    (59.3)       (79.5)    (83.1)    (84.4)    (21.4)    (21.2)
Minority interest in
 AmeriGas Partners......      --       19.7         (4.3)    (18.3)     (8.9)    (11.1)     (7.4)
Equity in Petrolane
 (1)....................     (1.0)     (5.3)         --        --        --        --        --
Income tax expense......    (33.4)    (22.7)       (33.6)    (43.6)    (34.4)    (19.6)    (14.5)
Dividends on UGI
 Utilities preferred
 stock..................     (1.3)     (2.8)        (2.8)     (2.8)     (2.2)     (0.7)     (0.4)
                          -------  --------     --------  --------  --------  --------  --------
Income from continuing
 operations.............  $  37.4  $    7.9     $   39.5  $   52.1  $   40.3  $   24.8  $   18.0
Income from discontinued
 operations.............  $   7.6  $    --      $    --   $    --   $    --   $    --   $    --
Net income (loss).......  $  45.0  $   (8.4)(2) $   39.5  $   52.1  $   40.3  $   24.8  $   18.0
Basic earnings (loss)
 per share:
 Continuing operations..  $  1.16  $   0.24     $   1.19  $   1.58  $   1.22  $   0.75  $   0.55
 Discontinued
  operations............  $  0.24  $    --      $    --   $    --   $    --   $    --   $    --
 Net income (loss)......  $  1.40  $  (0.26)(2) $   1.19  $   1.58  $   1.22  $   0.75  $   0.55
Diluted earnings (loss)
 per share:
 Continuing operations..  $  1.16  $   0.24     $   1.19  $   1.57  $   1.22  $   0.75  $   0.55
 Discontinued
  operations............  $  0.23  $    --      $    --   $    --   $    --   $    --   $    --
 Net income (loss)......  $  1.39  $  (0.26)(2) $   1.19  $   1.57  $   1.22  $   0.75  $   0.55
Average shares
 outstanding--basic.....   32.186    32.694       33.058    33.049    32.971    32.927    32.855
Average shares
 outstanding--diluted ..   32.274    32.710       33.142    33.132    33.123    33.081    32.939
Cash dividends declared
 per share..............  $  1.36  $   1.39     $   1.41  $   1.43  $   1.45  $   0.36  $  0.365
Balance Sheet
 Information:
Cash and short-term
 investments............  $  77.4  $  132.7     $   97.1  $  129.4  $  148.4  $  152.5  $  150.7
Total assets............  1,182.2   2,152.3      2,133.0   2,151.7   2,074.6   2,244.0   2,127.5
Capitalization:
 Total debt.............  $ 412.5  $  916.1     $  941.8  $  964.0  $  982.8  $1,038.6  $1,027.3
 Minority interest in
  AmeriGas Partners.....      --      318.9        284.4     266.5     236.5     267.9     234.2
 UGI Utilities preferred
  stock.................     35.2      35.2         35.2      35.2      20.0      35.2      20.0
 Common stockholders'
  equity................    424.3     380.5        377.6     376.1     367.1     393.6     374.1
                          -------  --------     --------  --------  --------  --------  --------
 Total capitalization...  $ 872.0  $1,650.7     $1,639.0  $1,641.8  $1,606.4  $1,735.3  $1,655.6
                          =======  ========     ========  ========  ========  ========  ========
Other Financial
 Information:
EBITDA (3)..............  $ 158.2  $  139.2     $  245.7  $  286.0  $  258.0  $   99.2  $   83.2
Capital expenditures....     50.1      68.8         62.7      68.8      69.2      15.6      16.2

--------
(1) Represents UGI's 35% equity interest in Petrolane Incorporated (Petrolane) prior to UGI's April 19, 1995 acquisition of the approximately 65% of Petrolane common shares outstanding not already owned by UGI. On April 19, 1995, UGI combined the propane distribution businesses of Petrolane and AmeriGas Propane into AmeriGas Partners, L.P.
(2) Includes extraordinary loss from debt restructuring and loss from cumulative effect of change in accounting for postemployment benefits of $(13.2) and $(3.1), or $(0.40) and $(0.10) per share, respectively.
(3) EBITDA (earnings before interest expense, income taxes, depreciation and amortization) should not be considered as an alternative to net income (as an indicator of operating performance) or as an alternative to cash flow (as a measure of liquidity or ability to service debt obligations) and is not a measure of performance or financial condition under generally accepted accounting principles.

                 SUMMARY UNAUDITED PRO FORMA CONDENSED COMBINED
                   FINANCIAL INFORMATION OF UGI AND UNISOURCE

   The following table presents summary unaudited pro forma condensed combined statement of continuing operations information, balance sheet information and other financial information. The information is presented as if the merger had occurred on October 1, 1997 for statement of continuing operations and other financial information and December 31, 1998 for balance sheet information. The statement of continuing operations information below excludes the results of UGI's gas and electric utility operations and its energy marketing businesses which will be sold in connection with the merger. When you read the Summary Unaudited Selected Pro Forma Condensed Combined Financial Information of UGI and Unisource, you should consider reading along with it the "Unaudited Pro Forma Condensed Combined Financial Information of UGI and Unisource" included elsewhere in this Joint Proxy Statement/Prospectus. See "Where To Find More Information" on page .

                                              Year Ended     Three Months Ended
                                          September 30, 1998 December 31, 1998
                                          ------------------ ------------------
                                          (Millions, except per share amounts)
Statement of Continuing Operations
 Information:
Revenues................................       $8,331.7           $1,918.3
Cost of goods sold (a)..................        6,616.1            1,480.6
                                               --------           --------
Gross profit............................        1,715.6              437.7
Selling, general and administrative
 expenses...............................        1,423.1              353.1
Special charges (a).....................          346.5                3.0
Depreciation and amortization...........          119.6               28.7
Other (income), net.....................           (2.3)              (1.1)
                                               --------           --------
Operating income (loss).................         (171.3)              54.0
Interest expense........................         (105.5)             (26.5)
Minority interest in AmeriGas Partners..           (8.9)              (7.4)
                                               --------           --------
Income (loss) from continuing operations
 before income taxes....................         (285.7)              20.1
Income tax (expense) benefit............           61.0               (9.8)
                                               --------           --------
Income (loss) from continuing
 operations.............................       $ (224.7)          $   10.3
                                               ========           ========
Income (loss) from continuing operations
 per share:
  Basic.................................       $  (3.46)          $   0.16
  Diluted...............................       $  (3.46)          $   0.16
Weighted average number of shares:
  Basic.................................           64.9               65.4
  Diluted...............................           64.9               65.4
Cash dividends declared per share (b)...       $   0.75           $ 0.1875
Balance Sheet Information (at period
 end):
Total assets............................            --            $3,814.1
Capitalization:
  Total debt............................            --            $1,311.1
  Minority interest in AmerGas
   Partners.............................            --               234.2
  Common stockholders' equity...........            --             1,160.6
                                                                  --------
  Total capitalization..................            --            $2,705.9
                                                                  ========
Other Financial Information:
Operating income before special
 charges................................       $  198.2           $   57.0
EBITDA before special charges (c).......          317.8               85.7

--------

(a) The pro forma statement of continuing operations information for the year ended September 30, 1998 includes the impact of the following Unisource special charges:

                                                                      Pro Forma
                                                    Pre-Tax After-Tax Loss Per
                                                    Charge   Charge     Share
                                                    ------- --------- ---------
                                                       (Millions, except per
                                                          share amounts)
    Charges related to streamlining Unisource's
     organizational structure:
      Severance and facility closures.............. $108.5   $ 69.7    $(1.07)
      Inventory write-downs (included in cost of
       sales)......................................   23.0     14.9     (0.23)
    Valuation charge related to Unisource's Mexico
     operations....................................   70.0     70.0     (1.08)
    Write-off of Unisource's capitalized
     information technology development and related
     costs.........................................  168.0    109.2     (1.68)
    Tax charge associated with the sale of a
     significant portion of Unisource's U.S.-based
     grocery supply systems business...............     --      5.7     (0.09)
                                                    ------   ------    -------
    Total.......................................... $369.5   $269.5    $(4.15)
                                                    ======   ======    =======

  The three months ended December 31, 1998 include $3.0 of implementation costs ($1.7 after-tax and ($0.03) per share) associated with the restructuring plan.

(b) UGI paid quarterly dividends of $0.365 per share for the fiscal quarters ended September 30, 1998 and December 31, 1998 and $0.36 per share for the fiscal quarters ended December 31, 1997, March 31, 1998 and June 30, 1998. Unisource paid quarterly dividends of $0.05 per share for the fiscal quarter ended December 31, 1998 and $0.20 per share for the fiscal quarters ended December 31, 1997, March 31, 1998, June 30, 1998 and September 30, 1998.
(c) EBITDA before special charges (earnings before interest expense, income taxes, depreciation, amortization and special charges) should not be considered as an alternative to net income (as an indicator of operating performance) or as an alternative to cash flow (as a measure of liquidity or ability to service debt obligations) and is not a measure of performance or financial condition under generally accepted accounting principles.

                   COMPARATIVE MARKET PRICE AND DIVIDEND DATA
UGI

   The common stock of UGI is listed and traded on the New York Stock Exchange ("NYSE") and the Philadelphia Stock Exchange under the symbol "UGI." The following table sets forth, for the fiscal quarters indicated, the high and low sales prices per share of UGI common stock as reported on the NYSE, based on published financial sources, and the dividends paid on such shares, for the periods indicated.

                           High and Low Sales Prices

     Fiscal Year                                        High     Low   Dividends
     -----------                                       ------- ------- ---------
     1999
     Second Quarter (through March 24, 1999).......... $24.375 $15.000  $0.365
     First Quarter.................................... $25.750 $21.625  $0.365
     1998
     Fourth Quarter................................... $25.813 $20.500  $0.365
     Third Quarter.................................... $28.750 $23.750  $0.360
     Second Quarter................................... $29.750 $27.000  $0.360
     First Quarter.................................... $30.125 $25.125  $0.360
     1997
     Fourth Quarter................................... $28.000 $22.125  $0.360
     Third Quarter.................................... $24.375 $21.625  $0.355
     Second Quarter................................... $25.375 $21.750  $0.355
     First Quarter.................................... $24.125 $20.875  $0.355

Unisource

   The common stock of Unisource is listed and traded on the NYSE, the Philadelphia Stock Exchange and the Chicago Stock Exchange under the symbol "UWW." The following table sets forth, for the fiscal quarters indicated, the high and low closing sale prices per share of Unisource common stock as reported on the NYSE, based on published financial sources, and the dividends paid on such shares, for the periods indicated.

                              Closing Sales Price

     Fiscal Year                                        High     Low   Dividends
     -----------                                       ------- ------- ---------
     1999
     Second Quarter (through March 24, 1999).......... $12.000 $ 6.375   $0.05
     First Quarter.................................... $10.125 $ 6.250   $0.05
     1998
     Fourth Quarter................................... $11.500 $ 5.625   $0.20
     Third Quarter.................................... $14.188 $10.500   $0.20
     Second Quarter................................... $15.938 $12.125   $0.20
     First Quarter.................................... $20.125 $13.625   $0.20
     1997
     Fourth Quarter................................... $19.750 $16.438   $0.20
     Third Quarter.................................... $17.750 $13.750   $0.20
     Second Quarter................................... $22.625 $15.375   $0.20
     First Quarter.................................... $22.125 $18.625     --

   On February 26, 1999, the last trading day immediately preceding the public announcement of the proposed merger, the closing sales prices on the NYSE per share of Unisource common stock and UGI common stock were $7.00 and $20.31,
respectively. On       , 1999, the last trading day prior to the printing of
this Joint Proxy Statement/Prospectus, the closing sales prices on the NYSE per
share of Unisource common stock and UGI common stock were $    and $   ,
respectively.

   Because the market price of UGI common stock is subject to fluctuation, the market value of the shares of UGI common stock that holders of shares of Unisource common stock will receive in connection with the merger will vary before the proposed merger is closed. Stockholders are encouraged to obtain current quotations for shares of UGI common stock and Unisource common stock.

   In connection with the merger, the board of directors of UGI has decided to reduce the combined company's annual dividend to $0.75 from $1.46. The new dividend will be effective for dividends declared after the closing of the merger.

                                  RISK FACTORS

   In evaluating the merger and the merger agreement, stockholders should take into account the following risks, as well as other risks included in "Disclosure Regarding Forward-Looking Statements" or elsewhere in this Joint Proxy Statement/Prospectus or incorporated by reference in this Joint Proxy Statement/Prospectus:

Fixed Exchange Ratio Despite Changes in Our Respective Stock Prices

   The ratio at which Unisource common stock will be exchanged for UGI common stock is fixed and will not be adjusted as a result of any increase or decrease in the price of either UGI common stock or Unisource common stock. The price of UGI common stock at the time the merger is completed may be higher or lower than its price on the date of this Joint Proxy Statement/Prospectus or on the date of the special meetings of stockholders. Changes in the business, operations or prospects of UGI or Unisource, regulatory considerations, general market and economic conditions, and other factors may affect the prices of UGI common stock, Unisource common stock or both. Most of those factors are beyond our control. Because the merger will be completed only after all the conditions to the merger are satisfied, including the holding of the special meetings of our stockholders, there is no way to be sure that the price of UGI common stock or Unisource common stock on the date of the special meetings will be the same as its price at the time the merger is completed. You are encouraged to obtain current market quotations for both UGI common stock and Unisource common stock.

Expected Benefits of the Merger Depend on Certain Assumptions

   The benefits to stockholders after the merger are based on the assumption, among others, that the merger will increase UGI's earnings per share and provide Unisource stockholders with a higher dividend. These benefits are dependent, in part, on the combined company's ability to achieve the expected results of Unisource's on-going restructuring plan by successfully managing its operations, as well as UGI's ability to sell UGI Utilities on favorable terms and successfully implement a share repurchase program. If we are unsuccessful in these efforts, stockholders may not realize the expected benefits of the merger.

Ability to Refinance Unisource's Credit Facility

   Unisource currently has a $725,000,000 revolving credit facility with a group of lenders led by The Chase Manhattan Bank and The Toronto-Dominion Bank, of which approximately $465,000,000 was outstanding on February 28, 1999. The credit facility will terminate at the closing of the merger and Unisource will be required to repay all outstanding loans under the facility on that date. We intend to request a waiver from the lenders under the credit facility to allow the facility to remain in place after the merger or to refinance the facility simultaneously with the closing of the merger. There is no assurance that we will be able to obtain a waiver to extend Unisource's existing facility or to refinance the facility on favorable terms or at all.

Ability to Sell UGI Utilities on Favorable Terms

   UGI expects to sell UGI Utilities in connection with the merger and to use the proceeds from the sale to retire debt, pursue investments with greater growth opportunities or further expand its core distribution businesses. Any such sale will require the approval of the Pennsylvania Public Utility Commission, which regulates UGI Utilities. We cannot predict the price at which UGI Utilities may be sold or if UGI will be able to obtain the necessary approvals to sell UGI Utilities on acceptable terms. As a result, UGI may not receive the proceeds it expects from the sale or may not be able to complete the sale as expected.

                DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

   The information in this Joint Proxy Statement/Prospectus about expected financial results and future events is forward-looking, based on our estimates and assumptions and subject to risks and uncertainties. For those statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

   In addition to the risk factors described in the preceding section, the following important factors could affect the future results of the combined company causing the results to differ materially from those expressed in our forward-looking statements:

  . delays, difficulties or increased costs associated with the implementation of Unisource's restructuring plan;

  . adverse weather conditions resulting in reduced demand for propane;

  . price volatility and the availability of propane, and the capacity to transport product to market areas;

  . changes or volatility in pulp and paper prices;

  . changes in laws and regulations, including those relating to safety, tax, environmental and accounting matters;

  . competitive pressures from the same and alternative energy sources;

  . increased competition from other participants or reduced demand from customers in the paper, packaging and maintenance supply markets;

  . liability for environmental claims;

  . improvements in energy efficiency and technology resulting in reduced demand;

  . labor relations;

  . a significant delay in completing the sale of UGI Utilities;

  . the success of UGI in completing its repurchase program of up to 6.6 million shares;

  . large customer defaults;

  . operating hazards and risks incidental to generating and distributing electricity and transporting, storing and distributing propane and natural gas, including the risk of explosions and fires resulting in personal injury and property damage;

  . the success of UGI, AmeriGas Partners and Unisource and their suppliers and customers in achieving Year 2000 compliance and, in the case of Unisource, in consolidating its information technology systems;

  . economic and political conditions, on a national or regional basis;

  . interest rate fluctuations and other capital market conditions, including foreign currency rate fluctuations; and

  . reduced distributions from subsidiaries.

   These factors and the risk factors described in the preceding section are not necessarily all of the important facts that could cause actual results to differ materially from those expressed in any of our forward-looking statements. Other unknown or unpredictable factors could also have material adverse effects on our future results. We undertake no obligation to update publicly any forward-looking statement, whether as a result of new information or future events.

                           UNISOURCE SPECIAL MEETING

Purpose of the Unisource Special Meeting

   At the Unisource special meeting to be held at 10:00 a.m. on   , 1999 at
Unisource Worldwide, Inc., 1100 Cassatt Road, Berwyn, Pennsylvania, Unisource stockholders will consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger, dated as of February 28, 1999, among Unisource, UGI and Vulcan Acquisition Corp.

   The board of directors of Unisource has approved the merger and the merger agreement and recommends that Unisource stockholders vote "FOR" approval and adoption of the merger agreement. See "Recommendation of the Board of Directors
of Unisource and Reasons of Unisource for the Merger" beginning on page    for
additional information on the recommendation of the Unisource board of directors.

Solicitation of Proxies

   The solicitation of the enclosed proxy is made on behalf of the board of directors of Unisource. The expenses of the solicitation of proxies, including preparing, handling, printing and mailing the proxy soliciting materials, will be borne by Unisource. Solicitation will be made by mail, by electronic telecommunications or in person. Unisource has retained the services of ChaseMellon Shareholder Services to assist in the solicitation of proxies for a fee of $9,000 plus out-of-pocket expenses. In soliciting proxies, management of Unisource may also use the services of its directors, officers and employees, who will not receive any additional compensation for such services but who will be reimbursed for their out-of-pocket expenses. In addition, directors, officers and employees of UGI may assist Unisource in soliciting proxies, but will not receive any compensation for it. Unisource will reimburse banks, brokers, nominees, custodians and fiduciaries for their expenses in forwarding copies of the proxy soliciting materials to the beneficial owners of the stock held of record by such persons and in requesting authority for the execution of proxies.

Record Date; Voting Rights

   Only holders of record of shares of Unisource common stock on       , 1999
are entitled to notice of and to vote at the Unisource special meeting.

   As of the Unisource record date, there were      outstanding shares of
Unisource common stock held by approximately      holders of record. Each
holder is entitled to one vote per share on any matter brought before the Unisource special meeting. All shares of Unisource common stock represented by properly executed proxies will be voted in accordance with the instructions indicated in such proxies unless such proxies have been previously revoked. If no instructions are indicated, such shares of Unisource common stock will be voted in favor of adoption of the merger agreement.

   Unisource is not proposing any matters other than adoption of the merger agreement to come before the Unisource special meeting, and Unisource has not received notice of other proposals to be considered at the meeting. However, if any other matters incidental to adoption of the merger agreement or conduct of the meeting are properly presented for action at the Unisource special meeting, including a motion to adjourn the meeting to another time or place, the persons named in the enclosed form of proxy will have the discretion to vote on such matters in accordance with their best judgment, unless such authorization is withheld by notation on the proxy. However, no proxy which is voted against the proposal to adopt the merger agreement will be voted in favor of any adjournment of the Unisource special meeting and such discretionary authority will only be exercised to the extent permitted by applicable federal and state securities and corporate law.

Proxies

   Unisource stockholders can vote by mailing a completed and signed proxy card
to     . Unisource stockholders can change their vote prior to the Unisource special meeting by mailing a later dated signed proxy card to the same address. A stockholder who has given a proxy may revoke it at any time prior to its exercise by signing and returning a later dated proxy or by voting in person at the Unisource special meeting. However, mere attendance at the Unisource special meeting will not, in and of itself, have the effect of revoking the proxy.

Required Vote

   The affirmative vote of the holders of a majority of the outstanding shares of Unisource common stock is required to adopt the merger agreement. Accordingly, abstentions and "broker non-votes" will have the effect of a vote against the merger. "Broker non-votes" are shares held by brokers or nominees which are represented at a meeting but as to which the broker or nominee is not empowered to vote on a particular proposal. Failure to vote will have the effect of a vote against the merger.

Quorum

   The presence in person or by proxy of holders of a majority of the shares of Unisource common stock entitled to vote is necessary to constitute a quorum for the transaction of business at the Unisource special meeting. Abstentions and "broker non-votes" are counted for purposes of determining whether there is a quorum at the Unisource special meeting.

Other Information

   On       , the executive officers and directors of Unisource, including
their affiliates, had voting power with respect to an aggregate of      shares
of Unisource common stock, or approximately   % of the shares of Unisource
common stock then outstanding. Unisource currently expects that these directors, officers and their affiliates will vote all of such shares in favor of the approval and adoption of the merger agreement.

                              UGI SPECIAL MEETING

Purpose of the UGI Special Meeting

   At the UGI special meeting to be held at        on      , 1999 at UGI
Corporation, 460 North Gulph Road, King of Prussia, Pennsylvania, UGI stockholders will consider and vote upon a proposal to approve the issuance of shares of UGI common stock in connection with the merger contemplated by the Agreement and Plan of Merger, dated as of February 28, 1999, among Unisource, UGI and Vulcan Acquisition Corp.

   The board of directors of UGI has approved the merger and the merger agreement and recommends that UGI stockholders vote "FOR" the issuance of UGI common stock in the merger. See "Recommendation of the Board of Directors of
UGI and Reasons of UGI for the Merger" beginning on page    for additional
information on the recommendation of the UGI board of directors.

Solicitation of Proxies

   The solicitation of the enclosed proxy is made on behalf of the board of directors of UGI. The expenses of the solicitation of proxies, including preparing, handling, printing and mailing the proxy soliciting materials, will be borne by UGI. Solicitation will be made by mail, by electronic telecommunications or in person. UGI has retained the services of MacKenzie Partners, Inc. to assist in the solicitation of proxies for a fee of $12,500 plus out-of-pocket expenses. In soliciting proxies, management of UGI may also use the services of its directors, officers and employees, who will not receive any additional compensation for such services but who will be reimbursed for their out-of-pocket expenses. In addition, directors, officers and employees of Unisource may assist UGI in soliciting proxies, but will not receive any compensation for it. UGI will reimburse banks, brokers, nominees, custodians and fiduciaries for their expenses in forwarding copies of the proxy soliciting materials to the beneficial owners of the stock held of record by such persons and in requesting authority for the execution of proxies.

Record Date; Voting Rights

   Only holders of record of shares of UGI common stock on      , 1999 are
entitled to notice of and to vote at the UGI special meeting.

   As of the UGI record date, there were            outstanding shares of UGI
common stock held by approximately               holders of record. Each holder
is entitled to one vote per share on any matter brought before the UGI special meeting. All shares of UGI common stock represented by properly executed proxies will be voted in accordance with the instructions indicated in such proxies, unless such proxies have been previously revoked. If no instructions are indicated, such shares of UGI common stock will be voted in favor of approval of the issuance of UGI common stock in connection with the merger.

   UGI is not proposing any matters other than approval of the issuance of UGI common stock to come before the UGI special meeting, and UGI has not received notice of other proposals to be considered at the meeting. However, if any other matters incidental to the approval of the issuance of UGI common stock or conduct of the meeting are properly presented for action at the UGI special meeting, including a motion to adjourn the meeting to another time or place, the persons named in the enclosed form of proxy will have the discretion to vote on such matters in accordance with their best judgment, unless such authorization is withheld by notation on the proxy. However, no proxy which is voted against the proposal to approve the issuance of shares of UGI common stock in connection with the merger will be voted in favor of any adjournment of the UGI special meeting and such discretionary authority will only be exercised to the extent permitted by applicable federal and state securities and corporate law.

Proxies

   UGI stockholders can vote by mailing a completed and signed proxy card to
                . UGI stockholders can change their vote prior to the UGI special meeting by mailing a later dated signed proxy card to the same address. A stockholder who has given a proxy may revoke it at any time prior to its exercise. To do so you must give written notice to the corporate secretary and mail a later dated proxy or vote in person at the UGI special meeting. However, mere attendance at the UGI special meeting will not, in and of itself, have the effect of revoking the proxy.

Required Vote

   Under the rules of the NYSE, the approval of the issuance of the shares of UGI common stock in connection with the merger requires the affirmative vote of a majority of votes cast on the proposal, provided that the total number of votes cast on the proposal represents a majority of the outstanding shares of UGI common stock. Under NYSE requirements, abstentions are counted as votes cast and, accordingly, will have the effect of a vote against the share issuance. However, "broker non-votes" are not counted as votes cast and, accordingly, will have the effect of a vote against the share issuance only if, as a result of excluding such broker non-votes, a majority of the outstanding shares of UGI common stock would not have voted on the share issuance. Failure to return a signed proxy card or to attend the UGI special meeting and vote in person will have the effect of a vote against the share issuance only if, as a result of the exclusion of the shares not voted, a quorum for the transaction of business at the UGI special meeting would not be present.

Quorum

   The presence in person or by proxy of holders of a majority of the shares of UGI common stock entitled to vote is necessary to constitute a quorum for the transaction of business at the UGI special meeting. Abstentions and "broker non-votes" are counted for purposes of determining whether there is a quorum at the UGI special meeting.

Other Information

   On                 , the executive officers and directors of UGI, including
their affiliates, had voting power with respect to an aggregate of
shares of UGI common stock, or approximately    % of the shares of UGI common
stock then outstanding. UGI currently expects that these directors and officers and their affiliates will vote all of such shares in favor of the issuance of the shares of UGI common stock in connection with the merger.

                           THE PARTIES TO THE MERGER

Unisource Worldwide, Inc.

   Unisource Worldwide, Inc., a Delaware corporation, is the leading distributor of printing and imaging paper and supply systems in North America. Prior to December 31, 1996, Unisource was owned by Alco Standard Corporation, now known as IKON Office Solutions, Inc. On December 31, 1996, Unisource was spun off from Alco and became a separate public company. In fiscal year 1998, Unisource generated $7.4 billion in revenues and $170.2 million in earnings before interest, income taxes, depreciation, amortization, special charges and an inventory writedown.

   Unisource's primary businesses are:

   Printing and Imaging. This business involves marketing and distributing high-quality printing, writing and copying papers to printers, publishers, business forms manufacturers and direct mail firms, as well as to corporate and retail copy centers, in-plant print facilities, government institutions and other paper-intensive businesses. These products are used in catalogs, brochures, advertising supplements, annual reports, business forms and other publications. Unisource has a leading position in the North American printing and imaging market with an estimated 18% share in the U.S. and a 42% share in Canada. Fiscal year 1998 revenues for Printing and Imaging were $4.7 billion.

   Supply Systems. This business is comprised of packaging and maintenance supplies. Unisource has a leading share of the highly fragmented North American supply systems market with an estimated 8% share in the U.S. and 12% share in Canada. Fiscal year 1998 revenues for Supply Systems were $2.7 billion.

  . Packaging. Unisource's packaging business provides a wide array of packaging products, equipment and services to a broad base of customers, including general manufacturers, food processors and commercial printers.

  . Maintenance Supplies. Unisource distributes a comprehensive line of top-quality towels, tissues and cleaning supplies and equipment to a broad variety of customers, including general manufacturers, food processors and building service contractors.

UGI Corporation

   UGI Corporation is a holding company that operates propane distribution, natural gas and electric utility and energy marketing businesses through subsidiaries.

   UGI's majority-owned subsidiary AmeriGas Partners, L.P., a Delaware limited partnership, conducts the nation's largest retail propane distribution business through its 98.99% owned subsidiary, AmeriGas Propane, L.P. UGI has been in the retail propane distribution business for 40 years, operating through various subsidiaries. AmeriGas Partners' sole general partner is UGI's wholly-owned subsidiary, AmeriGas Propane, Inc. The common units of AmeriGas Partners, which represent limited partner interests, are traded on the New York Stock Exchange under the symbol "APU." UGI has a 58.6% combined ownership interest in AmeriGas Partners and AmeriGas Propane, L.P. Fiscal year 1998 revenues for AmeriGas Partners were $914 million.

   UGI's wholly-owned subsidiary UGI Utilities, Inc. owns and operates a natural gas distribution utility and an electric generation and distribution utility in eastern Pennsylvania. UGI Utilities is the successor to a business founded in 1882. UGI Utilities supplies 258,000 natural gas customers and 61,000 electric customers. UGI's wholly-owned subsidiary, UGI Energy Services, Inc., conducts an energy marketing business with fiscal year 1998 revenues of $103 million. In connection with the merger, UGI intends to sell UGI Utilities and UGI Energy Services, Inc. because it believes it is in the best interests of stockholders to redeploy its assets from lower growth utility operations to higher growth distribution businesses.

   UGI Enterprises Inc., another wholly-owned subsidiary, is currently engaged in two international propane-related joint ventures through subsidiaries. Black Sea LPG, L.P. is developing an energy import and distribution business in Romania. ChinaGas Partners, L.P. is developing an integrated propane import, storage and distribution business in China. UGI's subsidiary Hearth USA, Inc. is currently developing a retail business selling hearth products, spas, grills and patio accessories, with the first Hearth USA(TM) superstore scheduled to open in the Summer of 1999.

   UGI was incorporated in Pennsylvania in 1991 as part of the reorganization of UGI Utilities into a holding company. UGI is not subject to regulation by the Pennsylvania Public Utility Commission. It is also exempt from registration as a holding company and not otherwise subject to the Public Utility Holding Company Act of 1935, except for Section 9(a)(2), which regulates the acquisition of voting securities of an electric or gas utility company.

Vulcan Acquisition Corp.

   Vulcan Acquisition Corp. is a direct, wholly-owned subsidiary of UGI that was incorporated in February 1999 in the State of Delaware for the purpose of consummating the merger. Vulcan Acquisition Corp. has conducted no operations other than those related to the transactions contemplated by the merger agreement.

                                   THE MERGER

   Portions of this section of this document as well as the section entitled "The Merger Agreement" describe the material aspects of the proposed merger. These discussions are qualified in their entirety by reference to the merger agreement, which is attached as Annex A to this document. You should read the merger agreement in its entirety because it is the legal document that governs the merger.

Background of the Merger

   In fiscal year 1998, Unisource announced an extensive restructuring program designed to improve service to customers, decrease costs, increase financial flexibility and grow profitable market segments. The objective of the restructuring was to create an efficient "hub and spoke" distribution network; centralize procurement, marketing and other support functions; integrate previously-acquired companies; create a common information technology system across the company; and substantially reduce operating and administrative costs. While Unisource has made significant progress in its restructuring program, there is still a great deal of work to be done in order to fully realize the planned restructuring benefits.

   UGI had recently completed a successful restructuring of its largest operating subsidiary, AmeriGas Partners. That restructuring included many of the same elements that Unisource sought to accomplish in its own restructuring--including integration of a major acquisition; substantial reduction of operating and administrative costs; implementation of improvements in procurement and logistics; and design and installation of new information technology to support the restructured organization.

   At the same time, UGI was considering its strategies for the future. As part of that evaluation, UGI was reviewing the role of its utility subsidiary within its strategic plan and examining whether its stockholders would be better served by redeploying the capital currently invested in UGI Utilities into higher-growth businesses. Although UGI believes that UGI Utilities has performed well in terms of total return on investment, the utility industry has been highly regulated and UGI believes it presents only limited opportunities for growth. As deregulation of many aspects of the industry evolved, UGI focused on its place in a newly deregulated environment and recognized that the ability of a mid-sized utility, such as UGI Utilities, to maintain its high level of financial performance was less certain.

   As the UGI and Unisource boards of directors each reviewed strategic possibilities during the fall of 1998, James W. Stratton, a director of both UGI and Unisource, noted the similarity of issues being faced by Unisource and AmeriGas. He raised the idea to the UGI board of directors that a discussion of strategic issues by representatives of both companies would be mutually beneficial.

   On December 14, 1998, Richard C. Gozon, executive vice president of Weyerhaeuser Company and a director of UGI, met with Ray B. Mundt, chairman and chief executive officer of Unisource, to discuss a number of matters between Weyerhaeuser and Unisource. During that discussion, the two executives also explored potential business opportunities between UGI and Unisource.

   On December 15, 1998, at UGI's regular board of directors meeting, Lon R. Greenberg, chairman, president and chief executive officer of UGI, advised the UGI directors that he would seek to meet with Mr. Mundt to discuss a variety of strategic issues faced by UGI and Unisource.

   On December 22, 1998, Mr. Greenberg and Mr. Mundt met to discuss strategic issues confronting UGI and Unisource, including a possible business combination between the two companies. Both chief executive officers were encouraged by the similarity of the views they held about the distribution industry, the strategic directions open to their companies and the potential for a mutually beneficial alliance of some kind and decided to continue discussions.

   Later in December 1998, UGI asked Merrill Lynch, Pierce, Fenner & Smith Incorporated to advise it about the feasibility of some form of business combination or other coordinated activity between UGI and Unisource.

   In early January 1999, Mr. Greenberg and Mr. Mundt had several additional conversations regarding the possibility of exploring a business combination of UGI and Unisource.

   In the middle of January 1999, Unisource retained Donaldson, Lufkin & Jenrette to serve as its financial advisor in connection with a possible combination of UGI and Unisource.

   On January 22, 1999, representatives of Unisource and UGI met along with their respective financial advisors. Mr. Mundt attended the meeting with Richard H. Bogan, president and chief financial officer of Unisource, Thomas A. Decker, senior vice president, general counsel and secretary of Unisource, and Kenneth F. Vuylsteke, senior vice president--sales of Unisource. Mr. Greenberg attended the meeting with Anthony J. Mendicino, vice president--finance and chief financial officer of UGI, Michael J. Cuzzolina, vice president-- accounting and financial control of UGI, and Robert W. Krick, treasurer of UGI. At the meeting, each side presented summary information concerning its own company. The Unisource and UGI executives then considered the potential for a merger or business combination. As a result of the meeting, UGI and Unisource executed a confidentiality agreement. Thereafter, the two parties and their respective financial advisors began to exchange information and commenced the parties' business and financial due diligence investigations.

   On January 26, 1999, at a regularly scheduled meeting, the UGI board of directors had an extensive discussion of a possible merger or other business combination with Unisource. As a result of this meeting, the UGI board authorized UGI's management to engage in further due diligence investigations and discussions with Unisource.

   On January 27, 1999, at a regularly scheduled meeting, the Unisource board of directors engaged in a comprehensive discussion of a possible merger with UGI. At this meeting, Unisource management made a presentation to its board of directors regarding the potential merger transaction with UGI, including a review of the strategic rationale for the merger as well as information regarding UGI. As a result of this meeting, the Unisource board of directors authorized Unisource management to engage in a further due diligence investigation and discussions with UGI.

   On February 1, 1999, representatives of Unisource and UGI met along with their respective financial advisors. Mr. Mundt, Mr. Bogan, Mr. Decker and Mr. Vuylsteke attended the meeting with Hugh G. Moulton, executive vice president and chief administrative officer of Unisource, and George D. Timchal, senior vice president--procurement of Unisource. Mr. Mendicino, Mr. Cuzzolina and Mr. Krick attended the meeting with Martha B. Lindsay, vice president-finance and chief financial officer of AmeriGas Propane, Inc., the general partner of AmeriGas Partners, and R. Paul Grady, vice president--sales & operations of AmeriGas Propane. At this meeting, the representatives of UGI and AmeriGas Propane made a presentation to the Unisource representatives on the financial condition and business outlook of the AmeriGas business and reviewed the successful restructuring of UGI's propane business by the management of AmeriGas Propane.

   During early February 1999, Mr. Mundt and Mr. Greenberg met a number of times to discuss the possible merger. During these meetings, the two chief executive officers began to discuss the specific terms of a merger.

   On February 10, 1999, representatives of UGI, Unisource, Donaldson, Lufkin & Jenrette and Merrill Lynch met to continue their business and financial due diligence investigations. These investigations continued throughout February.

   On February 15, 1999, Weil, Gotshal and Manges LLP, UGI's legal counsel, distributed a first draft of the merger agreement to Unisource and Davis Polk & Wardwell, Unisource's legal counsel. Over the next two weeks, representatives of UGI and Unisource, including Messrs. Greenberg and Mundt, and their respective legal counsel negotiated the terms of the merger agreement.

   On February 16, 1999, representatives of UGI, Unisource, Merrill Lynch, Donaldson, Lufkin & Jenrette, Weil, Gotshal & Manges and Davis Polk & Wardwell participated in a conference call during which the parties discussed continuing business and legal due diligence investigations and a schedule for moving forward with a potential merger transaction.

   On February 17, 1999, Unisource held a telephonic meeting of its board of directors. At the meeting, Unisource management updated the directors on the status of the merger negotiations with UGI and the continuing business and legal due diligence investigation. Based on this update, the Unisource board of directors authorized Unisource management to continue the merger negotiations and due diligence investigation.

   On February 22, 1999, UGI held a meeting of its board of directors. At the meeting:

  . UGI management updated the directors on the status of merger negotiations with Unisource, discussed the potential sale of UGI's utility operations and considered the need for a dividend reduction and share repurchase program in connection with the proposed merger;

  . UGI management made a presentation to the board of directors regarding the proposed merger transaction with Unisource, including the strategic rationale for the proposed merger and other information regarding Unisource and its restructuring efforts;

  . representatives of Merrill Lynch reviewed certain financial aspects of the proposed merger, including the potential consequences of a dividend reduction and share repurchase program; and

  . representatives of Weil, Gotshal & Manges reviewed the duties and responsibilities of the board of directors in connection with its consideration of the proposed merger.

   The UGI directors then discussed the proposed merger and associated transactions, including the sale of UGI's utility operations, the dividend reduction and the share repurchase program. The UGI board of directors took no formal action but authorized UGI management to continue merger negotiations with Unisource.

   During the week following the UGI board meeting, the parties continued to negotiate the terms of a definitive merger agreement and to exchange due diligence information. Representatives of UGI and its counsel also engaged in discussions with representatives of Merrill Lynch Capital Corporation concerning the provision of a $100 million credit arrangement to fund UGI's possible share repurchase program.

   On February 26, 1999, Mr. Mendicino, Mr. Bogan, Kathleen M. Burns, vice president and treasurer of Unisource, and representatives of Merrill Lynch and Donaldson, Lufkin & Jenrette met with representatives of several lenders who are parties to Unisource's credit agreement. At the meeting, Mr. Bogan and Mr. Mendicino introduced the subject of the proposed merger in anticipation of a conference call with the full bank group on March 1, 1999. The meeting was intended to facilitate a request by Unisource and UGI to obtain the bank group's waiver of the change of control provision of the credit agreement which would be triggered by the proposed combination of UGI and Unisource and to relieve Unisource of its obligations to use best efforts to issue debt or equity in the aggregate amount of $225 million by March 31, 1999. Unisource and the bank group subsequently executed an amendment to the credit agreement extending the March 31, 1999 deadline to the earlier of September 30, 1999 or 90 days after the termination of the merger agreement and providing that the credit agreement would terminate upon completion of the merger. See "Risk Factors," p. .

   On the evening of February 26, 1999, Mr. Greenberg and Mr. Mundt met and agreed on an exchange ratio for the merger of 0.566 UGI shares for each share of Unisource common stock. Over the next two days, representatives of UGI and Unisource and their respective legal counsel finalized the merger agreement.

   On February 28, 1999, the Unisource board of directors met to consider the merger. At the meeting:

  . Unisource management and representatives of Davis Polk & Wardwell reviewed the final terms of the merger agreement and updated the board of directors on the negotiations between UGI and Unisource since their prior meeting;

  . representatives of Davis Polk & Wardwell reviewed the duties and responsibilities of the board of directors in connection with its consideration of the proposed merger; and

  . representatives of Donaldson, Lufkin & Jenrette reviewed the financial terms of the transaction and rendered their opinion, that, as of such date, the exchange ratio in the merger agreement was fair, from a financial point of view, to Unisource stockholders.

   After further discussion, the Unisource board of directors unanimously (with the one director who is also a UGI director absent):

  . approved the merger and the merger agreement and authorized the execution of the merger agreement; and

  . authorized submission of the merger agreement to Unisource stockholders for their adoption.

   Later on February 28, 1999, the UGI board of directors met to consider the merger. At the meeting:

  . UGI management and representatives of Weil, Gotshal & Manges reviewed the final terms of the merger agreement and updated the board on the negotiations between UGI and Unisource since its prior meeting;

  . UGI management sought approval to repurchase up to 6.6 million shares of UGI common stock and to enter into a credit facility with Merrill Lynch Capital to partially fund the repurchases; and

  . Merrill Lynch representatives reviewed the financial terms of the transaction and delivered the oral opinion of Merrill Lynch, subsequently confirmed in writing as of such date, to the effect that, as of such date, the exchange ratio in the merger agreement was fair, from a financial point of view, to UGI.

   After further discussion, the UGI board of directors unanimously (with one director who is also a Unisource director abstaining):

  . approved the merger and authorized the execution of the merger agreement;

  . authorized submission of the share issuance proposal to UGI stockholders for their approval;

  . authorized UGI management to purchase up to 6.6 million shares of UGI common stock;

  . authorized the $100 million credit facility with Merrill Lynch Capital;

  . authorized management to seek purchasers for UGI's utility operation and energy marketing business in connection with the merger; and

  . authorized the reduction of UGI's annual dividend to $0.75 from $1.46, effective after completion of the merger.

   On the evening of February 28, 1999, UGI and Unisource executed the merger agreement.

Recommendation of the Board of Directors of Unisource and Reasons of Unisource for the Merger

   At a meeting of the Unisource board of directors held on February 28, 1999, after careful consideration, the Unisource board of directors:

  . determined that the merger is fair and in the best interests of Unisource and its stockholders;

  . approved the merger and merger agreement; and

  . recommended that the Unisource stockholders adopt the merger agreement.

   The Unisource board of directors believes the merger will:

  . Increase the dividend rate to current stockholders;

  . Strengthen its balance sheet and increase its financial flexibility;

  . Provide smooth management succession through an identified, proven leader with successful restructuring experience;

  . Increase its earnings potential and generate cash flow to support greater growth opportunities;

  . Make the best use of operational strengths and management expertise in distribution and logistics to benefit customers and suppliers of both companies; and

  . Combine best practices in distribution, customer service and information systems to improve service and reduce costs.

   In reaching its decision to approve the merger and the merger agreement and recommend that stockholders adopt the merger agreement, the Unisource board of directors considered a number of factors, including the following:

  . The value of the shares of UGI common stock to be received in the merger for each share of Unisource common stock represented a premium of approximately 65% for the Unisource stockholders, based on each stock's respective closing price on February 26, 1999, the last trading day prior to the execution of the merger agreement.

  . The merger is expected to be tax-free to both UGI and Unisource stockholders, except with respect to cash received by Unisource stockholders in lieu of fractional shares.

  . The financial and other analyses presented by Donaldson, Lufkin &
    Jenrette, including their opinion delivered to the Unisource board of directors at its meeting on February 28, 1999 that, as of such date, the exchange ratio was fair to Unisource stockholders from a financial point of view. See "Opinion of Unisource's Financial Advisor" below.

  . The results of Unisource's due diligence investigation of UGI and other information concerning the business, assets, capital structure, financial performance and prospects of Unisource and UGI.

  . Lon R. Greenberg, UGI's current chairman, president and chief executive officer, will be the chairman, president and chief executive officer of the combined company.

  . The corporate cultures of UGI and Unisource are similar.

  . Based upon the number of shares of UGI and Unisource common stock outstanding on February 28, 1999, the common stockholders of Unisource
    immediately prior to the merger would hold approximately   % of the total
    shares of UGI common stock outstanding immediately after the merger.

  . The number of shares of UGI common stock to be issued to Unisource stockholders in the merger is fixed and will not change, even if Unisource's stock price falls relative to UGI's stock price prior to the closing of the merger.

  . Stockholders of the combined company are expected to receive an annual dividend of $0.75 per share, which, taking into account the exchange ratio, represents an increase of approximately 112% over Unisource's current dividend rate.

  . Unisource will designate four of the initial ten members of the combined company's board of directors at least one of the Unisource director designees will serve on each of the combined company's board committees and a Unisource director designee will chair each of the compensation and audit committees of the combined company's board of directors.

  . The financial condition and business reputation of UGI and the ability of UGI and Unisource to complete the merger in a timely manner.

   The Unisource board of directors also considered the following risks inherent in proceeding with the merger:

  . The risk that the benefits sought in the merger would not be obtained.

  . The effect of the public announcement of the merger on Unisource's sales, customer and supplier relationships, its ability to retain employees and the trading price of Unisource common stock.

  . The number of shares of UGI common stock to be issued to Unisource stockholders in the merger is fixed and will not change even if UGI's stock price falls relative to Unisource's stock price prior to the closing of the merger.

  . The Unisource board of directors has no ability to terminate the merger agreement based on the value of the merger consideration to be received by Unisource stockholders.

  . The risk of the merger consideration losing value is particularly acute in the case of this merger where, due to UGI's sale of its utility business and the corresponding reduction of its annual dividend, there is an anticipated turnover of existing UGI stockholders as utility investors focused on steady dividends sell their UGI shares to investors more interested in long-term growth.

  . The challenges of combining the businesses of two corporations of this size and the attendant risk of not achieving an improvement in earnings and of diverting management focus and resources from other strategic opportunities and from operational matters.

  . The challenges of countering and eventually overcoming any skepticism or disinterest of potential investors in the combined company.

  . The possibility that certain provisions of the merger agreement, including the $25 million termination fee payable to UGI in the event the Unisource board of directors decides to accept an acquisition proposal made by a third party that is superior to the merger, might have the effect of discouraging other persons interested in merging with or acquiring Unisource from making an acquisition proposal.

  . The effect of the potential merger on both companies' ability to retain key employees and to continue to operate without disruption or loss of key customers or suppliers.

   The discussion of the information and factors considered and weight given to such factors by the Unisource board is not intended to be exhaustive. In view of the variety of factors considered in connection with its evaluation of the merger the Unisource board of directors did not find it practicable to and did not quantify or otherwise assign relative weights to the specific factors considered in reaching its determination. In addition, individual members of the Unisource board of directors may have given different weights to different factors.

   The Unisource board of directors recommends that the Unisource stockholders vote FOR adoption of the merger agreement.

Opinion of Unisource's Financial Advisor

   On February 28, 1999, Donaldson, Lufkin & Jenrette delivered its opinion to the Unisource board of directors that, as of such date, the exchange ratio of
0.566 shares of UGI common stock for each share of Unisource common stock was fair, from a financial point of view, to the holders of Unisource common stock. A copy of the Donaldson, Lufkin & Jenrette opinion is included as Annex B-1 to this document. Unisource stockholders are urged to read the Donaldson, Lufkin & Jenrette opinion carefully in its entirety for the assumptions made, the procedures followed, the matters considered and the limits of the review made by Donaldson, Lufkin & Jenrette in connection with its opinion.

   Donaldson, Lufkin & Jenrette prepared its opinion for the Unisource Board of Directors. The opinion addresses only the fairness of the exchange ratio to the holders of Unisource common stock from a financial point of view. Donaldson, Lufkin & Jenrette was not retained as an advisor or agent to Unisource's stockholders or any person other than Unisource. Unisource and UGI determined the exchange ratio in arm's length negotiations. Donaldson, Lufkin & Jenrette advised Unisource in the negotiations. Unisource did not impose any restrictions or limitations upon Donaldson, Lufkin & Jenrette regarding the investigations made or the procedures followed by Donaldson, Lufkin & Jenrette. Donaldson, Lufkin & Jenrette was not requested to, and did not, solicit the interest of any other party in any other transaction with Unisource.

   In preparing its opinion, Donaldson, Lufkin & Jenrette:

  . reviewed the draft dated February 26, 1999 of the merger agreement;

  . reviewed financial and other information and projections that were publicly available or provided to it by Unisource and UGI, including information provided during discussions with their respective managements;

  . compared financial and securities data of Unisource, UGI and AmeriGas
    Partners with various other companies whose securities are traded in public markets, reviewed the historical stock prices and trading volumes of the common stock of Unisource and UGI and the historical unit prices and trading volumes of the common units of AmeriGas Partners; and

  . conducted such other financial studies, analyses and investigations that it deemed appropriate for purposes of its opinion.

   For its opinion, Donaldson, Lufkin & Jenrette relied upon and assumed the accuracy and completeness of all of the financial and other information that was available or provided to it. Donaldson, Lufkin & Jenrette also assumed that the financial projections provided to it were reasonably prepared and reflected the best currently available estimates and judgments of the management of Unisource and UGI as to the future operating and financial performance of Unisource and of UGI and AmeriGas Partners, respectively, under the various scenarios presented. Donaldson, Lufkin & Jenrette did not assume any responsibility for making an independent evaluation of any assets or liabilities or for any independent verification of any of the information reviewed by it. Donaldson, Lufkin & Jenrette relied as to certain legal matters on advice of counsel to Unisource. Donaldson, Lufkin & Jenrette also was advised by Unisource that concurrent with the announcement of the merger, UGI would announce its intention to dispose of UGI Utilities and would reduce its common stock dividend in the amount as provided by management, and that UGI had cash and credit facilities sufficient to fund a stock buyback of up to 6.6 million shares, if advisable.

   The Donaldson, Lufkin & Jenrette opinion is necessarily based on economic, market, financial and other conditions as they exist on, and on the information made available to Donaldson, Lufkin & Jenrette as of, the date of the Donaldson, Lufkin & Jenrette opinion. It should be understood that, although subsequent developments may affect its opinion, Donaldson, Lufkin & Jenrette does not have an obligation to update, revise or reaffirm its opinion. The Donaldson, Lufkin & Jenrette opinion expresses no opinion as to the prices at which UGI common stock or Unisource common stock will trade at any time. It does not address the relative merits of the merger or the board of director's decision to proceed with the merger. The Donaldson, Lufkin & Jenrette opinion does not constitute a recommendation to any stockholder as to how such stockholder should vote on the merger.

   Donaldson, Lufkin & Jenrette, as part of its investment banking services, is regularly engaged in the valuation of businesses and securities in connection with mergers, acquisitions, underwritings, and sales, distributions and private placements of listed and unlisted securities, and for estate, corporate and other purposes. Donaldson, Lufkin & Jenrette has performed investment banking and other services for Unisource in the past, and has been paid for these services. In March 1998, Donaldson, Lufkin & Jenrette was retained by Unisource as its general financial advisor, an engagement for which Donaldson, Lufkin & Jenrette received usual and customary compensation. In November 1998, Donaldson, Lufkin & Jenrette was retained by Unisource to assist in the valuation and sale of Unisource's Mexican operations, for which it will receive usual and customary compensation. Over the past several years, Donaldson, Lufkin & Jenrette has also been retained by UGI on a number of business matters, including the 1995 transaction in which AmeriGas acquired the approximately 65% interest in Petrolane it did not already own and with respect to the issue and sale from time to time by UGI Utilities of Medium-Term Notes, for which Donaldson, Lufkin & Jenrette received usual and customary compensation. Donaldson, Lufkin & Jenrette has also been retained by UGI in connection with the sale of UGI Utilities.

 Engagement Letter

   Pursuant to an engagement letter dated February 12, 1999, Unisource engaged Donaldson, Lufkin & Jenrette to provide financial advisory and investment banking services to Unisource. Unisource paid Donaldson, Lufkin & Jenrette a fee of $1.0 million upon delivery of the fairness opinion and has agreed to pay Donaldson, Lufkin & Jenrette, contingent upon the consummation of the merger, an additional fee in an amount equal to 0.4% of the aggregate value of outstanding common stock of Unisource, plus the amount of any debt of Unisource assumed, acquired, remaining outstanding, retired or defeased or preferred stock of Unisource redeemed or remaining outstanding in connection with the merger, less the $1.0 million payment; provided, however, that in no event shall the additional fee, as calculated above, be less than $3.5 million or greater than $6 million. Unisource has agreed to reimburse Donaldson, Lufkin & Jenrette for travel and other out-of-pocket expenses, including the fees and expenses of its legal counsel. Unisource also has agreed to pay to Donaldson, Lufkin & Jenrette the greater of $1.5 million or 10% of any break-up or similar fee or profit received by Unisource in connection with the termination of the merger agreement and to indemnify Donaldson, Lufkin & Jenrette and related persons against liabilities arising from its engagement, including liabilities under the federal securities laws.

 Financial analyses performed by Donaldson, Lufkin & Jenrette

   The following is a summary of the financial analyses performed by Donaldson, Lufkin & Jenrette solely in connection with providing its written opinion and in its presentation to the Unisource board of directors on February 28, 1999. Donaldson, Lufkin & Jenrette's analyses included valuations of each of UGI and Unisource and pro forma analysis of UGI and Unisource on a combined basis.

   UGI

  . Summary Valuation. Donaldson, Lufkin & Jenrette calculated the theoretical equity value of UGI by summing the estimated net after tax proceeds that would accrue to UGI in a sale of UGI Utilities and the theoretical value of UGI's stake in AmeriGas (ascribing no value to UGI Enterprises, Inc.). Donaldson, Lufkin & Jenrette divided this total value by the number of fully diluted UGI shares outstanding to arrive at a theoretical equity value per share and then derived the implied value per Unisource share based on the exchange ratio of 0.566 shares of UGI per Unisource share. The equity value of a company is the value of its fully-diluted equity outstanding. The theoretical values of UGI Utilities and AmeriGas Partners were estimated based on Donaldson, Lufkin & Jenrette's separate analysis of each business on a per UGI share basis. Donaldson, Lufkin & Jenrette made no attempt to estimate actual trading values for UGI, which will likely vary from the calculated theoretical values. This analysis should not be viewed in isolation and was intended to arrive at the theoretical values of the component assets of UGI.

   The analysis showed:

     Per UGI Share                                                     Range
     -------------                                                 -------------
     After-tax proceeds from UGI Utilities disposition...........  $ 9.00-$11.00
     AmeriGas Partners...........................................  $12.00-$17.75
     Cash at UGI*................................................     $ 4.04
                                                                   -------------
     Total theoretical value.....................................  $25.04-$32.79
     Current UGI market price (2/26/99)..........................     $20.31
     Implied discount to theoretical value.......................   18.9%-38.1%
     Implied value per Unisource share...........................  $14.18-$18.57

--------
 * Based on $150.7 million of cash on UGI's balance sheet as of December 31, 1998, less $14.1 million at AmeriGas Partners and $3.6 million at UGI Utilities.

  . Stock Price and Trading History. Donaldson, Lufkin & Jenrette reviewed the daily trading activity, including price and volume, of UGI common stock from February 24, 1997 to February 24, 1999. Donaldson, Lufkin & Jenrette noted that between February 23, 1998 and February 26, 1999, UGI's stock price fell from $28.63 to $20.31, a decline of more than 30%.

  . Relative Performance. Donaldson, Lufkin & Jenrette compared the performance of UGI and AmeriGas Partners to the Standard & Poor's Midcap 400, a composite of selected regulated utilities companies and a composite of selected propane distributors, for the period between December 31, 1996 and February 22, 1999. The Standard & Poor's Midcap 400 is an index which tracks the performance of a select group of medium-sized publicly traded companies. The composite of regulated utilities companies consisted of AGL Resources Inc., Atmos Energy Corp., Indiana Energy, Inc., Peoples Energy Corp., Piedmont Natural Gas Co. and Washington Gas Light Co. The composite of propane distributors consisted of Cornerstone Propane Partners, L.P., Ferrellgas Partners, L.P., Heritage Propane Partners, L.P., National Propane Partners, L.P. and Suburban Propane Partners, L.P. Such analysis indicated that UGI's share price has underperformed the Standard & Poor's Midcap 400 and the utilities composite, but has outperformed the propane composite over the selected period.

   UGI Utilities

  . Summary of Valuation of UGI Utilities. Donaldson, Lufkin & Jenrette analyzed the pre-tax value of UGI Utilities per UGI share using comparable public companies analysis, precedent merger and acquisition transactions analysis, discounted cash flow analysis of the UGI Utilities Normal Weather Case and discounted cash flow analysis of the UGI Utilities Warm Weather Case, each of which is separately discussed below.

   The analysis showed:

                                                   UGI Utilities Pre-Tax Value
     Methodology                                      Range (per UGI share)
     -----------                                   ---------------------------
     Comparable public companies..................        $12.50-$14.75
     Precedent merger and acquisition
      transactions................................        $14.00-$20.50
     Discounted cash flow analysis--UGI Utilities
      Normal Weather Case.........................        $14.50-$17.50
     Discounted cash flow analysis--UGI Utilities
      Warm Weather Case...........................        $14.25-$17.00
                                                          -------------
     Donaldson, Lufkin & Jenrette's estimate of
      pre-tax value of UGI Utilities..............        $14.00-$17.00

   Assuming the disposition of UGI Utilities and a tax rate of 41.6% as provided by UGI management, Donaldson, Lufkin & Jenrette estimated that the sale of UGI Utilities would generate approximately $9.00 to approximately $11.00 in after-tax value per UGI share.

  . Comparable Public Companies Analysis. Donaldson, Lufkin & Jenrette analyzed the implied value per UGI share of UGI Utilities based on the market values and trading multiples of selected publicly traded utilities. The selected group consisted of AGL Resources Inc., Atmos Energy Corp., Indiana Energy, Inc., Peoples Energy Corp., Piedmont Natural Gas Co. and Washington Gas Light Co. Donaldson, Lufkin & Jenrette compared the stock price on February 25, 1999, the dividend yield, the equity value, the stock price as a multiple of earnings per share for the last twelve reported months and for calendar years 1998 and 1999, the stock price as a multiple of book value and the enterprise value and the enterprise value as a multiple of sales, earnings before interest, taxes, depreciation and amortization ("EBITDA") and earnings before interest and taxes ("EBIT") for the last twelve reported months, of each of UGI and members of the selected group. The enterprise value of a company is equal to its equity value plus the book value of its preferred stock, minority interests and debt less cash. For the purpose of deriving price/earnings multiples for calendar years 1998 and 1999, Donaldson, Lufkin & Jenrette relied on earnings estimates compiled by First Call, which were adjusted to exclude unusual and nonrecurring items. Based on such comparison, Donaldson, Lufkin & Jenrette calculated the implied enterprise and equity value of UGI Utilities and the implied equity value of UGI Utilities per UGI share, and estimated the pre-tax value of UGI Utilities at approximately $12.50 to approximately $14.75 per UGI share.

  . Precedent Merger and Acquisition Transactions Analysis. Donaldson, Lufkin
    & Jenrette also analyzed the implied value per UGI share of UGI Utilities based on the implied transaction multiples paid in selected utilities merger and acquisition transactions. The transactions were: Southwest Gas Corp./Southern Union, Public Service Co. of North Carolina/South Carolina Electric & Gas, North Carolina Natural Gas/Carolina Power & Light, Bay State Gas Co./NIPSCO Industries, Lykes Energy, Inc./TECO Energy, Inc. and United Cities Gas/Atmos Energy. Donaldson, Lufkin & Jenrette analyzed the equity purchase price, the total transaction value, the total transaction value as a multiple of revenues, EBITDA and EBIT for the last reported twelve months, and the equity purchase price as a multiple of net income for the last twelve reported months and of book value for each transaction. Based on such comparison, Donaldson, Lufkin & Jenrette calculated the implied enterprise and equity value of Utilities and the implied equity value of UGI Utilities per UGI share, and estimated the pre-tax value of Utilities at approximately $14.00 to approximately $20.50 per UGI share.

  . Discounted Cash Flow Analysis--Utilities Normal Weather Case. Donaldson,
    Lufkin & Jenrette performed a discounted cash flow analysis of UGI Utilities using projections prepared by the management of UGI which Donaldson, Lufkin & Jenrette adjusted with guidance from UGI management to estimate the financial impact of unusually warm weather in UGI Utilities's market areas in fiscal 1999 and UGI management's assumption that weather in such market areas would return to normal historical average temperatures beginning in fiscal 2000 and continue through the end of the projection period (the "Utilities Normal Weather Case"). The discounted cash flow for UGI Utilities was estimated using discount rates ranging from 8.5% to 10.0% and exit multiples of EBITDA ranging from 8.0 to 10.0. This analysis yielded an implied pre-tax value per UGI share for Utilities ranging from approximately $14.50 to approximately $17.50.

  . Discounted Cash Flow Analysis--Utilities Warm Weather Case. Donaldson,
    Lufkin & Jenrette performed a discounted cash flow analysis of UGI Utilities using projections prepared by the management of UGI which Donaldson, Lufkin & Jenrette adjusted with guidance from UGI management to estimate the financial impact of unusually warm weather in UGI Utilities's market areas over the entire projection period (the "Utilities Warm Weather Case"). The discounted cash flow for UGI Utilities was estimated using discount rates ranging from 8.5% to 10.0% and exit multiples of EBITDA ranging from 8.0 to 10.0. This analysis yielded an implied pre-tax value per UGI share for UGI Utilities ranging from approximately $14.25 to approximately $17.00.

   AmeriGas Partners, L.P.

  . Summary of Valuation of AmeriGas Partners. Donaldson, Lufkin & Jenrette analyzed the pre-tax value of UGI's stake in AmeriGas Partners per UGI share using comparable public companies analysis, discounted cash flow analysis of management's AmeriGas Normal Weather Case and discounted cash flow analysis of the AmeriGas Warm Weather Case, each of which is separately discussed below. Throughout this analysis, Donaldson, Lufkin & Jenrette assumed that the value of UGI's 58.6% stake in AmeriGas Partners equals 58.6% of AmeriGas Partners' total equity value, applying no discount for the subordinated nature of certain of UGI's interests in AmeriGas.

   The analysis showed:

                                                    AmeriGas Partners Equity
     Methodology                                   Value Range (per UGI share)
     -----------                                   ---------------------------
     Comparable public companies..................        $ 9.00-$15.00
     Discounted cash flow analysis--AmeriGas
      Normal Weather Case.........................        $17.50-$25.00
     Discounted cash flow analysis--AmeriGas Warm
      Weather Case................................        $12.75-$18.00
                                                          -------------
     Donaldson, Lufkin & Jenrette estimate of
      value of UGI's stake in AmeriGas Partners...        $12.00-$17.75

  . Comparable Public Companies Analysis. Donaldson, Lufkin & Jenrette analyzed the implied value per UGI share of AmeriGas Partners based on the market values and trading multiples of selected publicly traded propane distribution companies. The selected group consisted of Cornerstone Propane Partners, L.P., Ferrellgas Partners, L.P., Heritage Propane Partners, L.P., National Propane Partners, L.P. and Suburban Propane Partners, L.P. Donaldson, Lufkin & Jenrette compared the unit price on February 25, 1999, the dividend yield, the equity value, the unit price as a multiple of earnings per unit for the last twelve reported months and for calendar years 1998 and 1999, the unit price as a multiple of book value and the enterprise value and the enterprise value as a multiple of sales, EBITDA and EBIT for the last twelve reported months, of each of AmeriGas Partners and members of the selected group. For the purpose of deriving price/earnings multiples for calendar years 1998 and 1999, Donaldson, Lufkin & Jenrette relied on earnings estimates compiled by First Call, which were adjusted to exclude unusual and nonrecurring items. Based on such comparison, Donaldson, Lufkin & Jenrette calculated the implied enterprise and equity value of AmeriGas and the implied equity value of UGI's stake in AmeriGas Partners per UGI share, and estimated the value of AmeriGas Partners at approximately $9.00 to approximately $15.00 per UGI share.

  . Discounted Cash Flow Analysis--AmeriGas Normal Weather Case. Donaldson,
    Lufkin & Jenrette performed a discounted cash flow analysis of AmeriGas Partners using projections prepared by the management of UGI which Donaldson, Lufkin & Jenrette adjusted with guidance from UGI management to estimate the financial impact of unusually warm weather in AmeriGas Partners' market areas in fiscal 1999 and UGI management's assumption that weather in such market areas would return to normal historical average temperatures beginning in fiscal 2000 and continue through the end of the projection period ("AmeriGas Normal Weather Case"). The discounted cash flow for the AmeriGas Normal Weather Case was estimated using discount rates ranging from 8.0% to 9.5% and exit multiples of EBITDA ranging from 9.5 to 11.5. This analysis yielded an implied price per UGI share for UGI's stake in AmeriGas Partners ranging from approximately $17.50 to approximately $25.00.

  . Discounted Cash Flow Analysis--AmeriGas Warm Weather Case. Donaldson,
    Lufkin & Jenrette performed a discounted cash flow analysis of AmeriGas Partners using projections prepared by the management of UGI which Donaldson, Lufkin & Jenrette adjusted with guidance from UGI management to reflect the financial impact of unusually warm weather in AmeriGas Partners' market areas over the entire projection period ("AmeriGas Warm Weather Case"). The discounted cash flow for the AmeriGas Warm Weather Case was estimated using discount rates ranging from 8.0% to 9.5% and exit multiples of EBITDA ranging from 9.5 to 11.5. This analysis yielded an implied value per UGI share for UGI's stake in AmeriGas Partners ranging from approximately $12.75 to approximately $18.00.

   Unisource

  . Summary Valuation Per Share. Based on an exchange ratio of 0.566 UGI shares per Unisource share and the UGI share price of $20.31 as of February 26, 1999, Donaldson, Lufkin & Jenrette calculated an implied price per share for Unisource of $11.50 and compared such value to the range of Unisource share values implied from comparable publicly traded distribution companies analysis, precedent merger and acquisition transactions analysis, discounted cash flow analysis of Unisource management's Base Case and discounted cash flow analysis of Unisource management's Downside Case, each of which is separately discussed below.

   Donaldson, Lufkin & Jenrette's analysis showed:

                                                                Unisource Value
     Methodology                                               Range (per share)
     -----------                                               -----------------
     Comparable public companies..............................   $ 6.00-$ 9.50
     Precedent merger and acquisition transactions............   $10.00-$15.00
     Discounted cash flow analysis--Base Case.................   $15.75-$19.50
     Discounted cash flow analysis--Downside Case.............   $13.00-$16.50

  . Comparable Public Companies Analysis. Donaldson, Lufkin & Jenrette analyzed the implied price per share of Unisource based on the market values and trading multiples of three groups of selected publicly traded distribution companies. The office supplies distributors group consisted of Boise Cascade Office Products, Corporate Express Inc., US Office Products Co., United Stationers Inc. and Daisytek International Corporation. The miscellaneous distributors group consisted of Henry Schein Inc., Finishmaster Inc., Barnett Inc., Guest Supply Inc., Wilmar Industries Inc. and WW Grainger Inc. The food and related supplies distributors group consisted of Fleming Companies Inc., Performance Food Group Inc., Supervalu Inc., Sysco Corp. and US Foodservice Inc. Donaldson, Lufkin & Jenrette compared the stock price on February 24, 1999, the equity value, the enterprise value, the stock price as a multiple of earnings per share for the last twelve reported months and for calendar year 1999, three-year average EBITDA margins and the enterprise value as a multiple of sales and EBITDA and EBIT for the last twelve reported months, of each of Unisource and the three selected groups. For the purpose of deriving price/earnings multiples for calendar year 1999, Donaldson, Lufkin & Jenrette relied on earnings estimates compiled by First Call, which were adjusted to exclude unusual and nonrecurring items. Donaldson, Lufkin & Jenrette also compared the operating statistics of Unisource to the office supplies distributors group and the food & related supplies distributors group and noted that Unisource recently had underperformed other publicly traded distributors on an operating basis. Based on such analysis, Donaldson, Lufkin & Jenrette calculated the implied enterprise value, the implied equity value and the implied equity value per share for Unisource, and estimated an implied value per Unisource share of approximately $6.00 to approximately $9.50.

  . Precedent Merger and Acquisition Transactions Analysis. Donaldson, Lufkin
    & Jenrette also analyzed the implied price per share of Unisource based on the transaction multiples paid in selected merger and acquisition transactions. The transactions were: Azerty (Abitibi-Consolidated)/United Stationers Supply Co., ProSource, Inc./AmeriServe Food Distribution, Inc., National Sanitary Supply Co./Unisource Worldwide Inc., Fisher Scientific International/Investor Group, Rykoff-Sexton Inc./JP Food Service, General Medical/McKesson, Maintenance Warehouse/Home Depot, Subsidiary of Auklands Limited/W.W. Grainger, Univar Corp./Pakhoed Holding NV, W.H. Smith Business Supplies/Guilbert SA, Alling & Corey Co./Union Camp Corp., Grand & Toy Ltd (Cara Operations)/Boise Cascade Office Products and United Stationers, Inc./Associated Stationers Inc. Donaldson, Lufkin & Jenrette analyzed the total transaction value, the total transaction value as a multiple of revenues, EBITDA and EBIT for the last twelve reported months, and EBIT margins for the last twelve reported months for each comparable transaction. Based on such analysis, Donaldson, Lufkin & Jenrette calculated the implied enterprise value, the implied equity value and the implied equity value per share for Unisource, and estimated an implied value per Unisource share of approximately $10.00 to approximately $15.00.

  . Discounted Cash Flow Analysis--Base Case. Donaldson, Lufkin & Jenrette performed a discounted cash flow analysis of Unisource using projections prepared by the management of Unisource which reflected Unisource management's estimate of the impact of a projected turnaround in financial performance in fiscal 1999 and further improvements in fiscal 2000 (the "Base Case"). The discounted cash flow for Unisource was estimated using discount rates ranging from 12.0% to 14.0% and exit multiples of EBITDA ranging from 7.0 to 9.0. This analysis yielded implied prices per share for Unisource ranging from approximately $15.75 to approximately $19.50.

  . Discounted Cash Flow Analysis--Downside Case. Donaldson, Lufkin &
    Jenrette performed a discounted cash flow analysis of Unisource using projections prepared by the management of Unisource which reflected the potential impact of slowing in the implementation of Unisource's restructuring plan (the "Downside Case"). The discounted cash flow for Unisource was estimated using discount rates ranging from 12.0% to 14.0% and exit multiples of EBITDA ranging from 7.0 to 9.0. This analysis yielded implied prices per share for Unisource ranging from approximately $13.00 to approximately $16.50.

   Combined Company

  . Pro Forma Financial Summary. Donaldson, Lufkin & Jenrette prepared pro forma income statements and balance sheets for the combined company using a combination of financial projections prepared by Unisource management for the Unisource Base Case and financial projections prepared in conjunction with UGI management for the UGI Normal Weather Case. The analysis indicated that the combined company's EBIT would grow at a compound annual growth rate of approximately 5.6% for fiscal years 2000 through 2003.

  . Summary Pro Forma Credit Analysis. Donaldson, Lufkin & Jenrette prepared pro forma credit statistics for the combined company using a combination of financial projections prepared by Unisource management for the Unisource Base Case and financial projections prepared in conjunction with UGI management for the UGI Normal Weather Case. The analysis indicated that the combined company is projected to have improved credit ratios. Donaldson, Lufkin & Jenrette also prepared a summary credit analysis for the pro forma parent company, which would include Unisource's operations, supported by the right to a dividend from UGI Utilities in fiscal year 2000 and from AmeriGas Partners in 2000 and going forward, and debt reduction from a portion of the proceeds of the sale of UGI Utilities.

  . Accretion/Dilution Analysis. Donaldson, Lufkin & Jenrette analyzed the impact of the merger on the projected earnings per share of Unisource and UGI for the projected fiscal years ending September 30, 2000 and September 30, 2001. This analysis was based on financial projections prepared by Unisource management for the Unisource Base Case and on financial projections prepared in conjunction with UGI management for the UGI Normal Weather Case and assumptions provided by the managements of Unisource and UGI, including that UGI Utilities would be held for sale, with the earnings from the business excluded from the combined company's income statements, 50% of the after-tax proceeds from the sale of utilities would be used to repay debt of the combined company and that UGI would implement share buy-backs; the first stock buy-back would be carried out by UGI prior to the merger using existing cash of $100 million and would result in a buy-back of approximately 4.92 million shares based on the average price of UGI stock on February 26, 1999, and the second stock buy-back would take place at the end of September 2000 and would utilize 50% ($190.8 million) of the after-tax proceeds from the sale of UGI Utilities for an additional buy-back of shares. The assumption that 50% of the after-tax proceeds from the sale of UGI Utilities would be used to fund a stock buyback at the end of September 2000 was made by Donaldson, Lufkin & Jenrette solely for the purpose of Donaldson, Lufkin & Jenrette's accretion/dilution analysis. UGI subsequently informed Donaldson, Lufkin & Jenrette that it had no intention of implementing such share buyback in fiscal year 2000. The analysis indicated that the merger would have a dilutive effect on the pro rata earnings per share of UGI to be received by Unisource stockholders as compared with the earnings per share projected for Unisource on a standalone basis for fiscal year 2000 and fiscal year 2001, a dilutive effect on the earnings per share of UGI for fiscal year 2000 and an accretive effect on the earnings per share of UGI for fiscal year 2001.

  . Historical Market Exchange Ratio Analysis. Donaldson, Lufkin & Jenrette analyzed the weekly closing prices of Unisource and UGI for the period of December 13, 1996 to February 25, 1999 and calculated the high, low and mean market exchange ratios as of the first and last day of such period, and over the last twelve reported months and over the last thirty, sixty and ninety days preceding the end of such period. For the purpose of calculating averages, DLJ used weekly closing prices provided by Factset Data Systems. The analysis indicated that Unisource and UGI had traded at an average market exchange ratio of 0.564 since December 13, 1996 and were trading at a market exchange ratio of 0.345 on February 25, 1999.

  . Contribution Analysis. Donaldson, Lufkin & Jenrette calculated the percentage contribution to fiscal year 1998 revenues, EBITDA and net income, to enterprise value and equity value and to projected fiscal years 1999 and 2000 revenues, EBITDA and net income by each of the companies based on a combination of financial projections prepared by Unisource management for the Unisource Base Case and the financial projections prepared in conjunction with UGI management for the UGI Normal Weather Case. Such analysis implied an exchange ratio range from
    0.300 to 0.600 UGI shares per Unisource share.

  . Summary Exchange Ratio Analysis. Donaldson, Lufkin & Jenrette compared the proposed exchange ratio of 0.566 to the relative values of Unisource and UGI as estimated according to comparable public companies analysis, discounted cash flow analysis of the Unisource Base Case and the UGI Warm Weather Case, discounted cash flow analysis of the Unisource Downside Case and the UGI Normal Weather Case, market exchange ratio analysis and contribution analysis.

   The analysis showed:

     Methodology                                          Exchange Ratio Range
     -----------                                          --------------------
     Comparable public company analysis..................     0.178-0.372
     Discounted cash flow analysis--Unisource Base
      Case/UGI Warm Weather Case.........................     0.403-0.628
     Discounted cash flow analysis--Unisource Downside
      Case/UGI Normal Weather Case.......................     0.279-0.458
     Contribution analysis...............................     0.300-0.600

   Based on the totality of analysis, Donaldson, Lufkin & Jenrette concluded that the exchange ratio of 0.566 was fair to the stockholders of Unisource from a financial point of view.

   The preparation of a fairness opinion involves determinations about the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances. Donaldson, Lufkin & Jenrette performed each of the analyses described above in order to provide a different perspective on the transaction and add to the total mix of information available. Donaldson, Lufkin & Jenrette did not form a conclusion as to whether any individual analysis supported or failed to support its opinion. Rather, Donaldson, Lufkin & Jenrette considered the results of the analyses in light of each other and did not place particular reliance or weight on any individual analysis and ultimately based its opinion on the results of all of the analyses considered together. Donaldson, Lufkin & Jenrette's conclusions also involved significant elements of judgment and qualitative analysis. In addition, even though the separate analyses are summarized above, Donaldson, Lufkin & Jenrette believes that its analyses must be considered as a whole. Donaldson, Lufkin & Jenrette also believes that selecting portions of its analyses, without considering all analyses, could create an incomplete or misleading view of the evaluation process underlying its opinion.

   In performing its analyses, Donaldson, Lufkin & Jenrette made numerous assumptions regarding industry performance, general business, financial, economic and market conditions and other matters. Many of these matters are beyond the control of Unisource and UGI. No company or transaction used in the analyses is directly comparable to Unisource, UGI or the contemplated transaction. In addition, mathematical analysis such as determining the mean or median is not in itself a meaningful method of using selected company or transaction data. Analyses relating to the value of businesses or securities are not appraisals and do not reflect the prices at which the businesses or securities can actually be sold. The analyses performed by Donaldson, Lufkin & Jenrette do not indicate actual values or future results. These may be significantly more or less favorable than suggested by the analyses. None of Unisource, UGI and Donaldson, Lufkin & Jenrette assume responsibility if future results are materially different from those projected.

Recommendation Of the Board of Directors of UGI and Reasons of UGI For The
Merger

   At a meeting of the UGI board of directors held on February 28, 1999, after careful consideration, the UGI board of directors, among other things:

  .determined that the merger is fair to and in the best interests of UGI and its stockholders;

  . approved the merger and the merger agreement; and

  .recommended that UGI stockholders approve the share issuance proposal.

   The UGI board of directors believes the merger will:

  . Better serve its stockholders by redeploying its assets from lower growth utility operations to a higher-growth distribution business;

  . Establish a platform from which to increase the number and type of products it distributes;

  . Increase its earnings potential and generate cash flow to support greater growth opportunities;

  . Make the best use of operational strengths and management expertise in distribution and logistics to benefit customers and suppliers of both companies; and

  . Combine best practices in distribution, customer service and information systems to reduce costs and improve service.

   In reaching its decision to approve the merger agreement and recommend that stockholders approve the issuance of UGI common stock in the merger, the UGI board of directors considered a number of factors, including:

  . The terms and structure of the merger, including the fixed exchange ratio of 0.566 UGI shares for each Unisource share which implied a price of $11.50 per share based on UGI's closing price on February 26, 1999;

  . The results of UGI's due diligence investigation of Unisource and other information concerning the business, assets, capital structure, financial performance and prospects of UGI and Unisource;

  . Current and historical market prices and trading information with respect to UGI common stock and Unisource common stock;

  . The expected increase in earnings per share in the first fiscal year after the merger is completed;

  . Unisource's implementation of its restructuring plan and UGI management's belief that they can help to enhance and accelerate the restructuring;

  . The reduction of UGI's annual dividend, thereby increasing cash available for investment in new growth businesses outside the regulated and low-growth utility industry;

  . UGI's planned share repurchase program, providing liquidity to its stockholders;

  . The expected sale of UGI's utility operations and the use of the sale proceeds by the combined company to reduce debt, pursue investments with greater growth opportunities or expand its core distribution businesses;

  . The designation by UGI of five of the ten members of the board of directors of the combined company, and the designation to the board of directors of a sixth member who is currently a director of both UGI and Unisource;

  . The continuation of Lon R. Greenberg as chairman, president and chief executive officer of the combined company after the merger;

  . The financial and other analyses prepared by Merrill Lynch and the opinion of Merrill Lynch to the UGI board of directors that, as of February 28, 1999, and based upon the assumptions made, matters considered and limits of review set forth in that opinion, the exchange ratio was fair to UGI from a financial point of view (see "Opinion of UGI's Financial Advisor" below);

  . That the merger is expected to be tax-free to both UGI and Unisource stockholders, except for cash received by Unisource stockholders in lieu of fractional shares;

  . The use of best practices in distribution, customer service, purchasing and information systems, the expansion of national distribution networks and the creation of additional growth opportunities and economies of scale, enabling the combined company to improve its existing services and broaden the number and types of products it distributes; and

  . The ability of the UGI board of directors, if required by its fiduciary duties, to terminate the merger agreement to accept an acquisition proposal made by a third party that is superior to the merger with Unisource.

   The UGI board of directors also considered the following risks inherent in proceeding with the merger:

  . The expected increase in earnings per share and other benefits of the merger might not be realized;

  . The risk that Unisource's restructuring plan would not be successfully implemented or implemented on schedule or that the plan would not produce the desired results;

  . A potential decline in the market price of UGI common stock as a result of the announced sale of UGI's utility operations and the reduction of UGI's annual dividend as yield-oriented utility investors move toward other investments;

  . The risk that the merger would not be consummated and that UGI may have made significant stock repurchases or entered into definitive agreements to sell its utility operations;

  . The significant time and effort required by management to implement the merger and related transactions, including the sale of UGI Utilities;

  . The risk that Unisource's lenders may not waive provisions of Unisource's credit facility which would otherwise be in default upon the merger and the uncertainty regarding UGI's ability to refinance the debt if the default were not waived; and

  . The effect of the potential merger on both companies' ability to retain key employees and to continue to operate without disruption or loss of key customers or suppliers.

   This discussion of the information and factors considered and weight given to such factors by the UGI board of directors is not intended to be exhaustive. In view of the variety of factors considered in connection with its evaluation of the merger, the UGI board of directors did not find it practicable to and did not quantify or otherwise assign relative weights to the specific factors considered in reaching its determination. In addition, individual members of UGI board of directors may have given different weights to different factors.

   The UGI board of directors recommends that holders of UGI common stock vote FOR approval of the issuance of UGI common stock in connection with the merger.

Opinion of UGI's Financial Advisor

   On February 28, 1999, Merrill Lynch delivered its opinion to UGI's board of directors to the effect that, as of such date, and based upon the assumptions made, matters considered and limits of review set forth in such opinion, the exchange ratio was fair from a financial point of view to UGI.

   A copy of the Merrill Lynch opinion, which sets forth the assumptions made, matters considered and certain limitations on the scope of review undertaken by Merrill Lynch, is attached as Annex B-2 to this Joint Proxy Statement/Prospectus. Each holder of UGI common stock is urged to read this opinion in its entirety. The Merrill Lynch opinion was intended for the use and benefit of UGI's board of directors, was directed only to the fairness from a financial point of view to UGI, did not address the merits of the underlying decision by UGI to engage in the merger and does not constitute a recommendation to any stockholders as to how such stockholders should vote on the proposed merger or any matter related thereto. The exchange ratio was determined on the basis of arm's-length negotiations between UGI and Unisource and was approved by UGI's board of directors. The summary of the Merrill Lynch opinion set forth in this Joint Proxy Statement/Prospectus is qualified in its entirety by reference to the full text of the Merrill Lynch opinion, which is attached as Annex B-2 hereto.

   In arriving at its opinion, Merrill Lynch, among other things:

  1. reviewed certain publicly available business and financial information relating to Unisource and UGI that Merrill Lynch deemed to be relevant;

  2. reviewed certain information, including financial forecasts, relating to the business, earnings, cash flow, assets, liabilities and prospects of Unisource and UGI, as well as the amount and timing of the cost savings and related expenses expected to result from the merger furnished to Merrill Lynch by Unisource and UGI, respectively;

  3. conducted discussions with members of senior management and representatives of Unisource and UGI concerning the matters described in clauses 1 and 2 above, as well as their respective businesses and prospects before and after giving effect to the merger;

  4. reviewed the market prices and valuation multiples for Unisource common stock and UGI common stock and compared them with those of certain publicly traded companies that Merrill Lynch deemed to be relevant;

  5. reviewed the results of operations of Unisource and UGI and compared them with those of certain publicly traded companies that Merrill Lynch deemed to be relevant;

  6. compared the proposed financial terms of the merger with the financial terms of certain other transactions that Merrill Lynch deemed to be relevant;

  7. participated in certain discussions and negotiations among representatives of Unisource and UGI and their financial and legal advisors;

  8. reviewed the potential pro forma impact of the merger;

  9. reviewed a draft of the merger agreement dated February 25, 1999; and

  10. reviewed such other financial studies and analyses, including the Unisource Worldwide Profit Improvement Project Final Report Executive Summary, dated June 30, 1998, prepared by Coopers & Lybrand Consulting, and took into account such other matters as Merrill Lynch deemed necessary, including Merrill Lynch's assessment of general economic, market and monetary conditions.

   In preparing its opinion, Merrill Lynch assumed and relied on the accuracy and completeness of all information supplied or otherwise made available to Merrill Lynch, discussed with or reviewed by or for Merrill Lynch, or publicly available. Merrill Lynch did not assume any responsibility for independently verifying such information or for undertaking an independent evaluation or appraisal of any of the assets or liabilities of Unisource or UGI and was not furnished with any such evaluation or appraisal. In addition, Merrill Lynch did not assume any obligation to conduct any physical inspection of the properties or facilities of Unisource or UGI. With respect to the financial forecast information furnished to or discussed with Merrill Lynch by Unisource or UGI, Merrill Lynch assumed that they were reasonably prepared and reflected the best currently available estimates and judgment of Unisource's or UGI's management as to the expected future financial performance of Unisource or UGI, as the case may be. Merrill Lynch further assumed that the merger would qualify as a tax-free reorganization for U.S. federal income tax purposes, and that the final form of the merger agreement would be substantially similar to the last draft reviewed by Merrill Lynch as of February 25, 1999.

   The Merrill Lynch opinion was necessarily based upon market, economic and other conditions as they existed and could be evaluated and on the information made available to Merrill Lynch, as of the date of the Merrill Lynch opinion. Merrill Lynch assumed that in the course of obtaining the necessary regulatory or other consents or approvals (contractual or otherwise) for the merger, no restrictions, including any divestiture requirements or amendments or modifications, would be imposed that would have a material adverse effect on the contemplated benefits of the merger.

   In connection with the preparation of its opinion, Merrill Lynch was not authorized by UGI or UGI's board of directors to solicit, nor did Merrill Lynch solicit, third-party indications of interest for the acquisition of all or any part of UGI. In addition, Merrill Lynch expressed no opinion as to the prices at which shares of UGI common stock would trade following the announcement or consummation of the merger.

   The following is a summary of certain financial and comparative analyses performed by Merrill Lynch in connection with the Merrill Lynch opinion delivered to UGI's board of directors on February 28, 1999.

   Historical Trading Analysis. Merrill Lynch reviewed the historical ratios of the daily closing prices per share of UGI common stock to those of Unisource common stock for the period beginning on December 12, 1996 (the date Unisource first traded following its spin-off from Alco Standard Corporation) and ending on February 24, 1999. This analysis showed that the average historical trading ratio during such period was 0.568x and that the maximum and minimum historical trading ratios during such period were 1.024x and 0.255x, respectively. Merrill Lynch also calculated a range of implied exchange ratios by comparing (i) the 52-week high per-share trading price of UGI to the 52-week high per-share trading price of Unisource and (ii) the 52-week low per-share trading price of UGI to the 52-week low per-share trading price of Unisource. This analysis yielded a minimum implied exchange ratio of 0.281x and a maximum implied exchange ratio of 0.494x, compared to the proposed exchange ratio of 0.566x.

   Comparable Public Companies Analysis. Using publicly available information, Merrill Lynch compared certain financial and operating information and ratios (described below) for Unisource and UGI with the corresponding financial and operating information and ratios for selected comparable companies.

   The comparable companies selected in the Unisource analysis included the following companies:

  1. Anixter International Inc.;

  2. Applied Industrial Technologies, Inc.;

  3. Boise Cascade Office Products Corporation;

  4. Corporate Express, Inc.;

  5. Genuine Parts Company;

  6. SUPERVALUE INC.;

  7. Sysco Corporation; and

  8. W.W. Grainger, Inc.

   The comparable companies selected for the UGI analysis included the following large capitalization local distribution companies:

  1. AGL Resources Inc.;

  2. MCN Energy Group Inc.;

  3. Nicor Inc.;

  4. Peoples Energy Corporation;

  5. Piedmont Natural Gas Company, Inc.; and

  6. Washington Gas Light Company.

   Merrill Lynch used forward price/earnings multiples of the comparable companies (based on estimates from UGI and Unisource for fiscal years 1999 and 2000) to calculate implied equity values per share of Unisource common stock and UGI common stock (using earnings estimates provided by the managements of Unisource and UGI, respectively). The multiples of the comparable companies selected for the Unisource analysis had a relevant range of 12.0x to 15.0x and a mean of 13.8x (excluding Sysco and W.W. Grainger, which traded at multiples of 25.3x and 16.7x, respectively), and the multiples of the comparable companies selected for the UGI analysis had a relevant range of 13.5x to 15.0x and a mean of 13.6x. Merrill Lynch then used these implied per share equity values to calculate implied exchange ratios, which ranged from a minimum of 0.498x to a maximum of 0.561x (obtained by comparing the highest estimated valuation of Unisource common stock to the highest estimated valuation of UGI common stock and the lowest estimated valuation of Unisource common stock to the lowest estimated valuation of UGI common stock), compared to the proposed exchange ratio of 0.566x.

   Merrill Lynch also calculated implied exchange ratios by comparing the implied per share equity value of Unisource and UGI based on multiples of 1999 EBITDA of the comparable companies applied to the estimates of management for the 1999 EBITDA of Unisource and UGI. The multiples of the comparable companies selected for the Unisource analysis had a relevant range of 7.0x to 9.0x and a mean of 7.3x, and the multiples of the comparable companies selected for the UGI analysis had a relevant range of 7.0x to 8.0x and a mean of 7.5x. Using this method, the implied exchange ratios ranged from a low of 0.329x to a high of 0.408x (obtained by comparing the highest estimated valuation of Unisource common stock to the highest estimated valuation of UGI common stock and the lowest estimated valuation of Unisource common stock to the lowest estimated valuation of UGI common stock), compared to the proposed exchange ratio of 0.566x.

   Discounted Cash Flow Analysis. Merrill Lynch derived an estimated per share equity valuation range for Unisource and UGI by performing a discounted cash flow ("DCF") analysis. The DCF for Unisource was calculated assuming discount rates ranging from 9.0% to 11.0% and was comprised of the sum of the present values of the following:

  1. the unlevered free cash flows in years 1999 through 2003 (as projected by Unisource management for years 1999 through 2001 and as projected by UGI management for 2002 and 2003); and

  2. the year 2003 terminal value based upon multiples of projected EBITDA ranging from 6.0x to 7.0x.

   The DCF for UGI was calculated assuming discount rates of 7.0% to 9.0% and was comprised of the sum of the present values of the following:

  1. the unlevered free cash flows in years 1999 through 2003 (as projected by UGI management); and

  2. the year 2003 terminal value based upon multiples of EBITDA ranging from 7.0x to 8.0x.

   Based upon the estimated valuation ranges of Unisource and UGI set forth above, Merrill Lynch calculated an implied exchange ratio of a share of UGI common stock to a share of Unisource common stock ranging from 0.620 to 0.674 (obtained by comparing the highest estimated valuation of Unisource common stock to the highest estimated valuation of UGI common stock and the lowest estimated valuation of Unisource common stock to the lowest estimated valuation of UGI common stock), compared to the proposed exchange ratio of 0.566x.

   Pro Forma Combination Analysis. Merrill Lynch also analyzed certain pro forma effects resulting from the merger, including the potential impact of the merger on projected earnings per share of UGI following the merger based on pro forma assumptions that:

  1. the merger would close by the end of UGI's fiscal year 1999 and would be treated as a reverse purchase for accounting purposes;

  2. the utility business of UGI would be sold in a transaction that closed at the end of UGI's fiscal year 2000 and would be treated as a discontinued business for fiscal year 2000;

  3. UGI would repurchase $100 million of shares of its common stock at a weighted average price of $18.00 using existing cash during the time period between the announcement date and the distribution of proxies to UGI stockholders;

  4. UGI would cut its dividend to $0.75 per share effective as of the first quarter of fiscal year 2000;

  5. the merger would generate no synergies; and

  6. new goodwill would be amortized over 40 years.

   This analysis indicated that the merger would be accretive to UGI stockholders in fiscal year 2000 and in each year thereafter.

   The summary set forth above does not purport to be a complete description of the analyses performed by Merrill Lynch in arriving at the Merrill Lynch opinion. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial or summary description. Merrill Lynch believes that its analyses must be considered as a whole and that selecting portions of its analyses and the factors considered by it, without considering all such factors and analyses, could create a misleading view of the process underlying the analyses set forth in the Merrill Lynch opinion. Merrill Lynch did not assign relative weights to any of its analyses in preparing the opinion. The matters considered by Merrill Lynch in its analyses were based on numerous macroeconomic, operating and financial assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond UGI's and Merrill Lynch's control and involve the application of complex methodologies and educated judgment. Any estimates contained in Merrill Lynch's analyses are not necessarily indicative of actual past or future results or values, which may be significantly more or less favorable than such estimates. Estimated values do not purport to be appraisals and do not necessarily reflect the prices at which businesses or companies may be sold in the future, and such estimates are inherently subject to uncertainty.

   No company utilized as a comparison in the analyses described above is identical to Unisource or UGI. In addition, various analyses performed by Merrill Lynch incorporate projections prepared by research analysts using only publicly available information. Such estimates may or may not prove to be accurate. An analysis of publicly traded comparable companies is not mathematical; rather it involves complex considerations and judgments concerning differences in financial and operating characteristics of the comparable companies and other factors that could affect the public trading value of the comparable companies or company to which they are being compared.

   UGI's board of directors selected Merrill Lynch to act as its financial advisor because of Merrill Lynch's reputation as an internationally recognized investment banking firm with substantial experience in transactions similar to the merger and because it is familiar with UGI and its business. As part of its investment banking business, Merrill Lynch is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, leveraged buyouts, negotiated underwritings, secondary distributions of listed and unlisted securities and private placements.

   Pursuant to the terms of a letter agreement between UGI and Merrill Lynch dated February 22, 1999, UGI has agreed to pay Merrill Lynch the following fees:

  1. a fee of $1 million upon the execution of the merger agreement, and

  2. an additional fee of $5 million payable upon consummation of the merger.

   UGI has also agreed to reimburse Merrill Lynch for its reasonable out-of-pocket expenses (including reasonable fees and disbursements of legal counsel) and to indemnify Merrill Lynch and certain related parties from and against certain liabilities, including liabilities under the federal securities laws arising out of its engagement.

   Merrill Lynch Capital, an affiliate of Merrill Lynch, has committed to provide a $100 million credit facility to UGI, the proceeds of which may be used by UGI for working capital and general corporate purposes, including the repurchase of shares of UGI common stock, and Merrill Lynch may continue to provide financing services to UGI and may receive fees for the rendering of such services. In addition, in the ordinary course of Merrill Lynch's business, Merrill Lynch may actively trade Unisource common stock, as well as UGI common stock and other securities of UGI, for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities.

Exchange of Financial Forecasts

 UGI (including UGI Utilities and UGI Energy Services)

   Management of each of UGI and Unisource from time to time have prepared internal financial forecasts regarding their respective anticipated future operations. In the course of the discussions described in "Background of the Merger," UGI and Unisource provided certain of these internal forecasts to each other.

   UGI's financial forecasts, which assume normal weather conditions and a short-term interest rate of 4.4% on cash available for investment, reflected the following forecasted information:

                                         Millions
                   -----------------------------------------------------
                        Cash
                     Available                                 Shares
     Fiscal Year   for Investment  Sales   EBITDA Net Income Outstanding  EPS
     -----------   --------------  -----   ------ ---------- -----------  ---
        2000           $159.7     $1,609.5 $308.1   $57.9       32.9     $1.76
        2001            178.8      1,669.6  320.7    60.8       32.9      1.85
        2002            195.7      1,724.4  331.6    64.0       32.9      1.95
        2003            213.9      1,781.0  345.9    71.6       32.9      2.18
        2004            232.6      1,839.5  358.3    75.6       32.9      2.30

 UGI (excluding UGI Utilities and UGI Energy Services)

   For the purpose of preparing the combined financial forecasts of UGI and Unisource, UGI management adjusted the above forecasts to reflect the proposed sale of UGI Utilities and UGI Energy Services and the effect of the announced dividend reduction. These adjusted forecasts assume that the sale of UGI Utilities and UGI Energy Services would be completed at the end of September 2000, with UGI receiving after-tax proceeds of $390.0 million. These adjusted forecasts, which assume the investment of $390.0 million, together with other cash available for investment, at a short-term interest rate of 4.4%, reflected the following forecasted information:

                                         Millions
                   -----------------------------------------------------
                        Cash
                     Available                                 Shares
     Fiscal Year   for Investment  Sales   EBITDA Net Income Outstanding  EPS
     -----------   --------------  -----   ------ ---------- -----------  ---
        2000           $597.8     $1,075.9 $197.2   $18.8       32.9     $0.57
        2001            623.0      1,119.9  225.6    33.4       32.9      1.02
        2002            647.8      1,159.0  235.0    36.1       32.9      1.10
        2003            673.3      1,199.5  243.8    37.9       32.9      1.15
        2004            699.6      1,241.3  253.6    40.2       32.9      1.22

 Unisource

   Unisource expects to realize annual pre-tax benefits of approximately $150 million once the restructuring plan is fully implemented. These benefits are assumed to begin to have a significant impact in the second half of fiscal year 1999 and be substantially realized in fiscal year 2000. The decrease in sales in fiscal year 2000 compared to fiscal year 1998 primarily reflects assumed pricing declines and the proposed divestiture of Unisource's Mexican operations. Unisource's financial forecasts reflected the following forecasted information:

                                  Millions
                   --------------------------------------
                                                              SG&A
                                                Shares        % of
     Fiscal Year    Sales   EBITDA Net Income Outstanding Gross Profit  EPS
     -----------    -----   ------ ---------- ----------- ------------  ---
        2000       $6,665.3 $252.1   $ 80.5      70.3         85.1%    $1.15
        2001        6,933.7  288.0    102.8      70.3         83.4      1.45
        2002        7,153.2  303.1    116.3      70.3         83.3      1.65
        2003        7,381.1  318.9    131.6      70.3         83.1      1.87
        2004        7,618.0  335.5    145.8      70.3         82.9      2.07

 UGI and Unisource Combined

   We prepared the combined financial forecasts of UGI and Unisource shown below by giving effect to the pro forma adjustments presented in the "Notes to Unaudited Pro Forma Condensed Combined Financial Information of UGI and Unisource" on page . We combined the foregoing financial forecasts assuming that $200.0 million of the cash available from the sale of UGI Utilities and UGI Energy Services would be used to reduce debt and that UGI would use the remaining cash proceeds and internally generated cash to repurchase common stock at the beginning of fiscal year 2002. The combined financial forecast assumes that 5% of the previous year's outstanding UGI stock would be repurchased at the estimated then current market price, although UGI has no present plan or intention to implement such stock buyback. Any remaining cash is assumed to be invested at a short-term interest rate of 4.4%. We did not prepare a combined financial forecast for fiscal year 1999 as we believe it would not be indicative of ongoing operations because it would only represent three months of combined operations.

                                         Millions
                   ----------------------------------------------------
                       Cash
                   Available for                              Shares
     Fiscal Year    Investment    Sales   EBITDA Net Income Outstanding  EPS
     -----------   -------------  -----   ------ ---------- -----------  ---
        2000          $362.0     $7,741.2 $450.2   $114.3      65.6     $1.74
        2001           510.6      8,053.6  508.9    150.2      65.6      2.29
        2002           539.4      8,312.2  535.6    161.5      62.3      2.59
        2003           570.5      8,580.6  558.1    169.3      59.2      2.86
        2004           607.1      8,859.3  583.4    177.6      56.3      3.16

 UGI and Unisource Combined--Business Expansion

   We also prepared combined financial forecasts reflecting investing excess cash in core business expansion and acquisitions, rather than in the stock buy-back and the short-term cash investments. If excess cash were invested at an after-tax return of 6% in 2000, 8% in 2001 and 10% thereafter, the combined financial forecasts would be as follows:

                                       Millions
                        ------------------------------------------------------
                                                                Shares
     Fiscal Year        EBITDA           Net Income           Outstanding            EPS
     -----------        ------           ----------           -----------            ---
        2000            $456.8             $118.8                65.6               $1.81
        2001             544.3              173.8                65.6                2.65
        2002             609.2              210.0                65.6                3.20
        2003             663.9              237.8                65.6                3.62
        2004             724.5              268.9                65.6                4.10

   The Unisource forecasts for fiscal years 2000 and 2001 and the UGI forecasts were prepared for internal budgeting and planning purposes only and not with a view to public disclosure or compliance with published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants (AICPA) regarding projections or forecasts. The Unisource forecasts for fiscal years 2002 through 2004 were prepared in connection with the proposed combination of Unisource and UGI only and not with a view to public disclosure or compliance with these guidelines. Accordingly, the Unisource forecasts for fiscal years 2002 through 2004 did not include the same in-depth level of analysis as the fiscal year 2000 and fiscal year 2001 forecasts, but were, however, based on assumptions management considers reasonable. While presented with numerical specificity, the forecasts are based upon a variety of assumptions relating to the business of the respective companies and are inherently subject to significant uncertainties and contingencies that are beyond the control of the managements of UGI or Unisource, including the impact of general economic and business conditions, the competitive environment in which each operates and other factors. See
"Disclosure Regarding Forward-Looking Statements" on page   and "Risk Factors"
on page . Accordingly, actual results may differ materially from those forecasted. Although the UGI and Unisource boards of directors were provided with these internal financial forecasts, the forecasts were only one of many items they considered.

   The inclusion of the forecasts herein should not be regarded as a representation by UGI, Unisource or any other person that such forecasts are or will prove to be correct. As a matter of course, neither Unisource nor UGI makes public projections or forecasts of its anticipated financial position or results of operations. Except to the extent required under applicable securities laws, neither UGI nor Unisource intends to make publicly available any update or other revisions to any of the forecasts to reflect circumstances existing after the respective dates of preparation of such forecasts.

   Interests of Officers and Directors in the Merger

   In considering the recommendation of the Unisource board in favor of the merger and the UGI board of directors in favor of the share issuance, stockholders should be aware that certain members of each company's board of directors and management have interests in the merger that are different from, and in addition to, the interests of such company's stockholders. The Unisource board of directors was aware of such interests and considered them, among other matters, when approving the merger. The UGI board of directors was aware of such interests and considered them, among other matters, when approving the share issuance in connection with the merger.

 Directors and Officers

   The merger agreement provides that four of the ten directors on the board of the combined company will be designated by Unisource from among the current members of the Unisource board and that five of the ten directors on the board of the combined company will be designated by UGI from among the current members of the UGI board. The remaining member of the combined company's board will be James W. Stratton, who currently is a member of the board of directors of both companies. Ray B. Mundt, Unisource's current chairman and chief executive officer, who directed the merger negotiations for Unisource and voted to approve the merger, will serve as one of the Unisource director designees to the combined company's board. The merger agreement provides that Lon R. Greenberg, UGI's current chairman, president and chief executive officer, will hold those positions in the combined company. See "Board of Directors and Management Following the Merger."

 Indemnification and Insurance

   Under the merger agreement, the combined company will:

  . indemnify and hold harmless present or former directors, officers and employees of Unisource or its subsidiaries for all acts or omissions occurring prior to the closing of the merger connected to his/her duties as a director, officer or employee or to the transactions contemplated by the merger agreement and

  . provide, for a period of six years after the closing of the merger, an insurance policy that provides Unisource's officers and directors in office immediately prior to the closing of the merger with at least the same coverage as that provided by Unisource's policy in effect as of February 28, 1999 to the extent that the expenditures in any one year necessary to provide such coverage do not exceed 200% of the annual premiums currently paid by Unisource.

 Severance; Letter Agreements with Key Employees

   Unisource and six of its executive officers are parties to letter agreements which will remain in effect following the closing of the merger. Among other things, the letter agreements provide for:

  . a lump sum severance benefit based on a specified multiple (either 1.5 or 2.0 times) of current salary and bonus plus the payment of certain fringe benefits; and

  . the acceleration of options granted to such officers

in the event of a termination of employment by the combined company without "cause" as such term is defined in the letter agreements or resignation by the executive officer for "good reason" as such term is defined in the letter agreements, in each case within two years after a "change in control" as such term is defined in the letter agreements. The merger will constitute a change in control under the letter agreements.

   The maximum Unisource severance benefit (in addition to certain non-quantifiable fringe benefits and perquisites) which could be payable under the letter agreements to each of the six Unisource executive officers listed in the table below is as follows:

                                                               Maximum
                                                         Aggregate Unisource
     Individual                                           Severance Benefit
     ----------                                          ------------------- ---
     Mr. Richard H. Bogan...............................  [Numbers to come]
     Ms. Kathleen M. Burns..............................
     Mr. Thomas A. Decker...............................
     Mr. Robert M. McLaughlin...........................
     Mr. George D. Timchal..............................
     Mr. Kenneth F. Vuylsteke...........................

   UGI and certain of its executive officers are parties to agreements which will remain in effect following the closing of the merger. Among other things, each agreement provides for a lump sum payment based on a specified multiple (1.0, 1.5 or, in the case of Mr. Greenberg, 2.5 times) of the executive's 5-year average compensation in the event of either a termination of employment by the combined company without "cause," as such term is defined in the agreement, or resignation by the executive officer for "good reason," as such term is defined in the agreement, in each case within three years after a "change in control" as such term is defined in the agreement. The merger will constitute a "change in control" under the agreement unless the executive/nominating committee of the UGI board determines, immediately prior to the closing of the merger, that the circumstances do not warrant payment under the agreements. The executive/nominating committee has not yet determined whether the circumstances of the merger warrant payment under the agreements.

   The amounts which could be payable under the agreements to the UGI executive officers listed in the table below are as follows:

                                                                 Payment under
                                                               Change of Control
       Individual                                                  Agreement
       ----------                                              -----------------
     Mr. Lon R. Greenberg..................................... [Numbers to come]
     Mr. Brendan P. Bovaird...................................
     Mr. Robert J. Chaney.....................................
     Mr. Michael J. Cuzzolina.................................
     Mr. Bradley C. Hall......................................
     Mr. Anthony J. Mendicino.................................

   UGI's stock option plans do not provide for accelerated vesting in the event of a "change of control."

   The UGI 1997 Directors' Equity Compensation Plan provides for annual awards to directors of units representing an interest equivalent to one share of UGI common stock. When a director terminates service on the UGI board of directors, the units are paid out in shares of common stock. The merger will constitute a "change of control" under the Plan and unless the compensation and management development committee of the UGI board of directors determines otherwise, all accrued units will be immediately paid out in cash to all directors.

 Awards of Restricted Stock under Unisource's Incentive Compensation Plan

   Upon the closing of the merger, 107,979 shares of Unisource common stock granted to the following employees as long-term incentive awards pursuant to Unisource's Incentive Compensation Plan will vest:

                                                                      Number of
                                                                        Shares
     Employee                                                         which Vest
     --------                                                         ----------
     Hugh G. Moulton.................................................    8,333
     Richard H. Bogan................................................   12,114
     Thomas A. Decker................................................   10,979
     George D. Timchal...............................................    2,268
     Kenneth F. Vuylsteke............................................    2,457
     Kathleen M. Burns...............................................    5,000
     Robert M. McLaughlin............................................    5,000
     Other Employees.................................................   61,828

Immediately prior to the closing of the merger, the other 264,945 shares of Unisource common stock granted as long-term incentive awards pursuant to Unisource's Incentive Compensation Plan will be cancelled.

Accounting Treatment

   The merger will be accounted for as a reverse acquisition because the stockholders of Unisource will receive a majority of the voting rights in the combined company. For accounting purposes, UGI will be treated as the acquired company and Unisource will be considered to be the acquiring company. We will allocate the purchase price for the UGI common stock being purchased by the Unisource stockholders to the identifiable assets and liabilities of UGI based upon their fair values. The purchase price in excess of the fair value of the assets and liabilities of UGI, if any, will be recorded as goodwill. The cash portion of the merger consideration, which is payable in lieu of any fractional shares, will be accounted for as a dividend by the combined company. The amount of the purchase price that we will allocate to the net assets of the utility and energy marketing businesses held for sale will be the expected sales proceeds (less estimated costs to sell) plus cash flows we expect these businesses to generate during the period prior to disposal. The operating results of UGI (excluding those of the utility and energy marketing businesses held for sale) will be combined with the results of Unisource from the date of the merger. The historical results of the combined company for periods prior to the merger will be those of Unisource.

Federal Income Tax Consequences of the Merger

   The following is a discussion of the material federal income tax consequences of the merger to the holders of Unisource common stock and to UGI and is based on the opinions of Weil, Gotshal & Manges LLP, counsel to UGI, and Davis Polk & Wardwell, counsel to Unisource. The opinions are based upon current provisions of the United States Internal Revenue Code of 1986, as amended (the "Code"), existing regulations promulgated under the Code and current administrative rulings and court decisions, all of which are subject to change. No attempt has been made to comment on all federal income tax consequences of the merger that may be relevant to particular holders, including holders that are subject to special tax rules, for example, dealers in securities, foreign persons, mutual funds, insurance companies, tax-exempt entities and holders who do not hold their shares as capital assets. Holders of Unisource common stock are advised to consult their own tax advisors regarding the federal income tax consequences of the merger in light of their personal circumstances and the consequences under applicable state, local and foreign tax laws.

   Neither UGI nor Unisource intends to secure a ruling from the Internal Revenue Service with respect to the tax consequences of the merger. UGI has received from its counsel, Weil, Gotshal & Manges LLP, an opinion to the effect that, based on the law as in effect as of the date hereof, the merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code and that UGI, Vulcan Acquisition Corp. and Unisource will not recognize any gain or loss as a result of the merger. Unisource has received from its counsel, Davis Polk & Wardwell, an opinion to the effect that, based on the law as in effect as of the date hereof, the merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code and that no gain or loss will be recognized by a holder of Unisource common stock upon receipt of UGI common stock in exchange for shares of Unisource common stock in connection with the merger, except with respect to cash received by such holder in lieu of fractional shares. It is a condition to the closing of the merger that each party's counsel redeliver the opinions described above, based on the law in effect as of the effective time of the merger. In rendering their opinions, counsel to each of UGI and Unisource have relied upon particular factual representations made by UGI and Unisource.

   Assuming the merger is treated as a reorganization within the meaning of
Section 368(a) of the Code:

  . no gain or loss will be recognized for federal income tax purposes by UGI, Vulcan Acquisition Corp. or Unisource as a result of the merger;

  . except as described below with respect to cash received in lieu of fractional shares, a holder of Unisource common stock will not recognize gain or loss on the exchange of shares of Unisource common stock for UGI common stock in the merger;

  . the aggregate tax basis of the UGI common stock received by a holder of Unisource common stock, including any fractional share deemed received, will be the same as the aggregate tax basis of the Unisource common stock surrendered for the UGI common stock; and

  . the holding period for capital gains purposes of the UGI common stock received by a holder of Unisource common stock, including any fractional share deemed received, will include the holding period of the Unisource common stock surrendered for the UGI common stock, provided that the shares of Unisource common stock are held as capital assets at the effective time of the merger.

 Cash In Lieu of Fractional Shares.

   Cash received by a holder of Unisource common stock in lieu of a fractional share of UGI common stock will be treated as received in exchange for such fractional share interest, and gain or loss will be recognized for federal income tax purposes, measured by the difference between the amount of cash received and the portion of the basis of the Unisource common stock allocable to the fractional share interest. The gain or loss will be capital gain or loss provided that the shares of Unisource common stock were held as capital assets and will be long term capital gain or loss if the shares of Unisource common stock were held for more than one year at the effective time of the merger.

   Backup Withholding.

   Under the Code, a holder of Unisource common stock may be subject, under certain circumstances, to backup withholding at a rate of 31% with respect to the amount of cash, if any, received in lieu of fractional share interests unless the holder provides proof of an applicable exemption or a correct taxpayer identification number, and otherwise complies with applicable requirements of the backup withholding rules. Any amounts withheld under the backup withholding rules are not an additional tax and may be refunded or credited against the holder's federal income tax liability if the required information is furnished to the Internal Revenue Service.

Regulatory Filings And Approvals

   Unisource and UGI may not close the merger unless the waiting periods under the antitrust laws of the United States, Canada and Mexico expire or are terminated by the applicable regulatory authority. Unisource and UGI believe that these waiting periods will expire or terminate prior to the special meetings. However, it is not certain that these waiting periods will expire or terminate by this time, and these antitrust regulatory authorities may impose unfavorable conditions prior to the expiration or termination of these waiting periods. There can be no assurance that a challenge to the merger on antitrust grounds will not be made or that, if such a challenge is made, it would not be successful.

Restrictions on Sales of Shares of UGI Common Stock by Affiliates of Unisource

   The shares of UGI common stock to be issued in connection with the merger will be registered under the Securities Act of 1933 and will be freely transferable under the Securities Act, except for shares of UGI common stock issued to any person who is deemed to be an "affiliate" of Unisource at the time of its special meeting. Persons who may be deemed to be affiliates of Unisource include individuals or entities that control, are controlled by, or are under common control with Unisource and may include some officers, directors and principal stockholders of Unisource. Affiliates of Unisource may not sell their shares of UGI common stock acquired in connection with the merger except pursuant to:

  . an effective registration statement under the Securities Act covering the resale of those shares;

  . an exemption under paragraph (d) of Rule 145 under the Securities Act; or

  . any other applicable exemption under the Securities Act.

   UGI's registration statement on Form S-4, of which this Joint Proxy Statement/Prospectus forms a part, does not cover the resale of shares of UGI common stock to be received by the Unisource affiliates in the merger. The merger agreement requires Unisource to use its reasonable best efforts to cause each of its affiliates to execute a letter agreement prior to the closing of the merger to the effect that such affiliates will not offer or sell or otherwise dispose of any of the shares of UGI common stock issued to such affiliates in the merger in violation of the Securities Act.

Dissenters' Rights

   Neither Unisource stockholders nor UGI stockholders have dissenters' rights of appraisal or other rights to demand the fair value in cash for their shares by reason of the merger or other transactions contemplated by the merger agreement.

Stock Exchange Listing

   It is a condition to the merger that the NYSE authorize for listing the shares of UGI common stock in connection with the merger. In addition, UGI intends to list such shares on the Philadelphia Stock Exchange, effective upon the completion of the merger.

                              THE MERGER AGREEMENT

Effective Time

   Promptly after the satisfaction or waiver of the conditions to the merger set forth in the merger agreement, we will file a certificate of merger with the Secretary of State of Delaware. The effect of this filing is that Vulcan Acquisition Corp. will merge with and into Unisource, and Unisource will become a direct, wholly-owned subsidiary of UGI.

Merger Consideration

   Upon the closing of the merger, each outstanding share of Unisource common stock, other than shares of Unisource common stock held by UGI, Unisource or UGI's subsidiaries, will be converted into the right to receive 0.566 shares of UGI common stock, together with cash in lieu of any fractional shares of UGI common stock.

Unisource Stock Options and Restricted Stock

   Upon the closing of the merger, each Unisource stock option will convert automatically into an option to purchase the number of shares of UGI common stock equal to the number of shares of Unisource common stock subject to such Unisource stock option multiplied by the exchange ratio, at an exercise price per share of UGI common stock equal to the current exercise price per share of Unisource common stock divided by the exchange ratio.

   Likewise, each share of Unisource restricted common stock outstanding immediately prior to the closing of the merger will automatically be converted into 0.566 shares of UGI common stock and, except for awards of 107,979 shares of Unisource restricted common stock made under Unisource's Incentive Compensation Plan, which will vest upon the closing of the merger, and the other awards of shares of Unisource restricted common stock made under Unisource's Incentive Compensation Plan, which will be cancelled immediately prior to the closing of the merger, will be subject to the same restrictions applicable to the shares of Unisource restricted common stock immediately prior to the merger.

Exchange of Unisource Common Stock

   UGI will appoint an exchange agent to handle the exchange of Unisource stock certificates in the merger and the payment of cash for fractional shares. Soon after the closing of the merger, the exchange agent will send to each holder of Unisource common stock a letter of transmittal for use in the exchange and instructions explaining how to surrender Unisource stock certificates to the exchange agent. Holders of Unisource common stock who surrender their certificates to the exchange agent, together with a properly completed letter of transmittal, will receive the appropriate merger consideration. Holders of unexchanged Unisource stock certificates will not be entitled to receive any dividends payable by UGI after the closing of the merger until their certificates are surrendered. Unisource stockholders should not return stock certificates with the enclosed proxy.

Representations and Warranties and Covenants

 Representations and Warranties

   UGI and Unisource have made various customary mutual representations and warranties in the merger agreement about themselves and their subsidiaries.

 Conduct of Business by UGI and Unisource

   Unisource and UGI have agreed in the merger agreement that, prior to the closing of the merger, they will conduct their respective businesses, and that of their subsidiaries, in the ordinary course of business and in a manner consistent with past practice. Each of Unisource and UGI has agreed to try to preserve its and its subsidiaries' business organizations, keep available the services of its present officers and employees and preserve its relationships with customers, suppliers and others with which it has business relations. In particular, each party has agreed in the merger agreement not to engage, directly or indirectly, in specified material transactions between the date of execution of the merger agreement and the closing of the merger without the consent of the other party.

 No Solicitation

   Each of UGI and Unisource has agreed not to directly or indirectly solicit or knowingly encourage a third party to make a proposal to it regarding any merger, consolidation, share exchange, business combination, recapitalization or similar transaction, including any tender or exchange offer in which such third party would acquire more than 20% of its equity securities or a sale or other disposition of all or substantially all of its assets.

   If, prior to the time of its stockholder meeting, either Unisource or UGI receives any written proposal for an alternative transaction which its board of directors determines, after consultation with its financial advisor, is reasonably likely to be consummated and would result in a transaction that is superior from a financial point of view to its stockholders than the merger, it may furnish information to, and enter into negotiations with, the party making the superior proposal, provided that, based upon the advice of its independent legal counsel, its board of directors has determined that each such action is necessary to comply with its fiduciary duties.

 Duty to Recommend.

   Unisource has agreed in the merger agreement to recommend to its stockholders the adoption of the merger agreement. UGI has agreed in the merger agreement to recommend to its stockholders the approval of the issuance of UGI common stock in connection with the merger. Neither board of directors is permitted by the merger agreement to withdraw or modify its recommendation unless it determines in good faith, taking into account all legal and financial aspects, that such action would be necessary to comply with its fiduciary duties.

 Consents and Approvals.

   UGI and Unisource have agreed to make all filings, including those under the Hart-Scott-Rodino Act, and to use their reasonable best efforts to obtain all consents and approvals required in connection with the authorization, execution and delivery of the merger agreement and the closing of the transactions contemplated by the merger agreement.

 Indemnification and Insurance.

   See "Interests of Officers and Directors in the Merger."

 Employee Benefits.

   Following the merger, the combined company will honor Unisource's and all of Unisource's subsidiaries' employment, collective bargaining, consulting, termination, severance, change in control and indemnification agreements with any current or former officer, director, consultant or employee. In addition, for six months following the closing of the merger, the combined company will provide, for the benefit of the employees of Unisource and its subsidiaries, compensation and benefits which in the aggregate are not materially less favorable than those provided to employees of Unisource and its subsidiaries.

 Expenses.

   Whether or not the merger is consummated, all expenses incurred in connection with the merger agreement and the transactions contemplated by the merger agreement will be paid by the party incurring such expenses, except that the costs of filing, printing and mailing the Joint Proxy Statement/Prospectus will be shared equally by UGI and Unisource and, as described under "Effect of Termination," UGI or Unisource would be obligated to reimburse the other party for up to $5,000,000 of expenses incurred by the other party in connection with the merger agreement if the merger agreement is terminated because it breaches its covenants or representations and warranties.

Conditions to the Merger

 Conditions to Obligation of Each Party to Close the Merger.

   Each of UGI's and Unisource's respective obligations to close the merger are subject to the satisfaction of the following conditions:

  . Effectiveness of the Registration Statement. The SEC has not issued any stop order suspending the effectiveness of the registration statement of which this document is a part, nor has it started or threatened any proceedings for that purpose;

  . Stockholder Approval. The Unisource stockholders have adopted the merger agreement and the UGI stockholders have approved the issuance of the UGI common stock in connection with the merger;

  . Listing. The UGI common stock to be issued in connection with the merger has been approved for listing on the New York Stock Exchange;

  . Antitrust. Any waiting period applicable to the merger under the Hart-
     Scott-Rodino Act has expired or been terminated; and

  . Government Actions. No law or court order prohibits the closing of the merger or permits the closing subject to conditions or restrictions that have had or are reasonably expected to have, individually or in the aggregate, a material adverse effect on Unisource and its subsidiaries, taken as a whole.

 Additional Conditions to the Obligation of UGI to Close the Merger.

   The obligation of UGI to close the merger is also subject to the following conditions:

  . Representations and Warranties. Except as would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on Unisource and its subsidiaries, taken as a whole, the representations and warranties of Unisource in the merger agreement are true and correct as of the closing of the merger;

  . Covenants. Unisource has complied in all material respects with all covenants required to be complied with by it under the merger agreement; and

  . Tax Opinion. UGI has received the written opinion of Weil, Gotshal &
     Manges LLP with respect to the tax-free nature of the merger.

 Additional Conditions to Obligation of Unisource to Close the Merger.

   The obligation of Unisource to close the merger is also subject to the following conditions:

  . Representations and Warranties. Except as would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on UGI and its subsidiaries, taken as a whole, the representations and warranties of UGI contained in the merger agreement are true and correct as of the closing of the merger;

  . Covenants. UGI has complied in all material respects with all covenants required to be complied with by it under the merger agreement; and

  . Tax Opinion. Unisource has received the written opinion of Davis Polk &
     Wardwell with respect to the tax-free nature of the merger.

Termination

 Conditions to Termination.

   The merger agreement may be terminated at any time prior to the closing of the merger, notwithstanding the adoption by the Unisource stockholders of the merger agreement and the approval by the UGI stockholders of the issuance of UGI common stock in connection with the merger:

  . by mutual written consent of the boards of directors of both Unisource and UGI;

  . by either of UGI or Unisource if:

    .  the merger has not been consummated by September 30, 1999;

    . the Unisource stockholders reject the merger at the Unisource stockholder meeting;

    . the UGI stockholders reject the issuance of UGI common stock at the UGI stockholder meeting;

    .  a law or court order permanently prohibits the merger;

    . the other party's board of directors withdraws or modifies its recommendation of the merger or share issuance in a manner adverse to the terminating party;

     . prior to the approval of the merger agreement or share issuance by its stockholders, either party's board of directors, as required by its fiduciary duties, decides to accept an acquisition proposal made by a third party that offers its stockholders greater value than the merger; or

     . the other party breaches any representation, warranty, covenant or agreement contained in the merger agreement and such breach cannot be cured and would cause a condition to the terminating party's obligation to the merger to be incapable of being satisfied by September 30, 1999.

 Effect of Termination.

   In the event the merger agreement is terminated due to breaches of covenants or representations and warranties, the breaching party will pay to the other party all documented expenses up to $5,000,000 incurred by the other party in connection with the merger agreement.

   In addition, the merger agreement requires Unisource and UGI to pay the other party a $25,000,000 fee if the merger agreement is terminated because:

    . prior to approval of the merger agreement or share issuance by its stockholders, its board of directors decides to accept an acquisition proposal made by a third party that offers its stockholders greater value than the merger;

    . its board of directors withdraws or adversely modifies its approval or recommendation of the merger agreement or share issuance; or

    . its stockholders reject the merger agreement or share issuance or it willfully breaches the merger agreement; and

     a competing acquisition proposal for it exists at the time of its stockholder meeting or at the time the merger agreement is terminated; and

     it agrees to an acquisition proposal with any party within six months of the termination of the merger agreement or with the party that made the acquisition proposal within nine months of the termination of the merger agreement.

   Notwithstanding the foregoing, in no event will the fees and expenses paid as a result of a termination of the merger agreement exceed $25,000,000 in the aggregate.

Amendments

   UGI and Unisource may amend the merger agreement at any time prior to closing of the merger; provided, however, that after approval of the merger by the Unisource stockholders and the approval of the issuance of UGI common stock by the UGI stockholders, the merger agreement cannot be amended without stockholder approval if stockholder approval for such amendment is required by law.

        UNISOURCE SELECTED HISTORICAL CONSOLIDATED FINANCIAL INFORMATION

   The table below provides you with selected historical consolidated financial information of Unisource. Unisource has prepared this information using the consolidated financial statements of Unisource for each of the fiscal years in the five-year period ended September 30, 1998 and for the three-month periods ended December 31, 1997 and 1998. The financial statements for each of the fiscal years in the five-year period ended September 30, 1998 and as of September 30, 1995, 1996, 1997 and 1998 have been audited by Ernst & Young LLP, independent auditors. The balance sheet information as of September 30, 1994 is derived from unaudited financial statements. The financial statements for the three-month periods ended December 31, 1997 and 1998 have not been audited.

   When you read the selected historical consolidated financial information of Unisource, you should consider reading along with it the historical consolidated financial statements and related notes in Unisource's annual and quarterly reports as filed with the Securities and Exchange Commission. See
"Where to Find More Information" on page    .

                                                                              Three Months
                                                                                  Ended
                                  Year Ended September 30,(1)                 December 31,
                          ---------------------------------------------     ---------------------
                            1994     1995      1996     1997     1998         1997         1998
                          -------- --------  -------- -------- --------     --------     --------
                                       (Millions, except per share amounts)
Statement of Income
 Information:
Revenues................  $5,756.5 $6,987.3  $7,022.8 $7,108.4 $7,417.3     $1,869.1     $1,680.5
Cost of goods sold......   4,825.7  5,925.2   5,896.2  5,911.8  6,149.3      1,546.1      1,376.1
Inventory writedown
 (2)....................       --       --        --       --      23.0          --           --
                          -------- --------  -------- -------- --------     --------     --------
Gross profit............     930.8  1,062.1   1,126.6  1,196.6  1,245.0        323.0        304.4
Selling and
 administrative
 expenses...............     782.3    855.8     942.1  1,051.9  1,156.0        286.3        281.1
Special charges (2):
 Information technology
  write-off.............       --       --        --       --     168.0        168.0          --
 Restructuring and
  implementation costs..       --       --       50.0      --     108.5          --           3.0
 Mexico valuation
  charge................       --       --        --       --      70.0          --           --
                          -------- --------  -------- -------- --------     --------     --------
Income (loss) from
 operations.............     148.5    206.3     134.5    144.7   (257.5)      (131.3)        20.3
Interest expense........      26.2     33.6      31.5     41.6     45.5         12.1         11.4
                          -------- --------  -------- -------- --------     --------     --------
Income (loss) before
 income taxes and
 cumulative effect of
 accounting change......     122.3    172.7     103.0    103.1   (303.0)      (143.4)         8.9
Provision (benefit) for
 income taxes...........      47.8     67.5      43.0     44.4    (71.2)       (42.8)         3.8
                          -------- --------  -------- -------- --------     --------     --------
Income (loss) before
 cumulative effect of
 accounting change......      74.5    105.2      60.0     58.7   (231.8)      (100.6)         5.1
Cumulative effect of
 change in method of
 accounting for taxes...      14.0      --        --       --       --           --           --
                          -------- --------  -------- -------- --------     --------     --------
Net income (loss).......  $   88.5 $  105.2  $   60.0 $   58.7 $ (231.8)    $ (100.6)    $    5.1
                          ======== ========  ======== ======== ========     ========     ========
Earnings (loss) per
 share--basic (3).......       --       --        --  $   0.88 $  (3.36)(2) $  (1.47)(2) $   0.07(2)
Earnings (loss) per
 share--diluted (3).....       --       --        --  $   0.87 $  (3.36)(2) $  (1.47)(2) $   0.07(2)
Weighted average shares
 outstanding--basic.....       --       --        --      67.0     68.9         68.6         69.9
Weighted average shares
 outstanding--diluted...       --       --        --      67.6     68.9         68.6         70.0
Cash dividends per
 share..................       --       --        --      0.60     0.80         0.20         0.05

Balance Sheet
 Information:
Working capital.........  $  549.8 $  815.1  $  750.8 $  667.4 $  466.0     $  679.5     $  467.2
Total assets............   1,720.0  2,019.0   2,191.7  2,558.8  1,966.7      2,206.8      1,861.8
Total debt..............      75.2     71.0      60.3    806.9    510.0        708.8        504.2
Total stockholders'
 equity.................     353.5    415.9     935.5    984.4    698.4        860.3        699.9

Other Financial
 Information:
EBITDA before special
 charges (4)............  $  181.0 $  239.7  $  224.5 $  191.5 $  170.2     $   50.8     $   36.9
Net cash provided by
 (used in) operating
 activities.............      94.5    (66.6)    205.9    161.1    201.3 (5)    (33.6)(5)    (17.9)
Capital expenditures....      33.9     50.1      35.8     25.3     29.7          8.6          2.7
Depreciation and
 amortization...........      32.5     33.4      40.0     46.8     58.2         14.1         13.6
Selling and
 administrative expense
 (excluding special
 charges) - % of gross
 profit                       84.0     80.6      83.6     87.9     91.2         88.6         92.3

--------
(1) The financial statements and notes for periods prior to fiscal year 1998 are not strictly comparable to those subsequent to fiscal year 1997 because prior to December 31, 1996, the consolidated financial statements include the assets, liabilities, revenues and expenses of Unisource as a wholly-owned subsidiary of IKON, and the assets, liabilities, revenues and expenses of certain operations that were contributed to Unisource by IKON on October 1, 1995.

(2) The loss per common share for Unisource for the year ended September 30, 1998 includes the impact of the following special charges:

                                                     Pre-Tax After-Tax Loss Per
                                                     Charge   Charge    Share
                                                     ------- --------- --------
                                                       (Millions, except per
                                                           share amounts)
    Charges related to streamlining Unisource's
     organizational structure:
      Severance and facility closures............... $108.5   $ 69.7   $(1.00)
      Inventory write-downs (included in cost of
       sales).......................................   23.0     14.9    (0.22)
    Valuation charge related to Unisource's Mexico
     operations.....................................   70.0     70.0    (1.01)
    Write-off of Unisource's capitalized information
     technology development and related costs.......  168.0    109.2    (1.60)
    Tax charge associated with the sale of a
     significant portion of Unisource's U.S.-based
     grocery supply systems business................     --      5.7    (0.08)
                                                     ------   ------   -------
    Total........................................... $369.5   $269.5   $(3.91)
                                                     ======   ======   =======

  Special charges include the information technology write off of $168.0 ($109.2 after-tax and $(1.60) per share) for the three months ended December 31, 1997 and implementation costs associated with the restructuring plan of $3.0 ($1.7 after-tax and $(0.03) per share) for the three months ended December 31, 1998. Unisource also recorded a $50.0 restructuring charge, $32.5 after-tax, in 1996.

(3) Historical net income (loss) per share is not presented before fiscal year 1997 since Unisource became a separate publicly-owned company effective December 31, 1996.

(4) EBITDA before special charges represents earnings before interest, income taxes, depreciation, amortization, special charges, inventory writedown and cumulative effect of accounting change. EBITDA before special charges is provided because it is a measure commonly used by analysts and investors to determine a company's ability to incur and service its debt. EBITDA before special charges is not a measurement of financial performance under generally accepted accounting principles and should not be considered an alternative to net income as a measure of performance or to cash flow as a measure of liquidity. EBITDA before special charges is not necessarily comparable with similarly titled measures for other companies.

(5) Excludes $150.0 provided by the sale of accounts receivable under the domestic asset securitization program.

           UGI SELECTED HISTORICAL CONSOLIDATED FINANCIAL INFORMATION

   The table below provides you with selected historical consolidated financial information of UGI. UGI has prepared this information using the consolidated financial statements of UGI for each of the fiscal years in the five-year period ended September 30, 1998 and for the three-month periods ended December 31, 1997 and 1998. UGI has derived the consolidated income statement and balance sheet information below as of and for each of the years in the five-year period ended September 30, 1998 from financial statements audited by independent public accountants. UGI has derived the remaining information from unaudited consolidated financial statements.

   When you read the selected historical consolidated financial information of UGI, you should consider reading along with it the historical consolidated financial statements and related notes in UGI's annual and quarterly reports as filed with the Securities and Exchange Commission. See "Where To Find More
Information" on page   .

                                                                                        Three Months
                                                                                            Ended
                                   Year Ended September 30,                             December 31,
                          ----------------------------------------------------------  ------------------
                           1994         1995         1996        1997         1998      1997      1998
                          -------     --------     --------    --------     --------  --------  --------
                                      (Millions, except per share amounts)
Income Statement
 Information:
Revenues................  $ 762.2     $  877.6     $1,557.6    $1,642.0     $1,439.7  $  471.2  $  373.7
Cost of sales...........    382.4        438.7        887.1       938.8        756.7     267.3     181.6
                          -------     --------     --------    --------     --------  --------  --------
Gross profit............    379.8        438.9        670.5       703.2        683.0     203.9     192.1
Operating and
 administrative
 expenses...............    264.0        331.6        437.5(1)    439.8        437.7     109.0     112.7
Depreciation and
 amortization...........     41.8         60.9         86.0        86.1         87.8      21.6      21.7
Other (income), net.....    (42.4)(2)    (31.9)(3)    (12.7)      (22.6)(4)    (12.7)     (4.3)     (3.8)
                          -------     --------     --------    --------     --------  --------  --------
Operating income........    116.4         78.3        159.7       199.9        170.2      77.6      61.5
Interest expense........    (43.3)       (59.3)       (79.5)      (83.1)       (84.4)    (21.4)    (21.2)
Minority interest in
 AmeriGas Partners......      --          19.7         (4.3)      (18.3)        (8.9)    (11.1)     (7.4)
Equity in Petrolane
 (5)....................     (1.0)        (5.3)         --          --           --        --        --
Income tax expense......    (33.4)       (22.7)(6)    (33.6)      (43.6)       (34.4)    (19.6)    (14.5)
Dividends on UGI
 Utilities preferred
 stock..................     (1.3)        (2.8)        (2.8)       (2.8)        (2.2)     (0.7)     (0.4)
                          -------     --------     --------    --------     --------  --------  --------
Income from continuing
 operations.............  $  37.4     $    7.9     $   39.5    $   52.1     $   40.3  $   24.8  $   18.0
Income from discontinued
 operations.............  $   7.6 (7) $    --      $    --     $    --      $    --   $    --   $    --
Net income (loss).......  $  45.0     $   (8.4)(8) $   39.5    $   52.1     $   40.3  $   24.8  $   18.0

Basic earnings (loss)
 per share:
 Continuing operations..  $  1.16     $   0.24     $   1.19    $   1.58     $   1.22  $   0.75  $   0.55
 Discontinued
  operations............  $  0.24 (7) $    --      $    --     $    --      $    --   $    --   $    --
 Net income (loss)......  $  1.40     $  (0.26)(8) $   1.19    $   1.58     $   1.22  $   0.75  $   0.55
Diluted earnings (loss)
 per share:
 Continuing operations..  $  1.16     $   0.24     $   1.19    $   1.57     $   1.22  $   0.75  $   0.55
 Discontinued
  operations............  $  0.23 (7) $    --      $    --     $    --      $    --   $    --   $    --
 Net income (loss)......  $  1.39     $  (0.26)(8) $   1.19    $   1.57     $   1.22  $   0.75  $   0.55
Average shares
 outstanding--basic.....   32.186       32.694       33.058      33.049       32.971    32.927    32.855
Average shares
 outstanding--diluted...   32.274       32.710       33.142      33.132       33.123    33.081    32.939
Cash dividends declared
 per share..............  $  1.36     $   1.39     $   1.41    $   1.43     $   1.45  $   0.36  $  0.365
Balance Sheet
 Information:
Cash and short-term
 investments............  $  77.4     $  132.7     $   97.1    $  129.4     $  148.4  $  152.5  $  150.7
Total assets............  1,182.2      2,152.3      2,133.0     2,151.7      2,074.6   2,244.0   2,127.5
Capitalization:
 Total debt.............  $ 412.5     $  916.1     $  941.8    $  964.0     $  982.8  $1,038.6  $1,027.3
 Minority interest in
  AmeriGas Partners.....      --         318.9        284.4       266.5        236.5     267.9     234.2
 UGI Utilities preferred
  stock.................     35.2         35.2         35.2        35.2         20.0      35.2      20.0
 Common stockholders'
  equity................    424.3        380.5        377.6       376.1        367.1     393.6     374.1
                          -------     --------     --------    --------     --------  --------  --------
 Total capitalization...  $ 872.0     $1,650.7     $1,639.0    $1,641.8     $1,606.4  $1,735.3  $1,655.6
                          =======     ========     ========    ========     ========  ========  ========

Other Financial
 Information:
 EBITDA (9).............  $ 158.2     $  139.2     $  245.7    $  286.0     $  258.0  $   99.2  $   83.2
 Capital expenditures...     50.1         68.8         62.7        68.8         69.2      15.6      16.2

--------
 (1) Includes reduction in operating expenses of $4.4 from the refund of insurance premium deposits and $3.3 from a reduction in accrued environmental costs.

 (2) Includes management fee income from Petrolane Incorporated (Petrolane) of $33.3.

 (3) Includes management fee income from Petrolane of $20.5.

 (4) Includes $4.7 gain from the sale of the Partnership's 50% equity interest in Atlantic Energy, Inc. and $3.5 from the sale of UTI Energy common stock.

 (5) Represents UGI's 35% equity interest in Petrolane prior to UGI's April 19, 1995 acquisition of the approximately 65% of Petrolane common shares outstanding not already owned by UGI. On April 19, 1995, UGI combined the propane distribution businesses of Petrolane and AmeriGas Propane into AmeriGas Partners, L.P.

 (6) Reflects the write-off of net deferred tax benefits of AmeriGas Propane and Petrolane totaling $11.7 representing UGI's share of such tax benefits no longer realizable as a result of the public unitholders' interest in the Partnership.

 (7) Reflects gain from the sale for accounting purposes of UGI's former oil field service businesses.

 (8) Includes extraordinary loss from debt restructuring and loss from cumulative effect of change in accounting for postemployment benefits of $(13.2) and $(3.1), or $(0.40) and $(0.10) per share, respectively.

 (9) EBITDA (earnings before interest expense, income taxes, depreciation and amortization) should not be considered as an alternative to net income (as an indicator of operating performance) or as an alternative to cash flow (as a measure of liquidity or ability to service debt obligations) and is not a measure of performance or financial condition under generally accepted accounting principles.

             BOARD OF DIRECTORS AND MANAGEMENT FOLLOWING THE MERGER

Board of Directors

   The merger agreement provides that the board of directors of the combined company will be increased from seven members to ten at the effective time of the merger. Of these ten members, five will be current members of the UGI board of directors designated by UGI and four will be current members of the Unisource board of directors designated by Unisource. The remaining member currently serves on both the UGI board of directors and the Unisource board of directors. It is anticipated that after the merger, the board of directors of the combined company will be comprised of the following ten individuals, who are all United States citizens:

 Current Members of the UGI Board of Directors

 Stephen D. Ban
 Age 58

   Dr. Ban is president and chief executive officer of the Gas Research Institute (gas industry research and development), a position he has held since 1987. He was formerly executive vice president of Gas Research Institute until 1986 and vice president, Research and Development of Bituminous Materials, Inc. until 1981. Dr. Ban also serves as a director of UGI Utilities, Inc. and Energen Corporation.

 Thomas F. Donovan
 Age 65

   Mr. Donovan retired as vice chairman of Mellon Bank on December 31, 1996, a position he had held since 1988. He continues to serve as an advisory board member to Mellon Bank. Mr. Donovan also serves as a director of UGI Utilities, Inc., AmeriGas Propane, Inc., Nuclear Electric Insurance Co., and Merrill Lynch International Bank, Ltd.

 Lon R. Greenberg
 Age 48

   Mr. Greenberg has been Chairman of the UGI board of directors since August 1996, chief executive officer of UGI since August 1995 and president of UGI since 1994. He was formerly vice chairman of the UGI board of directors from 1995 to 1996, and senior vice president--legal and corporate development of UGI from 1989 to 1994. Mr. Greenberg also serves as a director of UGI Utilities, Inc., AmeriGas Propane, Inc., and the Mellon PSFS Advisory Board.

 Marvin O. Schlanger
 Age 51

   Mr. Schlanger is a principal in the firm of Cherry Hill Chemical Investments, L.L.C. (October 1998- Present). He was previously president and chief executive officer (May 1998 to October 1998), executive vice president and chief operating officer (1994 to May 1998) and a director (1994 to 1998) of ARCO Chemical Company. He also held the position of senior vice president of ARCO Chemical Company and President of ARCO Chemical Americas Company (1992 to
1994). Mr. Schlanger also serves as a director of UGI Utilities, Inc. and Wellman, Inc.

 David I.J. Wang
 Age 67

   In 1991, Mr. Wang retired as executive vice president--Timber and Specialty Products and a director of International Paper Company, a position he had held since 1987. Mr. Wang serves as a director of UGI Utilities, Inc. and AmeriGas Propane, Inc.

 Current Members of the Unisource Board of Directors

 Gary L. Countryman
 Age 59

   Mr. Countryman is chairman of the Board of Liberty Mutual Insurance Company and Liberty Mutual Fire Insurance Company (1998 to Present) and was chairman and chief executive officer of Liberty Mutual Insurance Company and Liberty Mutual Fire Insurance Company (1992-1998) and chairman of the board, president and chief executive officer, Liberty Mutual Insurance Company and Liberty Mutual Fire Insurance Company (1991-1992). He also serves as a director of Bank Boston Corporation, Boston Edison and Harcourt General, Inc.

 Paul J. Darling II
 Age 60

   Mr. Darling is chairman, president and chief executive officer of Corey Steel Company (1984-Present). He also serves as a director of Liberty Mutual Insurance Company, Liberty Mutual Fire Insurance Company and Liberty Financial Companies, Inc.

 James P. Kelly
 Age 55

   Mr. Kelly is chairman and chief executive officer (1997-present) of the United Parcel Services and was vice chairman of UPS (1996-1997), senior vice president and chief operating officer of UPS (1992-1996) and senior vice president and National Relations Group Manager of UPS (1988-1992).

 Ray B. Mundt
 Age 70

   Mr. Mundt is chairman and chief executive officer of Unisource (1996-present). Mr. Mundt has been chairman (1986-1995), chief executive officer (1980-1993) and president (1974-1988) of Alco Standard. He also serves as a director of Liberty Mutual Insurance Company and Liberty Financial Companies, Inc.

 Current Member of Both the UGI Board of Directors and the Unisource Board of Directors,

 James W. Stratton
 Age 62

   Mr. Stratton is the president and chief executive officer of Stratton Management Company (1972-present), an investment advisory and financial consulting firm. He is also chairman and chief executive officer of FinDaTex, a financial services firm. Mr. Stratton serves as a director of UGI Utilities, Inc., AmeriGas Propane, Inc., Stratton Growth Fund, Stratton Monthly Dividend Shares, Inc., Stratton Small-Cap Yield Fund and Teleflex, Inc.

Committees of the Board of Directors

   The merger agreement provides that at the effective time of the merger at least one Unisource director designee will be added to each committee of the combined company's board of directors. The merger agreement also provides that at the effective time of the merger a Unisource director designee reasonably acceptable to UGI will be the chairman of the compensation committee and the audit committee of the combined company's board of directors.

Chief Executive Officer

   Lon R. Greenberg will be the chairman, president and chief executive officer of the combined company following the merger. Ray B. Mundt, the current chairman and chief executive officer of Unisource, has agreed to serve as a member of the board of directors of the combined company until the next annual meeting of stockholders.

                       COMPARISON OF STOCKHOLDERS RIGHTS

   The rights of the Unisource stockholders are governed by Delaware law, including the Delaware General Corporation Law (the "DGCL"), the Unisource charter and the Unisource bylaws. The rights of UGI stockholders are governed by Pennsylvania law, including the Pennsylvania Business Corporation Law (the "PBCL"), the UGI charter and the UGI bylaws. Upon consummation of the merger, stockholders of Unisource will become holders of UGI common stock. Consequently, their rights will be governed by Pennsylvania law.

   The following is a summary of some of the material differences between the rights of the holders of Unisource common stock and the rights of the holders of UGI common stock. This summary is not complete. For a full description of the rights of the holders of Unisource and UGI common stock, holders must refer to Delaware law, Pennsylvania law, the Unisource charter, the Unisource bylaws, the UGI charter and the UGI bylaws. Copies of the Unisource charter, the Unisource bylaws, the UGI charter and the UGI bylaws have been filed with the SEC and will be sent to the holders of Unisource and UGI common stock upon
request. See "Where To Find More Information" on page   .

-----------------------------------------------------------------------------------------
         Stockholder Right                 Unisource                      UGI
-----------------------------------------------------------------------------------------
  Approval of Mergers and Certain  Actions by stockholders to Actions by stockholders to
   Asset Sales                     effect mergers or sales of effect mergers or sales of
                                   all or substantially all   all or substantially all of
                                   of the assets of the       the assets of the company
                                   company require the        require approval by a
                                   approval of holders of a   majority of the votes cast
                                   majority of the            by the holders entitled to
                                   outstanding stock.         vote.

-----------------------------------------------------------------------------------------
  Members of the Board of          Classified board with      All directors are elected
   Directors                       three classes of           annually.
                                   approximately even number.
                                   Each director is elected
                                   for a term of three years.

-----------------------------------------------------------------------------------------
  Removal of Directors             Directors can be removed   Directors may be removed
                                   only for cause, and then   only for cause, either by
                                   only with the affirmative  unanimous written consent
                                   vote of the holders of     or by majority vote at a
                                   two-thirds of the          meeting.
                                   outstanding stock.

-----------------------------------------------------------------------------------------
  Amendment to Bylaws              Bylaws may be amended at   The stockholders may not
                                   any meeting of directors   amend the bylaws without
                                   or stockholders. However,  the approval of the board.
                                   amendment of certain       The board can amend the
                                   sections of the bylaws,    bylaws by majority vote.
                                   including those regarding
                                   special meetings, notice
                                   provisions, actions by
                                   written consent, election
                                   of directors,
                                   indemnification provisions
                                   and amendment of bylaws
                                   require a two-thirds vote
                                   of the outstanding common
                                   stock.


--------------------------------------------------------------------------------

----------------------------------------------------------------------------------------
         Stockholder Right                Unisource                      UGI
----------------------------------------------------------------------------------------
  Calling of Special Meeting of   Special meetings of        Special meetings of
   Stockholders                   stockholders of Unisource  stockholders of UGI cannot
                                  cannot be called by        be called by stockholders,
                                  stockholders               except in the case of an
                                                             "Interested Stockholder"
                                                             who wants to call a meeting
                                                             for the purpose of voting
                                                             on the type of business
                                                             combination described in
                                                             PBCL Sections 2-555(3) and
                                                             (4).

----------------------------------------------------------------------------------------
  Amendment to Charter            Amendments to the charter  Amendments to the charter
                                  generally require the      require the approval of
                                  approval of holders of a   holders of a majority of
                                  majority of the            the votes cast by the
                                  outstanding stock.         holders entitled to vote.
                                  However, amendments to
                                  certain provisions of the
                                  charter, including those
                                  related to the nomination,
                                  election and removal of
                                  directors, the calling of
                                  special meetings and the
                                  prohibition against action
                                  by written consent,
                                  require the approval of
                                  holders of two-thirds of
                                  the outstanding stock.
----------------------------------------------------------------------------------------

Dividend Rights

   Unisource. Under the DGCL, a corporation may pay dividends out of surplus or, if no surplus exists, out of net profits for the fiscal year in which such dividends are declared and/or of its preceding fiscal year. However dividends may not be paid out of these net profits if the capital of the corporation is less than the aggregate amount of capital represented by the outstanding stock of all classes having a preference upon the distribution of assets. The Unisource bylaws provide that, subject to the provisions of the DGCL and the Unisource charter, dividends may be declared at any regular or special meeting of the Unisource board of directors. Dividends may be paid in cash, property, or in shares of capital stock. Before declaring dividends, the board of directors can set aside funds for a reserve to meet contingencies, subject to the rights of preferred stockholders, if any.

   UGI. Under the PBCL, a corporation is prohibited from making a distribution to stockholders if doing so would leave that corporation unable to pay its debts as they become due in the usual course of business, or the diminished total assets of such corporation would impair the rights of stockholders having senior rights upon dissolution. For the purpose of determining whether or not the senior rights would be impaired, the board of directors may base its determination on one or more of the following: the book value, or the current value, of the corporation's assets and liabilities, unrealized appreciation and depreciation of the corporation's assets and liabilities or any other method that is reasonable in the circumstances. The UGI charter provides that stockholders may receive dividends out of any surplus legally available for such purpose, subject to the rights of any outstanding preferred stock of UGI.

Fiduciary Duties of Directors

   Unisource. Under the DGCL, the business and affairs of a corporation are managed by or under the direction of its boards of directors. In exercising their powers, directors are charged with the fiduciary duties of loyalty and care. A party challenging the decision of a board of directors generally bears the burden of rebutting the applicability of the so-called "business judgment rule" (a presumption that, in making a business decision, directors acted on an informed basis, in good faith and in the honest belief that the action was taken in the best interests of the corporation) by demonstrating that, in reaching their decision, the directors breached one or more of their fiduciary duties. Unless this presumption is rebutted, the business judgment exercised by directors in making their decisions is not subject to judicial review. Where, however, the presumption is rebutted (and in certain other circumstances), the directors bear the burden of demonstrating the entire fairness of the relevant transaction. Notwithstanding the foregoing, Delaware courts may subject directors' conduct to enhanced scrutiny in taking defensive actions in response to a threat to corporate control or approving a transaction resulting in a sale of such control.

   UGI. The fiduciary duties of directors are similar under the PBCL to directors' duties under the DGCL. Unlike the DGCL, however, the PBCL includes a provision specifically permitting (although not requiring) directors, in discharging their duties, to consider the effects of any action taken by them upon any or all groups affected by such action, including stockholders, employees, suppliers, customers and creditors of the corporation, and upon communities in which offices or other establishments of the corporation are located. Furthermore, unlike the DGCL, the PBCL also makes clear that directors have no greater obligation to justify their activities and need not meet any higher burden of proof in the context of a potential or proposed acquisition of control than in any other context.

Liability of Directors

   Unisource. The DGCL permits a corporation to limit or eliminate the liability of its directors to the corporation or its stockholders for monetary damages arising from a breach of fiduciary duty, except under certain circumstances. Some of these circumstances would include a breach of the duty of loyalty to the corporation or its stockholders, acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, a declaration of a dividend or the authorization of the repurchase or redemption of stock in violation of the DGCL or any transaction from which the director derived an improper personal benefit. The Unisource charter eliminates director liability to the fullest extent permitted by the DGCL.

   UGI. Under the PBCL, a corporation may eliminate the personal liability of its directors for monetary damages for any action taken or the failure to take any action. This rule is limited in that it does not protect directors that have breached or failed to perform their duties when the breach or failure to perform constitutes self-dealing, willful misconduct or recklessness. In addition, a Pennsylvania corporation may not eliminate the personal liability of directors where the responsibility or liability of a director arises from the violation of any criminal statute or is for the payment of federal, state or local taxes. The UGI bylaws eliminate director liability to the fullest extent permitted by the PBCL.

Indemnification of Directors and Officers

   Unisource. Under the DGCL, a corporation may indemnify a director or officer of the corporation against expenses (including attorneys' fees), judgments, fines and settlement amounts actually and reasonably incurred in a civil or criminal action, suit or proceeding (but in a derivative action on behalf of such corporation, the corporation may indemnify such person only against expenses incurred) or by reason of being or having been a representative of the corporation. This indemnification is available if the person acted in good faith and reasonably believed that his actions were in or not opposed to the best interest of the corporation and, in a criminal proceeding, had no reasonable cause to believe that his conduct was unlawful. In a derivative action brought on behalf of the corporation, this indemnification is limited to expenses incurred. The DGCL also provides that a corporation may advance a director or officer the expenses incurred in defending any action, if it receives an undertaking from the officer or director to repay the amount advanced if it is ultimately determined that the person is not entitled to indemnification. A determination of the amount of the indemnification to be in any circumstance must be made by a majority of the directors who are not parties to the action, even though less than a quorum, or, if there are no such directors or if such directors so direct, by independent legal counsel. No indemnification for expenses in derivative actions is permitted under the DGCL if the person is found to be liable to the corporation, unless a court finds him entitled to such indemnification. If, however, that person is successful in defending a third-party or derivative action, indemnification for expenses incurred is mandatory. The indemnification provisions of the DGCL are nonexclusive of any other rights to which the party may be entitled under any bylaw, agreement or vote of stockholders or disinterested directors. The Unisource bylaws provide for indemnification of directors and officers to the fullest extent permitted by law and authorize Unisource to purchase and maintain insurance on behalf of any such person whether or not Unisource would have the power to indemnify such director or officer against such liability under the Unisource bylaws.

   UGI. The provisions of the PBCL regarding indemnification are substantially similar to those of the DGCL. Unlike the DGCL, however, the PBCL expressly permits indemnification in connection with any action, including a derivative action, unless a court determines that the acts or omissions giving rise to the claim constituted willful misconduct or recklessness. The UGI bylaws provide for indemnification of directors and officers to the fullest extent permitted by law. However, the UGI bylaws specifically state that there will be no indemnification for expenses where the indemnitee initiates the claim, without prior approval of a majority of the UGI board of directors. The UGI bylaws provide for the advancement of certain expenses if the person seeking indemnification agrees to repay all amounts advanced if it is later ultimately determined that such person is not entitled to be indemnified.

Anti-Takeover Provisions

   Unisource. Under the DGCL, a corporation is prohibited from engaging in any business combination with a person who, together with his affiliates or associates, owns (or within a three-year period did own) 15% or more of the corporation's voting stock (an "interested stockholder"), unless

  . prior to the date on which such person became an interested stockholder, the board of directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder,

  . the interested stockholder acquired 85% of the voting stock of the corporation (excluding specified shares) upon consummation of the transaction or

  . on or after the date on which such person became an interested stockholder, the business combination is approved by the board of directors of such corporation and the affirmative vote (at special meeting and not by written consent) of at least 66 2/3% of the outstanding voting shares of such corporation (excluding shares held by such interested stockholder). A "business combination" includes:

   . mergers, consolidations and sales or other dispositions of 10% or more of the assets of a corporation to or with an interested stockholder,

   . certain transactions resulting in the issuance or transfer to an interested stockholder of any stock of such corporation or its subsidiaries, and

   . other transactions resulting in a disproportionate financial benefit to an interested stockholder.

   The DGCL does not contain a "control-share acquisition" statute similar to that contained in the PBCL.

   UGI. Unlike the DGCL, the PBCL provides that a "registered" corporation, such as UGI, is permanently prohibited from engaging in any business combination with a person who, together with his affiliates or associates, owns (or within the preceding five-year period did own) 20% or more of the corporation's voting shares (an "interested stockholder"), unless:

  . such business combination, or the acquisition of shares causing such interested stockholder to become such, was approved in advance by the board of directors of such corporation;

  . such business combination is approved by the affirmative vote of holders of shares representing at least a majority of the shares entitled to vote, excluding shares held by the interested stockholder and its affiliates and associates, the interested stockholder acquires at least 80% of the voting shares of such corporation and the consideration to be offered to stockholder in connection with such business combination meets specified fair price standards;

  . such business combination is unanimously approved by the holders of all outstanding common shares of such corporation;

  . no earlier than five years after the date the stockholder became an interested stockholder, such business combination is approved by a majority of the outstanding voting shares of such corporation (excluding shares held by such interested stockholder); or

  . no earlier than five years after the date the stockholder became an interested stockholder, the business combination is approved by a majority of all stockholders and meets certain considerations set forth in the PBCL concerning the amount of consideration.

   A "business combination" includes mergers, consolidations, asset sales, share exchanges, divisions of a "registered" corporation or any subsidiary thereof and other transactions resulting in a disproportionate financial benefit to an interested stockholder.

   The PBCL, unlike the DGCL, provides that, subject to certain limited exceptions, in the event of an acquisition by any person or group of shares of a "registered" corporation that entitles the holder thereof to at least 20% of the voting power of the voting shares of that corporation, such person or group must give notice to all stockholders of record of the corporation that an acquisition has occurred and any stockholder may demand payment of the fair value of their shares.

   The PBCL also includes a "control-share acquisition" statute. A "control-share acquisition" is an acquisition of a number of voting shares that, when added to the voting shares already held by the acquiring person or group, would entitle such person or group to exercise voting power for the first time within any of the following three ranges: (i) at least 20% but less than 33%, (ii) at least 33% but less than 50%, or (iii) more than 50%. "Control shares" also include voting shares acquired within 180 days of the occurrence of a "control-share acquisition" or acquired with the intention of making a "control-share acquisition." The PBCL provides that "Control shares" of a "registered" corporation will not have voting rights unless these rights are restored by the affirmative vote of the holders of a majority of the voting power of the outstanding shares (excluding the "control shares") and the holders of a majority of the voting power of the outstanding voting shares. In addition, under certain circumstances, a "registered" corporation is permitted to redeem its "control shares."

   Any profit realized by a "controlling person" from the disposition of any equity security of a "registered" corporation is recoverable if the person who profited became a "controlling person" within the 18 months after realizing the profit, and the security disposed of was acquired either 24 months before or 18 months after the person became a "controlling person." Subject to certain exceptions, "controlling person" includes any person or group who acquired, offered to acquire, or directly or indirectly publicly disclosed, or caused to be publicly disclosed, its intention to acquire, power to vote at least 20% of the voting shares of such corporation, or publicly disclosed or caused to be publicly disclosed that it may seek to acquire control of such corporation through any means.

                                 LEGAL MATTERS

   The legality of the shares of UGI common stock to be issued in the merger will be passed on by Brendan P. Bovaird, vice president, general counsel and secretary of UGI.

                                    EXPERTS

   The consolidated financial statements and schedules of UGI as of and for the years ended September 30, 1998 and 1997 included in UGI's Annual Report on Form 10-K for the year ended September 30, 1998 have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto and are incorporated by reference herein in reliance upon the authority of said firm as experts in giving said reports. The consolidated financial statements and schedules of UGI for the year ended September 30, 1996 also included in UGI's Annual Report on Form 10-K for the year ended September 30, 1998 have been audited by PricewaterhouseCoopers LLP, independent auditors, as indicated in their report with respect thereto and are incorporated by reference herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.

   The consolidated financial statements and schedule of Unisource appearing and incorporated by reference in Unisource's Annual Report (Form 10-K) for the year ended September 30, 1998 have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports thereon appearing and incorporated by reference therein and incorporated herein by reference. Such consolidated financial statements and schedule are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

                             STOCKHOLDER PROPOSALS

   Due to the contemplated closing of the merger, Unisource does not currently expect to mail a proxy statement for its 2000 annual meeting of Stockholders because Unisource will be a wholly owned subsidiary of UGI following the merger. In the event the merger is not closed, proposals of Unisource stockholders to be included in the proxy statement to be mailed to all Unisource stockholders entitled to vote at the 2000 annual meeting of Stockholders must be received at Unisource's principal executive office no later than August 10, 1999.

   Any stockholder proposal that a UGI stockholder would like to include in UGI's proxy statement for its 2000 Annual Meeting of Stockholders must be received at UGI's principal executive offices no later than August 31, 1999.

INDEX TO UNAUDITED PRO FORMA CONDENSED COMBINEDFINANCIAL INFORMATION OF UGI AND
                                   UNISOURCE

                                                                           Page
                                                                           ----
Introduction.............................................................. F-2
Unaudited Pro Forma Condensed Combined Statement of Continuing Operations
 of UGI and Unisource for the three months ended December 31, 1998........ F-3
Unaudited Pro Forma Condensed Combined Statement of Continuing Operations
 of UGI and Unisource for the year ended September 30, 1998............... F-4
Unaudited Pro Forma Condensed Combined Balance Sheet of UGI and Unisource
 as of December 31, 1998.................................................. F-5
Notes to Unaudited Pro Forma Condensed Combined Financial Information of
 UGI and Unisource........................................................ F-6

          UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
                              OF UGI AND UNISOURCE

   The Unaudited Pro Forma Condensed Combined Financial Information has been derived from the historical consolidated financial statements of UGI and Unisource for the year ended September 30, 1998 and as of and for the three months ended December 31, 1998. The information is presented as if the merger had occurred on October 1, 1997 for the statements of continuing operations and on December 31, 1998 for the balance sheet. The Unaudited Pro Forma Condensed Combined Financial Information assumes that in the merger UGI exchanges 0.566 of a share of its common stock for each share of Unisource common stock outstanding (of which fractional shares will be paid in cash). It is estimated that all outstanding Unisource common stock will be exchanged for 39.301 million shares of UGI common stock and $7.5 million in cash for fractional shares. Because the Unisource stockholders will own approximately 60% of the outstanding shares of UGI common stock upon completion of the transaction, the merger will be accounted for as a reverse acquisition. Accordingly, for accounting purposes, UGI is treated as the acquired company and Unisource is considered the acquiring company. The purchase price of UGI is based on the fair market value of UGI common stock at the date that the Merger Agreement was signed. The estimated purchase price will be allocated to the assets and liabilities of UGI based on the final determination of their fair values at the acquisition date. The historical UGI financial position and results of operations will not be included in the Unisource consolidated financial statements for periods prior to the date the merger is completed. The pro forma information also reflects (1) the effect of the reclassification of UGI's gas and electric utility operations and energy marketing businesses as businesses held for sale and (2) the announced buyback of 20% of UGI common stock outstanding prior to the merger at an assumed average price of $18.00 per share.

   The purchase price of UGI used in the Unaudited Pro Forma Condensed Combined Financial Information for this business combination is based on the fair market value of UGI common stock of $17.729 per share, which was the average closing price of UGI common stock for the period beginning one trading day before and ending one trading day after the merger announcement. The exchange ratio of
0.566 shares of UGI common stock for each share of Unisource common stock is fixed and will not be adjusted in the event of any increase or decrease in the market price of UGI common stock. Consequently, changes in the market price of UGI common stock will not impact the assumed purchase price in these pro forma financial statements.

   The Unaudited Pro Forma Condensed Combined Financial Information is intended for informational purposes only, and does not purport to represent what the combined entity's results of continuing operations or financial position would actually have been had the transaction in fact occurred at an earlier date or to project the results for any future date or period. Upon completion of the merger, the actual financial position and results of continuing operations of the combined company will differ, perhaps significantly, from the pro forma amounts reflected herein due to a variety of factors, including changes in operating results between the date of the pro forma condensed combined financial information and the date on which the merger is completed and thereafter, as well as the factors discussed under "Risk Factors" and "Disclosures Regarding Forward-Looking Statements."

   The Unaudited Pro Forma Condensed Combined Financial Information does not give effect to any future cost savings or profit improvement that might result from the completion of the previously announced Unisource restructuring program. Unisource's management expects to realize annual pre-tax benefits of approximately $150 million once the program is fully implemented. In addition, the after-tax proceeds from the sale of UGI's gas and electric utility operations and energy marketing businesses and the potential uses of those proceeds are not included in the pro forma combined financial information.

   In the Unaudited Pro Forma Condensed Combined Financial Information, the UGI and Unisource historical financial information for the year ended September 30, 1998 was derived from the financial statements included in UGI's and Unisource's Annual Reports on Form 10-K for the year ended September 30, 1998. The UGI and Unisource historical financial information for the three months ended December 31, 1998 was derived from the financial statements included in UGI's and Unisource's Quarterly Reports on Form 10-Q for the three months ended December 31, 1998.

                UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT
                 OF CONTINUING OPERATIONS OF UGI AND UNISOURCE

                  For the Three Months Ended December 31, 1998
                      (Millions, except per share amounts)

                                                Pro Forma Adjustments
                                                ---------------------
                                                Businesses
                                                 Held for  Effect of   Pro Forma
                          UGI    Unisource(j)    Sale(a)   the Merger  Combined
                         ------  ------------   ---------- ----------  ---------
Revenues:
  Printing & Imaging.... $  --     $1,044.7       $  --       $--      $1,044.7
  Supply Systems........    --        635.8          --        --         635.8
  Propane...............  237.8         --           --        --         237.8
  Utilities.............  112.8         --        (112.8)      --           --
  Energy marketing......   23.1         --         (23.1)      --           --
                         ------    --------       ------      ----     --------
    Total...............  373.7     1,680.5       (135.9)      --       1,918.3
                         ------    --------       ------      ----     --------
Cost of goods sold:
  Printing & Imaging....    --        895.9          --        --         895.9
  Supply Systems........    --        480.2          --        --         480.2
  Propane...............  104.5         --           --        --         104.5
  Utilities.............   55.3         --         (55.3)      --           --
  Energy marketing......   21.8         --         (21.8)      --           --
                         ------    --------       ------      ----     --------
    Total cost of goods
     sold...............  181.6     1,376.1        (77.1)      --       1,480.6
                         ------    --------       ------      ----     --------
    Gross profit........  192.1       304.4        (58.8)      --         437.7
                         ------    --------       ------      ----     --------
Expenses, net:
  Selling, general and
   administrative.......  112.7       267.7        (27.3)      --         353.1
  Special charges.......    --          3.0 (b)      --        --           3.0
  Depreciation and
   amortization.........   21.7        13.6         (5.5)     (1.1)(c)     28.7
  Other (income), net...   (3.8)       (0.2)         1.1       1.8 (d)     (1.1)
                         ------    --------       ------      ----     --------
    Total expenses,
     net................  130.6       284.1        (31.7)      0.7        383.7
                         ------    --------       ------      ----     --------
Operating income........   61.5        20.3        (27.1)     (0.7)        54.0
Interest expense........  (21.2)      (11.4)         4.4       1.7 (c)    (26.5)
Minority interest in
 AmeriGas Partners......   (7.4)        --           --        --          (7.4)
                         ------    --------       ------      ----     --------
Income from continuing
 operations before
 income taxes...........   32.9         8.9        (22.7)      1.0         20.1
Income tax expense......  (14.5)       (3.8)         8.5       --  (e)     (9.8)
Dividends on UGI
 Utilities preferred
 stock..................   (0.4)        --           0.4       --           --
                         ------    --------       ------      ----     --------
Income from continuing
 operations............. $ 18.0    $    5.1       $(13.8)     $1.0     $   10.3
                         ======    ========       ======      ====     ========
Income from continuing
 operations per share:
  Basic................. $ 0.55                                        $   0.16
  Diluted............... $ 0.55                                        $   0.16
Weighted average shares
 outstanding:
  Basic.................   32.9                               32.5 (f)     65.4
  Diluted...............   32.9                               32.5 (f)     65.4

   See accompanying notes to unaudited pro forma condensed combined financial information of UGI and Unisource.

                UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT
                 OF CONTINUING OPERATIONS OF UGI AND UNISOURCE

                     For the Year Ended September 30, 1998
                      (Millions, except per share amounts)

                                                   Pro Forma Adjustments
                                                   ---------------------
                                                   Businesses
                                                    Held for  Effect of    Pro Forma
                            UGI     Unisource(j)    Sale(a)   the Merger   Combined
                          --------  ------------   ---------- ----------   ---------
Revenues:
  Printing & Imaging....  $    --     $4,715.3       $  --      $ --       $4,715.3
  Supply Systems........       --      2,702.0          --        --        2,702.0
  Propane...............     914.4         --           --        --          914.4
  Utilities.............     422.3         --        (422.3)      --            --
  Energy marketing......     103.0         --        (103.0)      --            --
                          --------    --------       ------     -----      --------
    Total...............   1,439.7     7,417.3       (525.3)      --        8,331.7
                          --------    --------       ------     -----      --------
Cost of goods sold:
  Printing & Imaging....       --      4,100.1          --        --        4,100.1
  Supply Systems........       --      2,049.2          --        --        2,049.2
  Inventory writedown...       --         23.0 (b)      --        --           23.0
  Propane...............     443.8         --           --        --          443.8
  Utilities.............     214.6         --        (214.6)      --            --
  Energy marketing......      98.3         --         (98.3)      --            --
                          --------    --------       ------     -----      --------
    Total cost of goods
     sold...............     756.7     6,172.3       (312.9)      --        6,616.1
                          --------    --------       ------     -----      --------
    Gross profit........     683.0     1,245.0       (212.4)      --        1,715.6
                          --------    --------       ------     -----      --------
Expenses, net:
  Selling, general and
   administrative.......     437.7     1,099.6       (114.2)      --        1,423.1
  Special charges.......       --        346.5 (b)      --        --          346.5
  Depreciation and
   amortization.........      87.8        58.2        (22.2)     (4.2)(c)     119.6
  Other (income), net...     (12.7)       (1.8)         5.2       7.0 (d)      (2.3)
                          --------    --------       ------     -----      --------
    Total expenses,
     net................     512.8     1,502.5       (131.2)      2.8       1,886.9
                          --------    --------       ------     -----      --------
Operating income
 (loss).................     170.2      (257.5)       (81.2)     (2.8)       (171.3)
Interest expense........     (84.4)      (45.5)        17.6       6.8 (c)    (105.5)
Minority interest in
 AmeriGas Partners......      (8.9)        --           --        --           (8.9)
                          --------    --------       ------     -----      --------
Income (loss) from
 continuing operations
 before income taxes....      76.9      (303.0)       (63.6)      4.0        (285.7)
Income tax (expense)
 benefit................     (34.4)       71.2 (b)     24.3      (0.1)(e)      61.0
Dividends on UGI
 Utilities preferred
 stock..................      (2.2)        --           2.2       --            --
                          --------    --------       ------     -----      --------
Income (loss) from
 continuing operations..  $   40.3    $ (231.8)      $(37.1)    $ 3.9      $ (224.7)
                          ========    ========       ======     =====      ========
Income (loss) from
 continuing operations
 per share:
  Basic.................  $   1.22                                         $  (3.46)
  Diluted...............  $   1.22                                         $  (3.46)
Weighted average shares
 outstanding:
  Basic.................      33.0                               31.9 (f)      64.9
  Diluted...............      33.1                               31.8 (f)      64.9

   See accompanying notes to unaudited pro forma condensed combined financial information of UGI and Unisource.

   UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET OF UGI AND UNISOURCE

                            As of December 31, 1998
                             (Millions of dollars)

                                                Pro Forma Adjustments
                                                ---------------------
                                                Businesses
                                                 Held for  Effect of     Pro Forma
                            UGI    Unisource(j)  Sale(a)   the Merger    Combined
                          -------- ------------ ---------- ----------    ---------
ASSETS
Current assets:
  Cash and cash
   equivalents..........  $   80.5   $   22.3    $   --     $(100.0)(g)  $    2.8
  Short-term
   investments..........      70.2        --         --       (40.8)(g)      29.4
  Accounts receivable...     153.0      560.5      (65.1)       --          648.4
  Inventories...........      70.3      371.1      (27.0)       --          414.4
  Prepayments and other
   current assets.......      31.2       84.4       (7.5)       --          108.1
                          --------   --------    -------    -------      --------
    Total current
     assets.............     405.2    1,038.3      (99.6)    (140.8)      1,203.1
Property, plant and
 equipment, net.........   1,000.3      221.4     (547.3)      11.3 (h)     685.7
Goodwill and other
 intangibles, net.......     626.5      576.5        --        38.3 (h)   1,241.3
Net assets of businesses
 held for sale..........       --         --       224.9      414.4 (h)     639.3
Other assets............      95.5       25.6      (76.4)       --           44.7
                          --------   --------    -------    -------      --------
Total assets............  $2,127.5   $1,861.8    $(498.4)   $ 323.2      $3,814.1
                          ========   ========    =======    =======      ========
LIABILITIES AND
 STOCKHOLDERS' EQUITY
Current liabilities:
  Current maturities of
   debt.................  $   13.8   $    7.2    $  (7.1)   $   --       $   13.9
  Bank loans............     132.2        --       (70.2)       --           62.0
  Accounts payable......      97.7      374.9      (52.8)       --          419.8
  Restructuring costs...       --        58.0        --         --           58.0
  Accrued expenses and
   other current
   liabilities..........     139.9      130.9      (36.7)       --          234.1
                          --------   --------    -------    -------      --------
    Total current
     liabilities........     383.6      571.0     (166.8)       --          787.8
Long-term debt..........     881.3      497.0     (180.0)      36.9 (h)   1,235.2
Deferred income taxes...     156.0       12.8     (106.3)     199.7 (h)     262.2
Restructuring costs.....       --        28.5        --         --           28.5
Other noncurrent
 liabilities............      78.3       52.6      (25.3)       --          105.6
Minority interest in
 AmeriGas Partners......     234.2        --         --         --          234.2
UGI Utilities preferred
 stock..................      20.0        --       (20.0)       --            --
Common stockholders'
 equity.................     374.1      699.9        --      (255.8)(i)   1,160.6
                                                              468.2 (i)
                                                               (7.5)(i)
                                                             (118.3)(g)
                          --------   --------    -------    -------      --------
Total liabilities and
 stockholders' equity...  $2,127.5   $1,861.8    $(498.4)   $ 323.2      $3,814.1
                          ========   ========    =======    =======      ========

   See accompanying notes to unaudited pro forma condensed combined financial information of UGI and Unisource.

                          NOTES TO UNAUDITED PRO FORMA
         CONDENSED COMBINED FINANCIAL INFORMATION OF UGI AND UNISOURCE
                      (Millions, except per share amounts)

(a) These pro forma adjustments reflect the reclassification of UGI's gas and electric utility operations and its energy marketing businesses as businesses held for sale in connection with the merger. For statement of continuing operations information, the results of these businesses have been eliminated, and for balance sheet purposes, the assets and liabilities of these businesses have been classified as net assets of businesses held for sale.

(b) The year ended September 30, 1998 includes special charges totaling $369.5 pre-tax ($269.5 after-tax) recorded by Unisource including: (1) $168.0 to write off capitalized development and related costs associated with an information technology system; (2) $108.5 of restructuring and implementation costs and $23.0 of inventory write-downs associated with its restructuring plan; (3) $70.0 to record at fair value the net assets to be disposed related to its Mexico operations; and (4) a $5.7 tax charge related to the sale of a significant portion of its U.S.-based grocery supply systems business. The three months ended December 31, 1998 includes $3.0 of pre-tax implementation costs associated with the restructuring plan.

   The following table reflects the pro forma results of continuing operations before the special charges:

                                               Year Ended   Three Months Ended
                                              September 30,    December 31,
                                                  1998             1998
                                              ------------- ------------------
   Income from continuing operations before
    special charges..........................     $44.8           $12.0
   Income from continuing operations before
    special charges per share:
     Basic...................................     $0.69           $0.18
     Diluted.................................     $0.69           $0.18

(c) These pro forma adjustments reflect the impact on the unaudited pro forma condensed combined statements of continuing operations resulting from the allocation of the purchase price to the assets and liabilities of UGI. The ultimate determination of the purchase price allocation to the assets and liabilities of UGI is subject to final determination of their respective fair values, and as a result, these adjustments could change. The following table reflects the impact on the unaudited pro forma condensed combined statements of continuing operations resulting from the purchase accounting adjustments:

                                                        Depreciation  Interest
                                                       & Amortization Expense
                                                       -------------- --------
   Additional depreciation............................     $ 0.3         --
   Goodwill amortization..............................      (4.5)        --
   Amortization of debt premium resulting from fair
    value adjustment..................................       --        $(6.8)
                                                           -----       -----
   Year ended September 30, 1998......................     $(4.2)      $(6.8)
                                                           =====       =====
   Three months ended December 31, 1998...............     $(1.1)      $(1.7)
                                                           =====       =====

(d) These pro forma adjustments reflect a reduction in interest income associated with the cash and short-term investments used for: (1) the cash portion of the merger consideration of $7.5; (2) the repurchase of 20% of the outstanding UGI common stock for $118.3; and (3) merger transaction costs of $15.0.

(e) These pro forma adjustments, which net to $ -- and $(0.1) for the three months ended December 31, 1998 and the year ended September 30, 1998, respectively, represent the estimated income tax effects of the pro forma adjustments, which are insignificant due to the nondeductibility of goodwill amortization expense for income tax purposes.

                          NOTES TO UNAUDITED PRO FORMA
   CONDENSED COMBINED FINANCIAL INFORMATION OF UGI AND UNISOURCE--(Continued)
                      (Millions, except per share amounts)


(f) These pro forma adjustments reflect the additional shares of UGI common stock to be issued in the transaction. The additional shares to be issued are calculated at an exchange ratio of 0.56 shares of UGI common stock for each share of Unisource common stock. The number of shares of Unisource common stock used in these adjustments include the weighted average outstanding shares of Unisource common stock. The pro forma adjustment for weighted average diluted shares outstanding for the year ended September 30, 1998 includes the elimination of .152 shares of UGI common stock because their inclusion in the pro forma earnings per share calculation is antidilutive. The pro forma adjustment for weighted average diluted shares outstanding for the three months ended December 31, 1998 includes 0.055 equivalent shares of UGI common stock related to Unisource stock options. Additionally, the pro forma adjustments for both the basic and diluted weighted average shares reflect the buyback of 6.57 shares of UGI common stock.

(g) These pro forma adjustments reflect the use of existing cash and short-term investments to: (1) pay the cash portion of the merger consideration of $7.5; (2) pay the merger transaction costs of $15.0; and (3) repurchase 20% of the outstanding UGI common stock for $118.3. The cash portion of the merger consideration, which is payable in lieu of any fractional shares, represents the equivalent of .006 shares of UGI common stock for each share of Unisource common stock paid at $17.729 per UGI equivalent share.

(h) These pro forma adjustments reflect the allocation of the difference between the UGI fair value and the UGI book value (the "excess purchase price") to the assets and liabilities of UGI. The fair value of UGI is assumed to be the fair market value of UGI common stock outstanding after the stock repurchase. UGI book value is assumed to be its stockholders' equity reduced by estimated merger transaction fees of $15.0 assumed to have been incurred by UGI and Unisource, and by the repurchase of UGI common stock of $118.3 prior to the merger.

   UGI Fair Value:
     Shares of UGI common stock outstanding............................  32.869
     UGI common stock repurchased......................................  (6.574)
                                                                        -------
     Adjusted UGI common stock outstanding.............................  26.295
     Market price per share of UGI common stock outstanding............ $17.729
                                                                        -------
     Fair value of UGI common stock outstanding........................ $ 466.2
     Fair value of outstanding options.................................     2.0
                                                                        -------
     UGI Fair Value.................................................... $ 468.2
   UGI Book Value:
     December 31, 1998 stockholders' equity............................ $ 374.1
     Treasury stock repurchase.........................................  (118.3)
     Assumed merger transaction fees...................................   (15.0)
                                                                        -------
     UGI Book Value....................................................   240.8
                                                                        -------
       Excess Purchase Price...........................................  $227.4
                                                                        =======

                          NOTES TO UNAUDITED PRO FORMA
   CONDENSED COMBINED FINANCIAL INFORMATION OF UGI AND UNISOURCE--(Continued)
                      (Millions, except per share amounts)
     This excess purchase price has been allocated to the assets and liabilities of UGI as follows:

   Property, plant and equipment, net.................................. $  11.3
   Goodwill............................................................    38.3
   Net assets of businesses held for sale..............................   414.4
   Long-term debt......................................................   (36.9)
   Deferred tax liability..............................................  (199.7)
                                                                        -------
     Excess Purchase Price............................................. $ 227.4
                                                                        =======

  The preliminary allocations of the excess purchase price are based upon current estimates and information available to UGI. Property, plant and equipment reflects the adjustment to estimated fair values of these assets. Goodwill reflects the incremental goodwill resulting from the transaction after allocation of the purchase price to all other assets and liabilities. Net assets of businesses held for sale reflect the estimated fair value of those UGI businesses which will be disposed of in connection with the merger. It also includes an estimate of the net cash flow for these businesses for the period beginning on the date of the merger through the expected sale date. The amounts associated with net assets of businesses held for sale are presented in accordance with Emerging Issues Task Force Issue 87-11, "Allocation of Purchase Price to Assets to Be Sold" because these businesses are expected to be sold within one year of the merger. Long-term debt reflects the adjustment to record UGI's 58.6% ownership interest in the fair value of AmeriGas Partners' debt. The deferred tax liability is related to these allocations.

  The goodwill recorded as a result of these allocations will be amortized over a 40 year life. In determining the estimated useful life, management considered the nature, competitive position, historical and expected future operating income of UGI's continuing operations, as well as management's commitment to support these operations through continued investment in capital expenditures, information systems and other operational improvements.

  The ultimate allocation of the purchase price to the assets, and liabilities of UGI is subject to final determination of their respective fair values. The final allocation will be based upon the results of appraisals and other studies that will be performed upon the completion of the transaction.

(i) These pro forma adjustments reflect the effect of reverse acquisition accounting by adding the fair value of UGI of $468.2 and subtracting: (1) UGI common stockholders' equity of $374.1; (2) merger transaction fees of $15.0; (3) the repurchase of UGI common stock of $118.3; and (4) the cash payout of $7.5 for fractional shares which is treated as a dividend by the combined company.

(j) Certain reclassifications have been made to the Unisource financial statements in order to present information on a consistent basis. None of these reclassifications affects income (loss) from continuing operations.

                                                                         ANNEX A

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                          AGREEMENT AND PLAN OF MERGER

                         dated as of February 28, 1999

                                     among

                           UNISOURCE WORLDWIDE, INC.

                                UGI CORPORATION

                                      and

                            VULCAN ACQUISITION CORP.


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                               TABLE OF CONTENTS

                                   ARTICLE I

                                                                           Page
                                                                           ----
 THE MERGER...............................................................  A-1
 SECTION 1.1  The Merger.................................................   A-1
 SECTION 1.2  Effective Time.............................................   A-1
 SECTION 1.3  Closing of the Merger......................................   A-1
 SECTION 1.4  Effects of the Merger......................................   A-1
 SECTION 1.5  Certificate of Incorporation and Bylaws....................   A-1
 SECTION 1.6  Directors..................................................   A-2
 SECTION 1.7  Officers...................................................   A-2

                                   ARTICLE II

 CONVERSION OF SHARES.....................................................  A-2
 SECTION 2.1  Conversion of Shares.......................................   A-2
 SECTION 2.2  Stock Options; Restricted Stock............................   A-2
 SECTION 2.3  Exchange Fund..............................................   A-3
 SECTION 2.4  Exchange Procedures........................................   A-3
 SECTION 2.5  Distributions with Respect to Unsurrendered Certificates...   A-4
 SECTION 2.6  No Further Ownership Rights in Company Common Stock........   A-4
 SECTION 2.7  No Fractional Shares of Parent Common Stock................   A-4
 SECTION 2.8  Termination of Exchange Fund...............................   A-5
 SECTION 2.9  No Liability...............................................   A-5
 SECTION 2.10 Investment of the Exchange Fund............................   A-5
 SECTION 2.11 Lost Certificates..........................................   A-5
 SECTION 2.12 Withholding Rights.........................................   A-5
 SECTION 2.13 Stock Transfer Books.......................................   A-5

                                  ARTICLE III

 REPRESENTATIONS AND WARRANTIES OF THE COMPANY............................  A-5
 SECTION 3.1  Organization and Qualification; Subsidiaries...............   A-5
 SECTION 3.2  Capitalization of the Company and Its Subsidiaries.........   A-6
 SECTION 3.3  Authority Relative to This Agreement.......................   A-6
 SECTION 3.4  SEC Reports; Financial Statements..........................   A-7
 SECTION 3.5  No Undisclosed Liabilities.................................   A-7
 SECTION 3.6  Absence of Changes.........................................   A-7
 SECTION 3.7  Information Supplied.......................................   A-9
 SECTION 3.8  Consents and Approvals; No Violations......................   A-9
 SECTION 3.9  No Default.................................................   A-9
 SECTION 3.10 Litigation.................................................  A-10
 SECTION 3.11 Compliance with Applicable Law.............................  A-10
 SECTION 3.12 Employee Plans.............................................  A-10
 SECTION 3.13 Labor Matters..............................................  A-11
 SECTION 3.14 Environmental Matters......................................  A-12
 SECTION 3.15 Taxes......................................................  A-13
 SECTION 3.16 Material Contracts.........................................  A-14
 SECTION 3.17 Insurance..................................................  A-14
 SECTION 3.18 Real Property..............................................  A-15

                                                                            Page
                                                                            ----
 SECTION 3.19 Intellectual Property.......................................  A-15
 SECTION 3.20 Year 2000...................................................  A-15
 SECTION 3.21 Opinion of Financial Advisor................................  A-16
 SECTION 3.22 Brokers.....................................................  A-16
 SECTION 3.23 Tax Treatment...............................................  A-16
 SECTION 3.24 Takeover Statute; Dissenters' Rights........................  A-16
 SECTION 3.25 Amendment to Rights Agreement...............................  A-16

                                   ARTICLE IV

 REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB................... A-17
 SECTION 4.1  Organization and Qualification; Subsidiaries................  A-17
 SECTION 4.2  Capitalization of Parent and Its Subsidiaries...............  A-17
 SECTION 4.3  Authority Relative to This Agreement........................  A-18
 SECTION 4.4  SEC Reports; Financial Statements...........................  A-18
 SECTION 4.5  No Undisclosed Liabilities..................................  A-18
 SECTION 4.6  Absence of Changes..........................................  A-19
 SECTION 4.7  Information Supplied........................................  A-19
 SECTION 4.8  Consents and Approvals; No Violations.......................  A-20
 SECTION 4.9  No Default..................................................  A-20
 SECTION 4.10 Litigation..................................................  A-20
 SECTION 4.11 Compliance with Applicable Law..............................  A-21
 SECTION 4.12 Employee Plans..............................................  A-21
 SECTION 4.13 Labor Matters...............................................  A-22
 SECTION 4.14 Environmental Matters.......................................  A-22
 SECTION 4.15 Taxes.......................................................  A-23
 SECTION 4.16 Material Contracts..........................................  A-24
 SECTION 4.17 Insurance...................................................  A-24
 SECTION 4.18 Real Property...............................................  A-24
 SECTION 4.19 Intellectual Property.......................................  A-24
 SECTION 4.20 Year 2000...................................................  A-25
 SECTION 4.21 Opinion of Financial Advisor................................  A-25
 SECTION 4.22 Brokers.....................................................  A-25
 SECTION 4.23 Tax Treatment...............................................  A-25
 SECTION 4.24 No Prior Activities.........................................  A-25
 SECTION 4.25 Takeover Statute............................................  A-25

                                   ARTICLE V

 COVENANTS RELATED TO CONDUCT OF BUSINESS.................................. A-26
 SECTION 5.1  Conduct of Business of the Company and Parent...............  A-26
 SECTION 5.2  Access to Information.......................................  A-28

                                   ARTICLE VI

 ADDITIONAL AGREEMENTS..................................................... A-28
 SECTION 6.1  Preparation of S-4 and the Proxy Statement..................  A-28
 SECTION 6.2  Meetings....................................................  A-29
 SECTION 6.3  Reasonable Best Efforts.....................................  A-29

                                                                          Page
                                                                          ----
 SECTION 6.4  Acquisition Proposals.....................................  A-30
 SECTION 6.5  Public Announcements......................................  A-31
 SECTION 6.6  Indemnification; Directors' and Officers' Insurance.......  A-31
 SECTION 6.7  Notification of Certain Matters...........................  A-32
 SECTION 6.8  Tax-Free Reorganization Treatment.........................  A-32
 SECTION 6.9  Employee Matters..........................................  A-33
 SECTION 6.10 Post-Merger Board of Directors; Executive Officer.........  A-33
 SECTION 6.11 Fees and Expenses.........................................  A-33
 SECTION 6.12 Obligations of Merger Sub.................................  A-33
 SECTION 6.13 Listing of Stock..........................................  A-34
 SECTION 6.14 Antitakeover Statutes.....................................  A-34
 SECTION 6.15 Rule 145 Affiliates.......................................  A-34
 SECTION 6.16 Corporate Identity........................................  A-34

                                  ARTICLE VII

 CONDITIONS TO CONSUMMATION OF THE MERGER................................ A-34
              Conditions to Each Party's Obligations to Effect the
 SECTION 7.1  Merger....................................................  A-34
 SECTION 7.2  Conditions to the Obligations of Parent and Merger Sub....  A-35
 SECTION 7.3  Conditions to the Obligations of the Company..............  A-35

                                  ARTICLE VIII

 TERMINATION; AMENDMENT; WAIVER.......................................... A-36
 SECTION 8.1  Termination by Mutual Agreement...........................  A-36
 SECTION 8.2  Termination by Either Parent or the Company...............  A-36
 SECTION 8.3  Termination by the Company................................  A-36
 SECTION 8.4  Termination by Parent.....................................  A-37
 SECTION 8.5  Effect of Termination and Abandonment.....................  A-37
 SECTION 8.6  Amendment.................................................  A-38
 SECTION 8.7  Extension; Waiver.........................................  A-38

                                   ARTICLE IX

 MISCELLANEOUS........................................................... A-38
 SECTION 9.1  Nonsurvival of Representations and Warranties.............  A-38
 SECTION 9.2  Entire Agreement; Assignment..............................  A-39
 SECTION 9.3  Notices...................................................  A-39
 SECTION 9.4  Governing Law; Waiver of Jury Trial.......................  A-39
 SECTION 9.5  Descriptive Headings......................................  A-40
 SECTION 9.6  Parties in Interest.......................................  A-40
 SECTION 9.7  Severability..............................................  A-40
 SECTION 9.8  Specific Performance......................................  A-40
 SECTION 9.9  Brokers...................................................  A-40
 SECTION 9.10 Counterparts..............................................  A-40
 SECTION 9.11 Interpretation............................................  A-40
 SECTION 9.12 Definitions...............................................  A-41

                           Glossary of Defined Terms

Defined Terms                                               Defined On Page A-
-------------                                               --------------------
Acquiring Person...........................................            28
Acquisition Proposal.......................................            71
Antitrust Law..............................................            50
Assumed Stock Option.......................................             4
Beneficial ownership.......................................            71
Beneficially own...........................................            71
Certificate of Merger......................................             1
Certificates...............................................             5
Closing....................................................             2
Closing Date...............................................             2
Code.......................................................             1
Company....................................................             1
Company Audit Date.........................................            12
Company Board..............................................             4
Company Common Stock.......................................             3
Company Designees..........................................            57
Company Disclosure Schedule................................             9
Company Employee Benefit Plan..............................            17
Company Option Plans.......................................             4
Company Permits............................................            16
Company Real Property Leases...............................            25
Company Requisite Vote.....................................            11
Company Rights.............................................            28
Company SEC Reports........................................            12
Company Securities.........................................            10
Company Stock Option.......................................             4
Company Stockholder Meeting................................            49
Company Title IV Plans.....................................            18
Computer Programs..........................................            26
Confidentiality Agreement..................................            48
Covered Transactions.......................................            27
DGCL.......................................................             1
Directors Restricted Stock Plan............................             5
DLJ........................................................            27
DOJ........................................................            50
Effective Time.............................................             2
Employee Benefit Plans.....................................        17, 36
Environmental Costs and Liabilities........................            20
Environmental Law..........................................            20
Exchange Act...............................................            12
Exchange Agent.............................................             5
Exchange Fund..............................................             5
Exchange Ratio.............................................             3
FTC........................................................            50
GAAP.......................................................            12
Governmental Entity........................................            15
Hazardous Material.........................................            20
HSR Act....................................................            15
Indemnified Parties........................................            54

Defined Terms                                               Defined On Page A-
-------------                                               --------------------
Indemnified Party..........................................          54
Intellectual Property......................................          26
Know.......................................................          71
Knowledge..................................................          71
Law........................................................          15
Lien.......................................................          11
Material Adverse Effect....................................          71
Merger.....................................................           1
Merger Consideration.......................................           3
Merger Sub.................................................           1
Merrill Lynch..............................................          43
Multiemployer Plan.........................................          17
Parent.....................................................           1
Parent Audit Date..........................................          31
Parent Board...............................................          43
Parent Common Stock........................................           3
Parent Disclosure Schedule.................................          28
Parent Employee Benefit Plan...............................          36
Parent Permits.............................................          35
Parent Real Property Leases................................          42
Parent Requisite Vote......................................          30
Parent Rights..............................................           3
Parent SEC Reports.........................................          31
Parent Securities..........................................          29
Parent Stockholder Meeting.................................          49
Parent Title IV Plans......................................          36
PBCL.......................................................          44
Person.....................................................          71
Proxy Statement............................................          15
Release....................................................          20
Remedial Action............................................          21
Rights Agreement...........................................          27
S-4........................................................          14
SEC........................................................           5
Share......................................................           3
Share Issuance.............................................          30
Shares.....................................................           3
Share......................................................           3
Significant Subsidiary.....................................          10
Subsidiary.................................................          72
Superior Proposal..........................................          52
Surviving Corporation......................................           1
Takeover Statutes..........................................          27
Termination Date...........................................          62
Expiration Date............................................          28

                          AGREEMENT AND PLAN OF MERGER

   THIS AGREEMENT AND PLAN OF MERGER, dated as of February 28, 1999, is among UNISOURCE WORLDWIDE, INC., a Delaware corporation (the "Company"), UGI CORPORATION, a Pennsylvania corporation ("Parent"), and VULCAN ACQUISITION CORP., a Delaware corporation and a direct wholly owned subsidiary of Parent ("Merger Sub").

   WHEREAS, the Boards of Directors of the Company, Parent and Merger Sub each have, in light of and subject to the terms and conditions set forth herein, (i) determined that the Merger (as hereinafter defined) is fair to their respective stockholders and in the best interests of such stockholders and (ii) approved the Merger in accordance with this Agreement; and

   WHEREAS, for federal income tax purposes, it is intended that the Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code");

   NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements herein contained, and intending to be legally bound hereby, the Company, Parent and Merger Sub hereby agree as follows:

                                   ARTICLE I

                                   THE MERGER

   SECTION 1.1 The Merger. At the Effective Time (as hereinafter defined) and upon the terms and subject to the conditions of this Agreement and in accordance with the Delaware General Corporation Law (the "DGCL"), Merger Sub shall be merged with and into the Company (the "Merger"). Following the Merger, the Company shall continue as the surviving corporation (the "Surviving Corporation") and the separate corporate existence of Merger Sub shall cease.

   SECTION 1.2 Effective Time. Subject to the provisions of this Agreement, Parent, Merger Sub and the Company shall cause the Merger to be consummated by filing an appropriate Certificate of Merger or other appropriate documents (the "Certificate of Merger") with the Secretary of State of the State of Delaware in such form as required by, and executed in accordance with, the relevant provisions of the DGCL, as soon as practicable on the Closing Date (as hereinafter defined). The Merger shall become effective upon such filing or at such time thereafter as is provided in the Certificate of Merger (the "Effective Time").

   SECTION 1.3 Closing of the Merger. The closing of the Merger (the "Closing") will take place at a time and on a date to be specified by the parties (the "Closing Date"), which shall be no later than the second business day after satisfaction or waiver of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions), at the offices of Weil, Gotshal & Manges LLP, 767 Fifth Avenue, New York, New York 10153, or at such other time, date or place as agreed to in writing by the parties hereto.

   SECTION 1.4 Effects of the Merger. The Merger shall have the effects set forth in the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the properties, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

   SECTION 1.5 Certificate of Incorporation and Bylaws. The certificate of incorporation of the Company in effect at the Effective Time shall be the certificate of incorporation of the Surviving Corporation until amended in accordance with applicable law. The bylaws of the Merger Sub in effect at the Effective Time shall be the bylaws of the Surviving Corporation until amended in accordance with applicable law.

   SECTION 1.6 Directors. The directors of Merger Sub at the Effective Time shall be the initial directors of the Surviving Corporation, to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until their successors are duly elected or appointed and qualified or until their earlier death, resignation or removal.

   SECTION 1.7 Officers. The officers of the Company at the Effective Time shall be the initial officers of the Surviving Corporation, to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until their successors are duly elected or appointed and qualified or until their earlier death, resignation or removal.

                                   ARTICLE II

                              CONVERSION OF SHARES

   SECTION 2.1 Conversion of Shares. (a) At the Effective Time, each outstanding share of the common stock, par value $.01 per share, of Merger Sub shall, by virtue of the Merger and without any action on the part of Merger Sub, the Company or the holder thereof, be converted into one fully paid and non-assessable share of common stock, par value $.01 per share, of the Surviving Corporation.

   (b) At the Effective Time, each share of common stock, par value $.001 per share, of the Company including the corresponding Company Rights (as hereinafter defined) ("Company Common Stock") issued and outstanding immediately prior to the Effective Time (individually a "Share" and collectively, the "Shares") (other than (i) Shares held by the Company and (ii) Shares held by Parent or any of its subsidiaries (as hereinafter defined)), shall, by virtue of the Merger and without any action on the part of Merger Sub, the Company or the holder thereof, be converted into and exchangeable for the right to receive .566 fully paid and non-assessable shares (the "Exchange Ratio") of common stock, without par value per share, of Parent ("Parent Common Stock") including the corresponding rights (the "Parent Rights") under the Rights Agreement, dated as of April 29, 1986, as amended, between Parent and Mellon Bank (East) N.A. (all such shares of Parent Common Stock issued, together with any cash in lieu of fractional shares of Parent Common Stock to be paid pursuant to Section 2.7, the "Merger Consideration").

   (c) At the Effective Time, each Share held by Parent, each subsidiary of Parent or the Company immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of Parent, any subsidiary of Parent or the Company be canceled, retired and cease to exist and no payment shall be made with respect thereto.

   (d) If between the date of this Agreement and the Effective Time the outstanding shares of Parent Common Stock shall have been changed into a different number of shares or a different class by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares or any similar event, the amount of shares of Parent Common Stock constituting the Exchange Ratio shall be correspondingly adjusted to reflect such stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares or such similar event.

   SECTION 2.2 Stock Options; Restricted Stock. (a) As soon as practicable following the date of this Agreement, Parent and the Company (or, if appropriate, any committee of the Board of Directors of the Company (the "Company Board") administering Company's Stock Option Plan for Employees, Incentive Compensation Plan and Directors' Stock Option Plan, each as amended and restated as of January 28, 1998 (collectively, the "Company Option Plans")) shall take such action as may be required to effect the following provisions of this Section 2.2(a). At the Effective Time each option to purchase Shares pursuant to the Company Option Plans (a "Company Stock Option") which is then outstanding shall be assumed by Parent and converted into an option (or a new substitute option shall be granted) (an "Assumed Stock Option") to purchase the number of shares of Parent Common Stock (rounded up to the nearest whole share) equal to(x) the number of Shares subject to such option multiplied by (y) the Exchange Ratio, at an exercise price per share of Parent Common Stock (rounded down to the nearest penny) equal to (A) the former exercise price per share of Company Common Stock under such option immediately prior to the Effective Time divided by (B) the Exchange Ratio; provided, however, that in the case of any Company Stock Option which is intended to qualify as an incentive stock option under Section 422 of the Code, the conversion formula shall be adjusted, if necessary, to comply with Section 424(a) of the Code. Except as provided above or to the extent that the vesting and/or exercisability of the Company Stock Options has been accelerated as provided for in Section 5.1(b) of the Company Disclosure Schedule at or at any time prior to the Effective Time, each Assumed Stock Option shall be subject to the same terms and conditions (including expiration date, vesting and exercise provisions) as were applicable to the converted Company Stock Option immediately prior to the Effective Time.

   (b) As soon as practicable after the Effective Time, Parent shall deliver to the holders of Company Stock Options appropriate notices setting forth such holders' rights pursuant to the respective Company Option Plans and the agreements evidencing the grants of such Company Stock Options and indicating that such Company Stock Options and agreements have been assumed by Parent and shall continue in effect on the same terms and conditions (subject to the adjustments required by the terms thereof or by this Section 2.2).

   (c) Parent shall take such actions as are reasonably necessary for the assumption of the Company Option Plans pursuant to this Section 2.2, including the reservation, issuance and listing of shares of Parent Common Stock as is necessary to effectuate the transactions contemplated by this Section 2.2. Parent shall use its reasonable best efforts to prepare and file with the Securities and Exchange Commission (the "SEC") as soon as practicable after the Effective Time a registration statement on Form S-8 or other appropriate form with respect to shares of Parent Common Stock subject to the Assumed Stock Options and to maintain the effectiveness of such registration statement covering such Assumed Stock Options (and to maintain the current status of the prospectus contained therein) for so long as any of such Assumed Stock Options remain outstanding.

   (d) At the Effective Time, any Shares or share units awarded pursuant to any plan, arrangement or transaction, including the Restricted Stock Plan for Directors, as amended and restated on January 28, 1998 (the "Directors Restricted Stock Plan"), and the Company Option Plans, outstanding immediately prior to the Effective Time shall be converted into shares of Parent Common Stock or share units in accordance with Section 2.1 hereof, subject to the same terms, conditions and restrictions as in effect immediately prior to the Effective Time, except to the extent that such terms, conditions and restrictions may be altered in accordance with their terms as a result of the transactions contemplated hereby.

   SECTION 2.3 Exchange Fund. Prior to the Effective Time, Parent shall appoint a commercial bank or trust company reasonably acceptable to the Company to act as exchange agent hereunder for the purpose of exchanging Shares for the Merger Consideration (the "Exchange Agent"). At or prior to the Effective Time, Parent shall deposit with the Exchange Agent, in trust for the benefit of holders of Shares, certificates representing Parent Common Stock issuable pursuant to
Section 2.1 in exchange for outstanding Shares. Parent agrees to make available to the Exchange Agent from time to time as needed, cash sufficient to pay cash in lieu of fractional shares pursuant to Section 2.7 and any dividends and other distributions pursuant to Section 2.5. Any cash and certificates of Parent Common Stock deposited with the Exchange Agent shall hereinafter be referred to as the "Exchange Fund."

   SECTION 2.4 Exchange Procedures. As soon as reasonably practicable after the Effective Time, Parent and the Surviving Corporation shall cause the Exchange Agent to mail to each holder of a certificate or certificates which immediately prior to the Effective Time represented outstanding Shares ("Certificates") (i) a letter of transmittal which shall specify that delivery shall be effected, and risk of loss and title to Certificates shall pass, only upon delivery of Certificates to the Exchange Agent, and which letter shall be in customary form and have such other provisions as Parent may reasonably specify and (ii) instructions for effecting the surrender of such Certificates in exchange for the applicable Merger Consideration. Upon surrender of a Certificate to the Exchange Agent together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Certificate shall be entitled to receive in exchange therefor (A) certificates for shares of Parent Common Stock representing, in the aggregate, the whole number of shares that such holder has the right to receive pursuant to Section 2.1 (after taking into account all Shares then held by such holder) and (B) a check in the amount equal to the cash that such holder has the right to receive pursuant to the provisions of this Article II, including cash in lieu of any dividends and other distributions pursuant to Section 2.5. No interest will be paid or will accrue on any cash payable pursuant to Section 2.5 or Section 2.7. In the event of a transfer of ownership of Company Common Stock which is not registered in the transfer records of the Company, shares of Parent Common Stock evidencing, in the aggregate, the proper number of shares of Parent Common Stock and a check in the proper amount of cash in lieu of any fractional shares of Parent Common Stock pursuant to Section 2.7 and any dividends or other distributions pursuant to Section 2.5 may be issued with respect to such Shares to such a transferee if a Certificate or Certificates representing such Shares are presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid.

   SECTION 2.5 Distributions with Respect to Unsurrendered Certificates. No dividends or other distributions declared or made with respect to shares of Parent Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Parent Common Stock that such holder would be entitled to receive upon surrender of such Certificate and no cash payment in lieu of fractional shares of Parent Common Stock shall be paid to any such holder pursuant to Section 2.7 until such holder shall surrender such Certificate in accordance with Section
2.4. Subject to the effect of applicable laws, following surrender of any such Certificate, there shall be paid to such holder of shares of Parent Common Stock issuable in exchange therefor, without interest, (a) promptly after the time of such surrender, the amount of any cash payable in lieu of fractional shares of Parent Common Stock to which such holder is entitled pursuant to
Section 2.7 and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Parent Common Stock, and (b) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and a payment date subsequent to such surrender payable with respect to such shares of Parent Common Stock.

   SECTION 2.6 No Further Ownership Rights in Company Common Stock. All shares of Parent Common Stock issued and cash paid upon conversion of the Shares in accordance with the terms of Article I and this Article II (including any cash paid pursuant to Sections 2.5 and 2.7) shall be deemed to have been issued or paid in full satisfaction of all rights pertaining to the Shares.

   SECTION 2.7 No Fractional Shares of Parent Common Stock. (a) No certificates or scrip of shares of Parent Common Stock representing fractional shares of Parent Common Stock or book-entry credit of the same shall be issued upon the surrender for exchange of Certificates and such fractional share interests will not entitle the owner thereof to vote or to have any rights of a shareholder of Parent or a holder of shares of Parent Common Stock.

   (b) Notwithstanding any other provision of this Agreement, each holder of Shares exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of Parent Common Stock (after taking into account all Certificates delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to the product of (i) such fractional part of a share of Parent Common Stock multiplied by (ii) the closing price (as reported in the New York City edition of the Wall Street Journal or, if not reported thereby, another nationally recognized source) for a share of Parent Common Stock on the date of the Effective Time. As promptly as practicable after the determination of the aggregate amount of cash to be paid to holders of fractional interests, the Exchange Agent shall notify Parent and Parent shall deposit such amount with the Exchange Agent and shall cause the Exchange Agent to forward payments to such holders of fractional interests subject to and in accordance with the terms hereof.

   SECTION 2.8 Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the holders of Certificates for six months after the Effective Time shall be delivered to the Surviving Corporation or otherwise on the instruction of the Surviving Corporation, and any holders of the Certificates who have not theretofore complied with this Article II shall thereafter look only to the Surviving Corporation and Parent for the Merger Consideration with respect to the Shares formerly represented thereby to which such holders are entitled pursuant to Section 2.1 and Section 2.4 and any dividends or distributions with respect to shares of Parent Common Stock to which such holders are entitled pursuant to Section 2.5. Any such portion of the Exchange Fund remaining unclaimed by holders of Shares five years after the Effective Time (or such earlier date immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Entity (as hereinafter defined)) shall, to the extent permitted by law, become the property of the Surviving Corporation free and clear of any claim or interest of any person previously entitled thereto.

   SECTION 2.9 No Liability. None of Parent, Merger Sub, the Company, the Surviving Corporation or the Exchange Agent shall be liable to any person in respect of any Merger Consideration from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

   SECTION 2.10 Investment of the Exchange Fund. The Exchange Agent shall invest any cash included in the Exchange Fund as directed by Parent on a daily basis. Any interest and other income resulting from such investments shall promptly be paid to Parent.

   SECTION 2.11 Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such person of a bond in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will deliver in exchange for such lost, stolen or destroyed Certificate the applicable Merger Consideration with respect to the Shares formerly represented thereby and unpaid dividends and distributions on shares of Parent Common Stock deliverable in respect thereof pursuant to this Agreement.

   SECTION 2.12 Withholding Rights. Each of the Surviving Corporation and Parent shall be entitled to deduct and withhold from the Merger Consideration otherwise payable pursuant to this Agreement to any holder of Shares such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code and the rules and regulations promulgated thereunder, or any provision of a Law relating to Taxes. To the extent that amounts are so withheld by the Surviving Corporation or Parent, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares in respect to which such deduction and withholding was made by the Surviving Corporation or Parent, as the case may be.

   SECTION 2.13 Stock Transfer Books. The stock transfer books of the Company shall be closed immediately upon the Effective Time and there shall be no further registration of transfers of Shares thereafter on the records of the Company. On or after the Effective Time, any Certificates presented to the Exchange Agent or Parent for any reason shall be converted into the Merger Consideration with respect to the Shares formerly represented thereby and any dividends or other distributions to which the holders thereof are entitled pursuant to Section 2.5.

                                  ARTICLE III

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

   Except as set forth in the disclosure schedule delivered by the Company to Parent prior to the execution of this Agreement (the "Company Disclosure Schedule") (each section of which qualifies the correspondingly-numbered representation and warranty or covenant to the extent specified therein), the Company hereby represents and warrants to each of Parent and Merger Sub as follows:

   SECTION 3.1 Organization and Qualification; Subsidiaries. (a) The Company and each of its subsidiaries (as hereinafter defined) is a corporation or legal entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or formation and has all requisite corporate, partnership or similar power and authority to own, lease and operate its properties and to carry on its businesses as now conducted and proposed by the Company to be conducted.

   (b) Section 3.1 of the Company Disclosure Schedule identifies all subsidiaries of the Company.

   (c) Each of the Company and its subsidiaries is duly qualified or licensed and in good standing to do business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing does not and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

   (d) The Company has heretofore made available to Parent accurate and complete copies of the certificate of incorporation and bylaws or equivalent constituent documents, as currently in effect, of each of the Company and each of its subsidiaries which on the date of determination is a "significant subsidiary" within the meaning of Rule 1-02(w) of Regulation S-X promulgated under the Exchange Act ("Significant Subsidiary").

   SECTION 3.2 Capitalization of the Company and Its Subsidiaries. (a) The authorized capital stock of the Company consists of: (i) 250,000,000 Shares, of which 70,187,376 Shares were issued and outstanding and 3,052 shares of which were held in the Company's treasury, in each case, as of the close of business on January 31, 1999, and (ii) 10,000,000 shares of preferred stock, par value $.001 per share, no shares of which are outstanding. All of the issued and outstanding Shares have been validly issued, and are duly authorized, fully paid, non-assessable and free of preemptive rights. As of February 25, 1999, 5,281,547 Shares were reserved for issuance and issuable pursuant to the Directors Restricted Stock Plan or otherwise deliverable in connection with the exercise of outstanding Company Stock Options issued pursuant to the Company Option Plans. Except for the Company Rights and as set forth above, as of the date hereof, there are outstanding (i) no shares of capital stock or other voting securities of the Company, (ii) no securities of the Company or its subsidiaries convertible into or exchangeable for shares of capital stock or voting securities of the Company, (iii) no options or other rights to acquire from the Company or its subsidiaries, and no obligations of the Company or its subsidiaries to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company, and (iv) no equity equivalents, interests in the ownership or earnings of the Company or its subsidiaries or other similar rights (including stock appreciation rights) (collectively, "Company Securities"). There are no outstanding obligations of the Company or its subsidiaries to repurchase, redeem or otherwise acquire any Company Securities. There are no stockholder agreements, voting trusts or other agreements or understandings to which the Company is a party or to which it is bound relating to the voting of any shares of capital stock of the Company.

   (b) All of the outstanding capital stock of the Company's subsidiaries is owned by the Company, directly or indirectly, free and clear of any Lien (as hereinafter defined) or any other limitation or restriction (including any restriction on the right to vote or sell the same, except as may be provided as a matter of law). There are no securities of the Company or its subsidiaries convertible into or exchangeable for, no options or other rights to acquire from the Company or its subsidiaries, and no other contract, understanding, arrangement or obligation (whether or not contingent) providing for the issuance or sale, directly or indirectly, of, or granting a right of first refusal, first negotiation, last look or similar right with respect to, any capital stock or other ownership interests in, or any other securities of, any subsidiary of the Company. There are no outstanding contractual obligations of the Company or its subsidiaries to repurchase, redeem or otherwise acquire any outstanding shares of capital stock or other ownership interests in any subsidiary of the Company. For purposes of this Agreement, "Lien" means, with respect to any asset (including, without limitation, any security) any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset.

   SECTION 3.3 Authority Relative to This Agreement. (a) The Company has all necessary corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. No other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions contemplated hereby (other than, with respect to the Merger, the Company Requisite Vote (as hereinafter defined)). This Agreement has been duly and validly executed and delivered by the Company and constitutes a valid, legal and binding agreement of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

   (b) The Company Board has duly and validly authorized the execution and delivery of this Agreement and approved the consummation of the transactions contemplated hereby, and has taken all corporate actions required to be taken by the Company Board for the consummation of the transactions, including the Merger, contemplated hereby and, subject to Section 6.4(b), has resolved (i) to deem this Agreement and the transactions contemplated hereby, including the Merger, taken together, advisable and fair to and in the best interests of the Company and its stockholders, and (ii) to recommend that the stockholders of the Company approve and adopt this Agreement. The Company Board has directed that this Agreement be submitted to the stockholders of the Company for their approval. The affirmative approval of the holders of Shares representing a majority of the votes that may be cast by the holders of all outstanding Shares (the "Company Requisite Vote") is the only vote of the holders of any class or series of capital stock of the Company necessary to adopt this Agreement and approve the transactions contemplated hereby, including the Merger.

   SECTION 3.4 SEC Reports; Financial Statements. The Company has filed all required forms, reports and documents with the SEC since November 1, 1996, each of which has complied in all material respects with all applicable requirements of the Securities Act and the Securities Exchange Act of 1934, as amended (the "Exchange Act"), each as in effect on the dates such forms, reports and documents were filed. The Company has heretofore made available to Parent, in the form filed with the SEC (including any amendments thereto), (i) its Annual Reports on Form 10-K for each of the fiscal years ended September 30, 1997 and 1998 and its Form 10 filed November 26, 1996, (ii) all definitive proxy statements relating to the Company's meetings of stockholders (whether annual or special) held since January 1, 1997, and (iii) all other reports or registration statements filed by the Company with the SEC since November 1, 1996 (the "Company SEC Reports"). None of such forms, reports or documents, including, without limitation, any financial statements or schedules included or incorporated by reference therein, contained, when filed, any untrue statement of a material fact or omitted to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The consolidated financial statements of the Company included in the Company SEC Reports complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto and fairly present, in conformity with generally accepted accounting principles applied on a consistent basis ("GAAP") (except as may be indicated in the notes thereto), the consolidated financial position of the Company and its consolidated subsidiaries as of the dates thereof and their consolidated results of operations and changes in financial position for the periods then ended (subject, in the case of the unaudited interim financial statements, to normal year-end adjustments).

   SECTION 3.5 No Undisclosed Liabilities. Except as and to the extent publicly disclosed by the Company in the Company SEC Reports, none of the Company or its subsidiaries has any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, and there is no existing condition, situation or set of circumstances which would reasonably be expected to result in such a liability or obligation, other than liabilities or obligations provided for in the consolidated balance sheet of the Company (including the notes thereto) as of September 30, 1998, liabilities or obligations under this Agreement and liabilities or obligations which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

   SECTION 3.6 Absence of Changes. Except as and to the extent publicly disclosed in the Company SEC Reports or as expressly permitted by Section 5.1, since September 30, 1998, the Company and its subsidiaries have conducted their business in the ordinary and usual course consistent with past practice and there has not been:

     (a) any event, occurrence or development which does or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company;

     (b) any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of the Company (other than payment of the Company's regular quarterly cash dividend on Company Common Stock), or any repurchase, redemption or other acquisition by the Company or any subsidiary of the Company of any Company Securities;

     (c) any amendment of any term of any outstanding security of the Company or any subsidiary of the Company that would materially increase the obligations of the Company or such subsidiary under such security;

     (d) (x) any incurrence or assumption by the Company or any subsidiary of the Company of any indebtedness for borrowed money, other than borrowings under existing credit facilities (or any renewals, replacements or extensions that do not increase the aggregate commitments thereunder) that are incurred (A) in the ordinary and usual course of business consistent with past practice (it being understood that any indebtedness incurred prior to the date hereof in respect of capital expenditures shall be considered to have been in the ordinary and usual course of business consistent with past practice) or (B) in connection with (1) any acquisition or capital expenditure permitted by Section 5.1 or (2) the transactions contemplated hereby, or (y) any guarantee, endorsement or other incurrence or assumption of liability (whether directly, contingently or otherwise) by the Company or any subsidiary of the Company for the obligations of any other person (other than the Company or any wholly owned subsidiary of the Company), other than in the ordinary and usual course of business consistent with past practice;

     (e) any creation or assumption by the Company or any subsidiary of the Company of any Lien on any material asset of the Company or any subsidiary of the Company other than in the ordinary and usual course of business consistent with past practice;

     (f) any making of any loan, advance or capital contribution to or investment in any person by the Company or any subsidiary of the Company other than (i) loans, advances or capital contributions to or investments in wholly owned subsidiaries of the Company or (ii) loans or advances to employees of the Company or any subsidiary made in the ordinary and usual course of business consistent with past practice;

     (g) (i) any contract or agreement entered into by the Company or any subsidiary of the Company on or prior to the date hereof relating to any material acquisition or disposition of any assets or business other than in the ordinary course of business or (ii) any modification, amendment, assignment, termination or relinquishment by the Company or any subsidiary of the Company of any contract, license or other right (including any insurance policy naming it as a beneficiary or a loss payable payee) that does or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company;

     (h) any material change in any method of accounting or accounting principles or practice by the Company or any subsidiary of the Company, except for any such change required by reason of a change in GAAP; or

     (i) any (i) grant of any severance or termination pay to any director, officer or employee of the Company or any of its subsidiaries, (ii) entering into of any employment, deferred compensation, change in control or other similar agreement (or any amendment to any such existing agreement) with any director, officer or employee of the Company or any of its subsidiaries, (iii) increase in benefits payable under any existing severance or termination pay policies or employment agreements or (iv) increase in compensation, bonus or other benefits payable to directors, officers or employees of the Company or any of its subsidiaries other than, in the case of clause (i) with respect to non-executive employees and clause (iv) only, in the ordinary course of business consistent with past practice.

   SECTION 3.7 Information Supplied. None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in (i) the registration statement on Form S-4 to be filed with the SEC by Parent in connection with the issuance of shares of Parent Common Stock pursuant to the Merger (the "S-4") will, at the time the S-4 is filed with the SEC and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and
(ii) the proxy statement relating to the Company Stockholder Meeting (as hereinafter defined) and Parent Stockholder Meeting (as hereinafter defined) to be held in connection with the Merger and the Share Issuance, respectively (the "Proxy Statement"), will, at the date mailed to stockholders and at the times of the meetings of stockholders to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. If at any time prior to the Effective Time any event with respect to the Company, its officers and directors or any of its subsidiaries should occur which is required to be described in an amendment of, or a supplement to, the S-4 or the Proxy Statement, the Company shall promptly so advise Parent and such event shall be so described, and such amendment or supplement (which Parent shall have a reasonable opportunity to review) shall be promptly filed with the SEC and, as required by Law, disseminated to the stockholders of the Company. The Proxy Statement, insofar as it relates to the Company Stockholder Meeting, will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder.

   SECTION 3.8 Consents and Approvals; No Violations. Except for filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the Securities Act, the Exchange Act, state securities or blue sky laws, the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), the filing and recordation of the Certificate of Merger as required by the DGCL and as otherwise set forth in
Section 3.8 to the Company Disclosure Schedule, no filing with or notice to, and no permit, authorization, consent or approval of, any court or tribunal or administrative, governmental or regulatory body, agency or authority (a "Governmental Entity") or other third party is necessary for the execution and delivery by the Company of this Agreement or the consummation by the Company of the transactions contemplated hereby, except where the failure to obtain such permits, authorizations, consents or approvals or to make such filings or give such notice does not and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

   SECTION 3.9 No Default. Neither the Company nor any of its subsidiaries are in violation of any term of (i) its certificate of incorporation, bylaws or other organizational documents, (ii) any agreement or instrument related to indebtedness for borrowed money or any other agreement to which it is a party or by which it is bound, or (iii) any foreign or domestic law, order, writ, injunction, decree, ordinance, award, stipulation, statute, judicial or administrative doctrine, rule or regulation enacted by a Governmental Entity ("Law") applicable to the Company, its subsidiaries or any of their respective properties or assets, the consequence of which violation does or would reasonably be expected to (A) have, in the case of (ii) or (iii), individually or in the aggregate, a Material Adverse Effect on the Company or (B) prevent or materially delay the performance of this Agreement by the Company. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not (i) violate the certificate of incorporation, bylaws or other organizational documents of the Company or any of its subsidiaries, (ii) violate or conflict with, constitute a default under, require any consent, waiver or notice under any term of, or result in the reduction or loss of any benefit or the creation or acceleration of any right or obligation under, any agreement, note, bond, mortgage, indenture, contract, lease, Company Permit (as hereinafter defined) or other obligation or right to which the Company or any of its subsidiaries is a party or by which any of the assets or properties of the Company or any of its subsidiaries is bound, (iii) violate any applicable Law, or (iv) result in the creation or imposition of any Lien upon any of the properties or assets of the Company or any of its subsidiaries, except, in the case of clauses (ii) through (iv) only, where any of the foregoing do not or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

   SECTION 3.10 Litigation. Except as and to the extent publicly disclosed by the Company in the Company SEC Reports, there is no suit, claim, action or proceeding pending or, to the Company's knowledge, threatened, nor to the knowledge of the Company, is there any investigation pending or threatened, against the Company or any of its subsidiaries or any of their respective properties or assets which (a) would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company or
(b) as of the date hereof, questions the validity of this Agreement or any action to be taken by the Company in connection with the consummation of the transactions contemplated hereby or is reasonably likely to otherwise prevent or delay the consummation of the transactions contemplated by this Agreement. Except as and to the extent publicly disclosed by the Company in the Company SEC Reports, none of the Company or its subsidiaries is subject to any outstanding order, writ, injunction or decree which does or would reasonably be expected to have a Material Adverse Effect on the Company.

   SECTION 3.11 Compliance with Applicable Law. The Company and its subsidiaries hold all permits, licenses, variances, exemptions, orders and approvals of all Governmental Entities necessary for the lawful conduct of their respective businesses (the "Company Permits"), except for failures to hold such permits, licenses, variances, exemptions, orders and approvals which do not or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. The Company and its subsidiaries are in compliance with the terms of the Company Permits, except where the failure to so comply does not or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. The businesses of the Company and its subsidiaries are not being conducted in violation of any Law applicable to the Company or its subsidiaries, except for violations or possible violations which do not and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. To the Company's knowledge, no investigation or review by any Governmental Entity with respect to the Company or its subsidiaries is pending or threatened, nor, to the Company's knowledge, has any Governmental Entity indicated an intention to conduct the same, other than, in each case, those which do not or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

   SECTION 3.12 Employee Plans. (a) Section 3.12(a) of the Company Disclosure Schedule lists all material "employee benefit plans," as defined in Section 3(3) of ERISA, including any "multiemployer plan," as defined in Section 3(37) of ERISA (a "Multiemployer Plan") and all other material employee benefit plans or other benefit arrangements, including, without regard to materiality, all executive compensation, directors' benefit, bonus or other incentive compensation, change in control, severance and deferred compensation plans which the Company or any of its subsidiaries maintains, contributes to or has any obligation to or liability for (each a "Company Employee Benefit Plan" and collectively, the "Company Employee Benefit Plans").

   (b) True, correct and complete copies of each Company Employee Benefit Plan (and, where applicable, the most recent summary plan description, actuarial report, determination letter, most recent Form 5500 and trust agreement) have been made available to Parent for review prior to the date hereof.

   (c) As of the date hereof, (i) all payments required to be made by or under any Company Employee Benefit Plan, any related trusts, or any collective bargaining agreement have been made; (ii) the Company and its subsidiaries have performed all material obligations required to be performed by them under any Company Employee Benefit Plan; (iii) the Company Employee Benefit Plans have been administered in material compliance with their terms and the requirements of ERISA, the Code and other applicable Laws; (iv) there are no material actions, suits, arbitrations or claims (other than routine claims for benefit) pending or threatened with respect to any Company Employee Benefit Plan; and
(v) the Company and its subsidiaries have no material liability as a result of any "prohibited transaction" (as defined in Section 406 of ERISA and Section 4975 of the Code) for any excise tax or civil penalty.

   (d) None of the Company Employee Benefit Plans is subject to Title IV of ERISA (the "Company Title IV Plans") and, as of the most recent plan valuation date, the "accumulated benefit obligations", and the "projected benefit obligations" of each Company Title IV Plan that is currently sponsored by the Company or any trades or businesses (whether or not incorporated) which are or have ever been under common control, or which are or have ever been treated as a single employer, with the Company under Section 414(b), (c), (m) or (o) of the Code (an "ERISA Affiliate") using the actuarial assumptions used by each such plan's actuary for FAS 87 purposes, does not exceed the fair market value of the assets of each such Plan.

   (e) The Company and its subsidiaries have not incurred any material withdrawal liability with respect to any Company Benefit Plan which is a Multiemployer Plan.

   (f) Each of the Company Benefit Plans which is intended to be "qualified" within the meaning of Section 401(a) of the Code has been determined by the Internal Revenue Service to be so "qualified" and the Company knows of no fact which would adversely affect the qualified status of any such plan.

   (g) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any material payment becoming due, or materially increase the amount of compensation due, to any current or former employee of the Company or any of its subsidiaries; (ii) materially increase any benefits otherwise payable under any Company Employee Benefit Plan; or (iii) result in the acceleration of the time of payment or vesting of any such material benefits.

   SECTION 3.13 Labor Matters. (a) Section 3.13 of the Company Disclosure Schedule sets forth a list of all material employment, labor or collective bargaining agreements to which the Company or any subsidiary of the Company is party and except as set forth therein, there are no material employment, labor or collective bargaining agreements which pertain to employees of the Company or any of its subsidiaries. The Company has heretofore made available to Parent true and complete copies of the (A) employment agreements listed on Section
3.13 of the Company Disclosure Schedule and the (B) labor or collective bargaining agreements listed on Section 3.13 of the Company Disclosure Schedule, together with all amendments, modifications, supplements and side letters affecting the duties, rights and obligations of any party thereunder.

   (b) (i) No employees of the Company or any of its subsidiaries are represented by any labor organization; no labor organization or group of employees of the Company or any of its subsidiaries has made a pending written demand for recognition or certification; and, to the Company's knowledge, there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or threatened in writing to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority. To the Company's knowledge, there are no organizing activities involving the Company or any of its Subsidiaries presently being engaged in by any labor organization or group of employees of the Company or any of its subsidiaries;

   (ii) There are no strikes, work stoppages, unfair labor practice charges, grievances or complaints pending or threatened in writing by or on behalf of any employee or group of employees of the Company or any of its Subsidiaries other than any such charges, grievances or complaints which do not and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company; and

   (iii) There are no complaints, charges or claims against the Company or any of its subsidiaries pending, or threatened in writing to be brought or filed, with any Governmental Entity or arbitrator based on, arising out of, in connection with, or otherwise relating to the employment or termination of employment of any individual by the Company or any of its subsidiaries other than any such complaints, charges or claims which do not and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

   (c) The Company and each of its subsidiaries is in compliance with all Laws relating to the employment of labor, including all such laws and orders relating to wages, hours, collective bargaining, discrimination, civil rights, safety and health, workers' compensation and the collection and payment of withholding and/or Social Security taxes and similar taxes other than any such non-compliance which does not or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

   SECTION 3.14 Environmental Matters. (a) For purposes of this Agreement:

     (i) "Environmental Costs and Liabilities" means any and all losses, liabilities, obligations, damages (including compensatory, punitive and consequential damages), fines, penalties, judgments, actions, claims, costs and expenses (including, without limitation, fees, disbursements and expenses of legal counsel, experts, engineers and consultants and the costs of investigation and feasibility studies and cost to clean up, remove, treat, or in any other way address any Hazardous Materials (as hereinafter defined)) arising from, under or pursuant to any Environmental Law (as hereinafter defined);

     (ii) "Environmental Law" means any applicable federal, state, local or foreign law (including common law), statute, rule, regulation, ordinance, decree or other legal requirement relating to the protection of natural resources, the environment and public and employee health and safety or pollution or the release or exposure to Hazardous Materials (as hereinafter defined) and shall include, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act ("CERCLA") (42 U.S.C. (S) 9601 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. (S) 1801 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. (S) 6901 et seq.), the Clean Water Act (33 U.S.C. (S) 1251 et seq.), the Clean Air Act (33 U.S.C. (S) 7401 et seq.), the Toxic Substances Control Act (15 U.S.C. (S) 7401 et seq.), the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. (S) 136 et seq.), and the Occupational Safety and Health Act (29 U.S.C. (S) 651 et seq.)("OSHA") and the regulations promulgated pursuant thereto, and any such applicable state or local statutes, and the regulations promulgated pursuant thereto as such laws have been and may be amended or supplemented through the Closing Date;

     (iii) "Hazardous Material" means any substance, material or waste which is regulated, classified or otherwise characterized as hazardous, toxic, pollutant, contaminant or words of similar meaning or regulatory effect by any Governmental Entity or the United States, and includes, without limitation, petroleum, petroleum by-products and wastes, asbestos and polychlorinated biphenyls;

     (iv) "Release" means any release, spill, effluent, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching, or migration into the indoor or outdoor environment, or into or out of any property currently or formerly owned, operated or leased by the applicable party or its subsidiaries; and

     (v) "Remedial Action" means all actions, including, without limitation, any capital expenditures, required by a Governmental Entity or required under or taken pursuant to any Environmental Law, or voluntarily undertaken to (A) clean up, remove, treat, or in any other way, ameliorate or address any Hazardous Materials or other substance in the indoor or outdoor environment; (B) prevent the Release or threat of Release, or minimize the further Release of any Hazardous Material so it does not endanger or threaten to endanger the indoor or outdoor environment; (C) perform pre-remedial studies and investigations or post-remedial monitoring and care pertaining or relating to a Release; or (D) bring the applicable party into compliance with any Environmental Law.

   (b) Except as disclosed in the Company SEC Reports or as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect,

     (i) The operations of the Company and its subsidiaries have been and are in compliance with all Environmental Laws, and the Company is not aware of any facts, circumstances or conditions, which would prevent compliance in the future;

     (ii) The Company and its subsidiaries have obtained and are in compliance with all permits, authorizations, licenses or similar approvals required under applicable Environmental Laws for the operations of their respective businesses;

     (iii) The Company and its subsidiaries are not subject to any outstanding written orders or material contracts with any Governmental Entity or other person respecting (A) Environmental Laws, (B) Remedial Action or (C) any Release or threatened Release of a Hazardous Material;

     (iv) Neither the Company nor any of its subsidiaries has any actual or contingent liability , and there are no facts, conditions, situations or set of circumstances that could reasonably be expected to result in or be the basis for any such liability in connection with the Release of any Hazardous Material (whether on-site or off-site) nor have such entities incurred or do such entities reasonably expect to incur any Environmental Costs and Liabilities;

     (v) The operations of the Company or its subsidiaries do not involve the generation, transportation, treatment, storage or disposal of hazardous waste, as defined and regulated under 40 C.F.R. Parts 260-270 (in effect as of the date of this Agreement) or any state equivalent;

     (vi) No judicial or administrative proceedings are pending or, to the Company's knowledge, threatened against the Company or its subsidiaries alleging the violation of or seeking to impose liability pursuant to any Environmental Law and no claim, summons or order has been received, no complaint has been filed, no penalty has been assessed, and no investigations, actions, suits or proceedings are pending or, to the Company's knowledge, threatened against the Company or any of its subsidiaries under Environmental Laws; and

     (vii) The Company has made available to Parent copies of all environmentally related assessments, audits, investigations, sampling or similar reports of which the Company has knowledge relating to the Company or its subsidiaries or any real property currently or formerly owned, operated or leased by or for the Company or its subsidiaries.

   SECTION 3.15. Taxes. Except as disclosed on Section 3.15 of the Company Disclosure Schedule or except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company:

     (a) Each of the Company and each subsidiary has timely filed, or has caused to be timely filed on its behalf (taking into account any extension of time within which to file), all Tax Returns required to be filed by it, and all such filed Tax Returns are true, complete and accurate in all material respects. All Taxes shown to be due on such Tax Returns, or otherwise required to be paid by the Company or a subsidiary, have been timely paid.

     (b) The most recent financial statements contained in the Company SEC Reports reflect an adequate reserve for all Taxes payable by the Company and its subsidiaries for all Taxable periods and portions thereof through the date of such financial statements. No deficiency with respect to Taxes has been proposed, asserted or assessed against the Company or any subsidiary.

     (c) The Federal income Tax Returns of the Company and each subsidiary have been examined by and settled with the United States Internal Revenue Service (or the applicable statue of limitations has expired) for all years through 1990.

     All assessments for Taxes due with respect to such completed and settled examinations or any concluded litigation have been fully paid.

     (d) Neither the Company nor any subsidiary has any obligation under any agreement (either with any person or any taxing authority) with respect to Taxes.

     (e) Neither the Company nor any subsidiary has constituted either a "distributing corporation" or a "controlled corporation" (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code since the effective date of Section 355(e) of the Code.

     (f) Since December 31, 1984, neither the Company nor any subsidiary has been a member of an affiliated group of corporations within the meaning of
  Section 1504 of the Code, other than the affiliated group of which the Company is the common parent.

     (g) No audit or other administrative or court proceedings are pending with respect to Federal income or state income or franchise Taxes of the Company or any subsidiary and no notice thereof has been received. No issue has been raised by any taxing authority in any presently pending Federal income or state income or franchise Tax audit that could be material and adverse to the Company or any subsidiary for any period after the Effective Time.

     (h) No claim has been made by a taxing authority in a jurisdiction where neither the Company nor any subsidiary files state income or franchise Tax Returns that the Company or any subsidiary is or may be subject to income or franchise taxation in that jurisdiction.

     (i) Neither the Company nor any subsidiary is a party to any contract, agreement or other arrangement which provides for the payment of any amount which would not be deductible by reason of Section 162(m) of the Code.

     (j) The Company has made available to Parent true and complete copies of
  (i) all Federal income Tax Returns of the Company and its subsidiaries for the preceding three taxable years and (ii) any audit report issued within the last three years (or otherwise with respect to any audit or proceeding in progress) relating to Federal income Taxes of the Company or any subsidiary.

     (k) Neither the Company nor any subsidiary (or any employee, officer or director thereof) has taken or agreed to take any action that could reasonably be expected to give rise to any liability of the Company under
  Section V of the Tax Sharing and Indemnification Agreement dated as of November 20, 1996 between Alco Standard Corporation and the Company.

     (l) For purposes of this Agreement:

   "Taxes" includes all forms of taxation, whenever created or imposed, and whether of the United States or elsewhere, and whether imposed by a local, municipal, governmental, state, foreign, Federal or other Governmental Entity, or in connection with any agreement with respect to Taxes (including, without limitation, the Tax Sharing and Indemnification Agreement dated as of November 20, 1996, between Alco Standard Corporation and the Company), including all interest, penalties and additions imposed with respect to such amounts.

   "Tax Returns" means all Federal, state, local, provincial and foreign Tax returns, declarations, statements, reports, schedules, forms and information returns and any amended Tax return relating to Taxes.

   SECTION 3.16 Material Contracts. All of the material contracts of the Company and its subsidiaries that are required to be described in the Company SEC Reports or to be filed as exhibits thereto are described in the Company SEC Reports or filed as exhibits thereto and are in full force and effect. Neither the Company nor any of its subsidiaries nor any other party is in breach of or in default under any such contract, except for such breaches and defaults as have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

   SECTION 3.17 Insurance. The insurance policies maintained by the Company or any of its subsidiaries have been issued by insurers, which, to the Company's knowledge, are reputable and financially sound, and provide coverage for the operations conducted by the Company and its subsidiaries of a reasonably prudent scope and coverage.

   SECTION 3.18 Real Property.

   (a) Section 3.18 of the Company Disclosure Schedule sets forth all of the material real property owned in fee by the Company and its subsidiaries. Each of the Company and its subsidiaries has good and marketable title to each parcel of real property owned by it free and clear of all Liens, except (i) taxes and general and special assessments not in default and payable without penalty and interest, and (ii) other liens, mortgages, pledges, encumbrances and security interests which do not materially interfere with the Company's or any of its subsidiaries' use and enjoyment of such real property or materially detract from or diminish the value thereof.

   (b) Section 3.18 of the Company Disclosure Schedule sets forth all material leases, subleases and other agreements (the "Company Real Property Leases") under which the Company or any of its subsidiaries uses or occupies or has the right to use or occupy, now or in the future, any real property. Each Company Real Property Lease constitutes the valid and legally binding obligation of the Company or its subsidiaries, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar Laws of general applicability relating to or affecting creditors' rights or by general equity principles), and is in full force and effect. The consummation of the transactions contemplated by this Agreement will not result in any termination event or condition or default of a material nature on the part of the Company or any such subsidiary under any Company Real Property Lease.

   SECTION 3.19 Intellectual Property.

   (a) The Company and its subsidiaries own or possess adequate licenses or other valid rights to use all material Intellectual Property used or held for use in connection with the business of the Company and its subsidiaries as currently conducted or as contemplated to be conducted.

   (b) No current or prior use of any Intellectual Property by the Company and its subsidiaries infringes on or otherwise violates the rights of any person and such use is and has been in accordance with all applicable licenses, pursuant to which the Company or any of its subsidiaries acquired the right to use such Intellectual Property other than as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

   (c) No Intellectual Property owned/or licensed by the Company or its subsidiaries is being used or enforced in a manner that would result in the abandonment, cancellation or unenforceability of such Intellectual Property other than as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. For purposes of this Agreement, "Intellectual Property" means all trademarks, trademark rights, trade names, trade name rights, trade dress and other indications of origin, brand names, certification rights, service marks, applications for trademarks and for service marks, know-how and other proprietary rights and information; inventions, discoveries and ideas, whether patentable or not, in any jurisdiction; patents, patent rights and trade secrets; writings and other works, whether copyrightable or not, in any jurisdiction; and any similar intellectual property or proprietary rights.

   SECTION 3.20 Year 2000. (a) Except as disclosed in the Company SEC Reports, the Computer Programs (as hereinafter defined), computer firmware, computer hardware (whether general or special purpose) and other similar or related items of automated, computerized and/or software system(s) that are used by the Company or by any of its subsidiaries in the conduct of their respective businesses will not malfunction, will not cease to function, will not generate incorrect data, and will not provide incorrect results when processing, providing, and/or receiving (i) date-related data into and between the twentieth and twenty-first centuries and (ii) date-related data in connection with any valid date in the twentieth and twenty-first centuries.

   (b) Neither the Company nor any of its subsidiaries has made other representations or warranties to third parties regarding the ability of any product or service sold, licensed, rendered or otherwise provided by the Company or by any of its subsidiaries in the conduct of their respective businesses to operate without malfunction, to operate without ceasing to function, to generate correct data and to produce correct results when processing, providing and/or receiving (i) date-related data into and between the twentieth and twenty-first centuries and (ii) date-related data in connection with any valid date in the twentieth and twenty-first centuries. For the purposes of this Agreement, "Computer Programs" means (i) any and all material computer software programs, including all source and object code; (ii) material databases and compilations, including any and all data and collections of data, whether machine readable or otherwise; (iii) material billing, reporting, and other management information systems; (iv) all material descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing; (v) all material content contained on any Internet site(s); and (vi) all material documentation, including user manuals and training materials, relating to any of the foregoing.

   SECTION 3.21 Opinion of Financial Advisor. Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ") has delivered to the Company Board its opinion, dated the date of this Agreement, to the effect that, as of such date, the Exchange Ratio is fair to the holders of Shares from a financial point of view, and such opinion has not been withdrawn or modified.

   SECTION 3.22 Brokers. No broker, finder or investment banker (other than DLJ, a true and correct copy of whose engagement agreement has been provided to Parent) is entitled to any brokerage, finder's or other fee or commission or expense reimbursement in connection with the transactions contemplated by this Agreement based upon arrangements made by and on behalf of the Company or any of its affiliates.

   SECTION 3.23 Tax Treatment. Neither the Company nor, to the Company's knowledge, any of its affiliates or stockholders, has taken or agreed to take (or failed to so take or agree to take) any action or is aware of any fact or circumstance that could reasonably be expected to prevent the Merger from qualifying as a reorganization under Section 368 of the Code.

   SECTION 3.24 Takeover Statute; Dissenters' Rights. The Company has taken all action required to be taken by it in order to exempt this Agreement and the transactions contemplated hereby from, and this Agreement and the transactions contemplated hereby (the "Covered Transactions") are exempt from, the requirements of any "moratorium", "control share", "fair price", "affiliate transaction", "business combination" or other antitakeover Laws and regulations of any state (collectively, "Takeover Statutes"), including, without limitation, Section 203 of the DGCL, or any antitakeover provision in the Company's certificate of incorporation or bylaws. The provisions of Section 203 of DGCL do not apply to the Covered Transactions as they have been approved by the Company Board. Holders of Shares do not have dissenters' rights in connection with the Merger.

   SECTION 3.25 Amendment to Rights Agreement. The Company Board has taken all necessary action (including any amendment thereof) under the Rights Agreement, dated as of December 30, 1996, between the Company and National City Bank, as Rights Agent (the "Rights Agreement"), so that (x) none of the execution or delivery of this Agreement, the exchange of the shares of Parent Common Stock for the Shares in accordance with Article II, or any other transaction contemplated hereby will cause (i) the rights (the "Company Rights") issued pursuant to the Rights Agreement to become exercisable under the Rights Agreement, (ii) Parent or Merger Sub to be deemed an "Acquiring Person" (as defined in the Rights Agreement), or (iii) the "Stock Acquisition Date" (as defined in the Rights Agreement) to occur upon any such event and (y) the "Expiration Date" (as defined in the Rights Agreement) of the Company Rights shall occur immediately prior to the Effective Time.

                                   ARTICLE IV

                         REPRESENTATIONS AND WARRANTIES
                            OF PARENT AND MERGER SUB

   Except as set forth in the disclosure schedule delivered by Parent to the Company prior to the execution of this Agreement (the "Parent Disclosure Schedule") (each section of which qualifies the correspondingly-numbered representation and warranty or covenant to the extent specified therein), Parent and Merger Sub hereby represent and warrant to the Company as follows:

   SECTION 4.1 Organization and Qualification; Subsidiaries. (a) Parent and each of its subsidiaries is a corporation or legal entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation and has all requisite corporate, partnership or similar power and authority to own, lease and operate its properties and to carry on its businesses as now conducted and proposed by Parent to be conducted.

   (b) Section 4.1 of the Parent Disclosure Schedule identifies all subsidiaries of Parent.

   (c) Each of Parent and its subsidiaries is duly qualified or licensed and in good standing to do business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing does not and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent.

   (d) Parent has heretofore made available to Company accurate and complete copies of the certificate of incorporation and bylaws or equivalent constituent documents, as currently in effect, of each of Parent and its subsidiaries which on the date of determination is a Significant Subsidiary and of Merger Sub.

   SECTION 4.2 Capitalization of Parent and Its Subsidiaries. (a) The authorized capital stock of Parent consists of: (i) 100,000,000 shares of Parent Common Stock, without par value, of which 32,913,540 shares were issued and outstanding and 285,191 shares of which were held in Parent's treasury, in each case, as of the close of business on February 28, 1999, (ii) 1,000 shares of Restructuring Stock, without par value, no shares of which are outstanding,
(iii) 5,000,000 shares of Series Preference Stock, without par value, no shares of which are outstanding and (iv) 5,000,000 shares of Series Preferred Stock, without par value, no shares of which are outstanding. All of the issued and outstanding shares of Parent Common Stock have been validly issued, and are duly authorized, fully paid, non-assessable and free of preemptive rights. As of February 28, 1999, 1,026,005 shares of Parent Common Stock were reserved for issuance and issuable upon or otherwise deliverable in connection with the exercise of outstanding stock options. Except for the Parent Rights and as set forth above, as of the date hereof, there are outstanding (i) no shares of capital stock or other voting securities of Parent, (ii) except as provided in
Section 4.2 of the Parent Disclosure Schedule, no securities of Parent or its subsidiaries convertible into or exchangeable for shares of capital stock or voting securities of Parent, (iii) no options or other rights to acquire from Parent or its subsidiaries, and no obligations of Parent or its subsidiaries to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of Parent, and (iv) except as provided in Section 4.2 of the Parent Disclosure Schedule, no equity equivalents, interests in the ownership or earnings of Parent or its subsidiaries or other similar rights (including stock appreciation rights) (collectively, "Parent Securities"). There are no outstanding obligations of Parent or its subsidiaries to repurchase, redeem or otherwise acquire any Parent Securities. There are no stockholder agreements, voting trusts or other agreements or understandings to which Parent is a party or to which it is bound relating to the voting of any shares of capital stock of Parent.

   (b) Except as set forth in Section 4.2 of the Parent Disclosure Schedule, all of the outstanding capital stock of Parent's subsidiaries is owned by Parent, directly or indirectly, free and clear of any Lien or any other limitation or restriction (including any restriction on the right to vote or sell the same, except as may be provided as a matter of law). There are no securities of Parent or its subsidiaries convertible into or exchangeable for, no options or other rights to acquire from Parent or its subsidiaries, and no other contract, understanding, arrangement or obligation (whether or not contingent) or granting a right of first refusal first negotiation, last look or similar right with respect to, providing for the issuance or sale, directly or indirectly, of, any capital stock or other ownership interests in, or any other securities of, any subsidiary of Parent. Except as provided in Section 4.2 of the Parent Disclosure Schedule, there are no outstanding contractual obligations of Parent or its subsidiaries to repurchase, redeem or otherwise acquire any outstanding shares of capital stock or other ownership interests in any subsidiary of Parent.

   SECTION 4.3 Authority Relative to This Agreement. Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the boards of directors of Parent and Merger Sub and by Parent as the sole stockholder of Merger Sub, and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement or to consummate the transactions contemplated hereby other than the approval of the issuance of Parent Common Stock required by the terms of this Agreement (the "Share Issuance") by the holders of a majority of the total votes cast on the Share Issuance proposal (the "Parent Requisite Vote") at the meeting of Parent stockholders called for such purpose. This Agreement has been duly and validly executed and delivered by each of Parent and Merger Sub and constitutes a valid, legal and binding agreement of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

   SECTION 4.4 SEC Reports; Financial Statements. (a) Parent has filed all required forms, reports and documents with the SEC since January 1, 1996, each of which has complied in all material respects with all applicable requirements of the Securities Act and the Exchange Act, each as in effect on the dates such forms, reports and documents were filed. Parent has heretofore made available to the Company, in the form filed with the SEC (including any amendments thereto), (i) its Annual Reports on Form 10-K for each of the fiscal years ended September 30, 1996, 1997 and 1998, (ii) all definitive proxy statements relating to Parent's meetings of stockholders (whether annual or special) held since January 1, 1996, and (iii) all other reports or registration statements filed by Parent with the SEC since January 1, 1996 (the "Parent SEC Reports"). None of such forms, reports or documents, including, without limitation, any financial statements or schedules included or incorporated by reference therein, contained, when filed, any untrue statement of a material fact or omitted to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The consolidated financial statements of Parent included in Parent SEC Reports complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto and fairly present, in conformity with GAAP applied on a consistent basis (except as may be indicated in the notes thereto), the consolidated financial position of Parent and its consolidated subsidiaries as of the dates thereof and their consolidated results of operations and changes in financial position for the periods then ended (subject, in the case of the unaudited interim financial statements, to normal year-end adjustments).

   SECTION 4.5 No Undisclosed Liabilities. Except as and to the extent publicly disclosed by Parent in the Parent SEC Reports or as disclosed in Section 4.5 of the Parent Disclosure Schedule, none of Parent or its subsidiaries had any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, and there is no existing condition, situation or set of circumstances which would reasonably be expected to result in such a liability or obligation, other than liabilities or obligations provided for in the consolidated balance sheet of Parent (including the notes thereto) as of September 30, 1998, liabilities or obligations under this Agreement and liabilities or obligations which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent.

   SECTION 4.6 Absence of Changes. Except as and to the extent publicly disclosed in the Parent SEC Reports or as expressly permitted by Section 5.1, since September 30, 1998, Parent and its subsidiaries have conducted their business in the ordinary and usual course consistent with past practice and there has not been:

     (a) any event, occurrence or development which does or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent;

     (b) any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of Parent (other than payment of Parent's regular quarterly cash dividend on Parent Common Stock), or any repurchase, redemption or other acquisition by Parent or any subsidiary of Parent of any Parent Securities;

     (c) any amendment of any term of any outstanding security of Parent or any subsidiary of Parent that would materially increase the obligations of Parent or such subsidiary under such security;

     (d) (x) any incurrence or assumption by Parent or any subsidiary of Parent of any indebtedness for borrowed money, other than borrowings under existing credit facilities (or any renewals, replacements or extensions that do not increase the aggregate commitments thereunder) that are incurred (A) in the ordinary and usual course of business consistent with past practice (it being understood that any indebtedness incurred prior to the date hereof in respect of capital expenditures shall be considered to have been in the ordinary and usual course of business consistent with past practice) or (B) in connection with (1) any acquisition or capital expenditure permitted by Section 5.1 or (2) the transactions contemplated hereby, or (y) any guarantee, endorsement or other incurrence or assumption of liability (whether directly, contingently or otherwise) by Parent or any subsidiary of Parent for the obligations of any other person (other than Parent or any wholly owned subsidiary of Parent), other than in the ordinary and usual course of business consistent with past practice;

     (e) any creation or assumption by Parent or any subsidiary of Parent of any Lien on any material asset of Parent or any subsidiary of Parent other than in the ordinary and usual course of business consistent with past practice;

     (f) any making of any loan, advance or capital contribution to or investment in any person by Parent or any subsidiary of Parent other than
  (i) loans, advances or capital contributions to or investments in wholly owned subsidiaries of Parent or (ii) loans or advances to employees of Parent or any subsidiary of Parent made in the ordinary and usual course of business consistent with past practice;

     (g) (i) any contract or agreement entered into by Parent or any subsidiary of Parent on or prior to the date hereof relating to any material acquisition or disposition of any assets or business other than in the ordinary course of business or (ii) any modification, amendment, assignment, termination or relinquishment by Parent or any subsidiary of Parent of any contract, license or other right (including any insurance policy naming it as a beneficiary or a loss payable payee) that does or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent;

     (h) any material change in any method of accounting or accounting principles or practice by Parent or any subsidiary of Parent, except for any such change required by reason of a change in GAAP; or

     (i) any (i) grant of any severance or termination pay to any director, officer or employee of Parent or any of its subsidiaries, (ii) entering into of any employment, deferred compensation, change in control or other similar agreement (or any amendment to any such existing agreement) with any director, officer or employee of Parent or any of its subsidiaries,
  (iii) increase in benefits payable under any existing severance or termination pay policies or employment agreements or (iv) increase in compensation, bonus or other benefits payable to directors, officers or employees of Parent or any of its subsidiaries other than, in the case of clause (i) with respect to non-executive employees and clause (iv) only in the ordinary and usual course of business consistent with past practice.

   SECTION 4.7 Information Supplied. None of the information supplied or to be supplied by Parent or Merger Sub for inclusion or incorporation by reference in
(i) the S-4 will, at the time the S-4 is filed with the

SEC and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and (ii) the Proxy Statement will, at the date mailed to stockholders and at the times of the meetings of stockholders to be held in connection with the Merger or the Share Issuance, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. If at any time prior to the Effective Time any event with respect to Parent, its officers and directors or any of its subsidiaries should occur which is required to be described in an amendment of, or a supplement to, the S-4 or the Proxy Statement, Parent shall promptly so advise the Company and such event shall be so described, and such amendment or supplement (which the Company shall have a reasonable opportunity to review) shall be promptly filed with the SEC and, as required by Law, disseminated to the stockholders of Parent. The S-4 will comply as to form in all material respects with the provisions of the Securities Act and the rules and regulations thereunder, and the Proxy Statement, insofar as it relates to the Company Stockholder Meeting, will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder.

   SECTION 4.8 Consents and Approvals; No Violations. Except for filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the Securities Act, the Exchange Act, state securities or blue sky laws, the HSR Act, the filing and recordation of the Certificate of Merger as required by the DGCL and as otherwise set forth in
Section 4.8 to the Parent Disclosure Schedule, no filing with or notice to, and no permit, authorization, consent or approval of, any Governmental Entity or other third party is necessary for the execution and delivery by Parent or Merger Sub of this Agreement or the consummation by Parent or Merger Sub of the transactions contemplated hereby, except where the failure to obtain such permits, authorizations, consents or approvals or to make such filings or give such notice does not and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent.

   SECTION 4.9 No Default. Neither Parent nor any of its subsidiaries are in violation of any term of (i) its certificate of incorporation, bylaws or other organizational documents, (ii) any agreement or instrument related to indebtedness for borrowed money or any other agreement to which it is a party or by which it is bound, or (iii) any Law applicable to Parent, its subsidiaries or any of their respective properties or assets, the consequence of which violation does or would reasonably be expected to (A) have, in the case of (ii) or (iii) individually or in the aggregate, a Material Adverse Effect on Parent or (B) prevent or materially delay the performance of this Agreement by Parent or Merger Sub. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not (i) violate the certificate of incorporation, bylaws or other organizational documents of Parent or any of its subsidiaries, (ii) violate or conflict with, constitute a default under, require any consent, waiver or notice under any term of, or result in the reduction or loss of any benefit or the creation or acceleration of any right or obligation under, any agreement, note, bond, mortgage, indenture, contract, lease, Parent Permit (as hereinafter defined) or other obligation or right to which Parent or any of its subsidiaries is a party or by which any of the assets or properties of Parent or any of its subsidiaries is bound, (iii) violate any applicable Law, or (iv) result in the creation or imposition of any Lien upon any of the properties or assets of Parent or any of its subsidiaries, except, in the case of clauses
(ii) through (iv) only, where any of the foregoing do not or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent.

   SECTION 4.10 Litigation. Except as and to the extent publicly disclosed by Parent in the Parent SEC Reports, there is no suit, claim, action or proceeding pending or, to Parent's knowledge, threatened, nor to the knowledge of Parent, is there any investigation pending or threatened, against Parent or any of its subsidiaries or any of their respective properties or assets which (a) would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent or (b) as of the date hereof, questions the validity of this Agreement or any action to be taken by Parent in connection with the consummation of the transactions contemplated hereby or is reasonably likely to otherwise prevent or delay the consummation of the transactions contemplated by this Agreement. Except as and to the extent publicly disclosed by Parent in the Parent SEC Reports, none of Parent or its subsidiaries is subject to any outstanding order, writ, injunction or decree which does or would reasonably be expected to have a Material Adverse Effect on Parent.

   SECTION 4.11 Compliance with Applicable Law. Parent and its subsidiaries hold all permits, licenses, variances, exemptions, orders and approvals of all Governmental Entities necessary for the lawful conduct of their respective businesses (the "Parent Permits"), except for failures to hold such permits, licenses, variances, exemptions, orders and approvals which do not or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent. Parent and its subsidiaries are in compliance with the terms of the Parent Permits, except where the failure so to comply does not or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent. The businesses of Parent and its subsidiaries (including Parent's share repurchase program) are not being conducted in violation of any Law applicable to Parent or its subsidiaries except for violations or possible violations which do not and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent. To the knowledge of Parent, no investigation or review by any Governmental Entity with respect to Parent or its subsidiaries is pending or threatened, nor, to Parent's knowledge, has any Governmental Entity indicated an intention to conduct the same, other than, in each case, those which do not or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent.

   SECTION 4.12 Employee Plans. (a) Section 4.12(a) of the Parent Disclosure Schedule lists all material "employee benefit plans," as defined in Section 3(3) of ERISA, including any Multiemployer Plan, and all other material employee benefit plans or other benefit arrangements, including, without regard to materiality, all executive compensation, change in control, directors' benefit, bonus or other incentive compensation, severance and deferred compensation plans which Parent or any of its subsidiaries maintains, contributes to or has any obligation to or liability for (each a "Parent Employee Benefit Plan" and collectively, the "Parent Employee Benefit Plans").

   (b) True, correct and complete copies of each Parent Employee Benefit Plan (and, where applicable, the most recent summary plan description, actuarial report, determination letter, most recent Form 5500 and trust agreement) have been made available to the Company for review prior to the date hereof.

   (c) As of the date hereof, (i) all payments required to be made by or under any Parent Employee Benefit Plan, any related trusts, or any collective bargaining agreement have been made; (ii) Parent and its subsidiaries have performed all material obligations required to be performed by them under any Parent Employee Benefit Plan; (iii) Parent Employee Benefit Plans have been administered in material compliance with their terms and the requirements of ERISA, the Code and other applicable Laws; (iv) there are no material actions, suits, arbitrations or claims (other than routine claims for benefit) pending or threatened with respect to any Employee Benefit Plan; and (v) Parent and its subsidiaries have no material liability as a result of any "prohibited transaction" (as defined in Section 406 of ERISA and Section 4975 of the Code) for any excise tax or civil penalty.

   (d) None of the Employee Benefit Plans is subject to Title IV of ERISA (the "Parent Title IV Plans") and, as of the most recent plan valuation date, the "accumulated benefit obligations", and the "projected benefit obligations" of each Parent Title IV Plan that is currently sponsored by Parent or any of its ERISA Affiliates using the actuarial assumptions used by each such plan's actuary for FAS 87 purposes, does not exceed the fair market value of the assets of each such Plan.

   (e) Parent and its subsidiaries have not incurred any material withdrawal liability with respect to any Parent Benefit Plan which is Multiemployer Plan.

   (f) Each of Parent Benefit Plans which is intended to be "qualified" within the meaning of Section 401(a) of the Code has been determined by the Internal Revenue Service to be so "qualified" and Parent knows of no fact which would adversely affect the qualified status of any such plan.

   (g) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any material payment becoming due, or materially increase the amount of compensation due, to any current or former employee of Parent or any of its subsidiaries; (ii) materially increase any benefits otherwise payable under any Parent Employee Benefit Plan; or (iii) result in the acceleration of the time of payment or vesting of any such material benefits.

   SECTION 4.13 Labor Matters. (a) Section 4.13 of the Parent Disclosure Schedule sets forth a list of all material employment, labor or collective bargaining agreements to which Parent or any subsidiary of Parent is party and except as set forth therein, there are no material employment, labor or collective bargaining agreements which pertain to employees of Parent or any of its subsidiaries. Parent has heretofore made available to the Company true and complete copies of the (A) employment agreements listed on Section 4.13 of the Parent Disclosure Schedule and the (B) labor or collective bargaining agreements listed on Section 4.13 of the Parent Disclosure Schedule, together with all amendments, modifications, supplements and side letters affecting the duties, rights and obligations of any party thereunder.

   (b) (i) No employees of Parent or any of its subsidiaries are represented by any labor organization; no labor organization or group of employees of Parent or any of its subsidiaries has made a pending written demand for recognition or certification; and, to Parent's knowledge, there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or threatened in writing to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority. To Parent's knowledge, there are no organizing activities involving Parent or any of its Subsidiaries presently being engaged in by any labor organization or group of employees of Parent or any of its subsidiaries;

   (ii) There are no strikes, work stoppages, unfair labor practice charges, grievances or complaints pending or threatened in writing by or on behalf of any employee or group of employees of Parent or any of its subsidiaries other than any such changes, grievances or complaints which do not and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent; and

   (iii) There are no complaints, charges, grievance or claims against Parent or any of its subsidiaries pending, or threatened in writing to be brought or filed, with any Governmental Entity or arbitrator based on, arising out of, in connection with, or otherwise relating to the employment or termination of employment of any individual by Parent or any of its subsidiaries other than any such complaints, charges or claims which do not and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent.

   (c) Parent and each of its subsidiaries is in compliance with all Laws relating to the employment of labor, including all such laws and orders relating to wages, hours, collective bargaining, discrimination, civil rights, safety and health, workers' compensation and the collection and payment of withholding and/or Social Security taxes and similar taxes other than any such non-compliance which does not or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent.

   SECTION 4.14 Environmental Matters. (a) Except as disclosed in Parent SEC Reports or as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect:

     (i) The operations of Parent and its subsidiaries have been and are in compliance with all Environmental Laws, and Parent is not aware of any facts, circumstances or conditions, which would prevent compliance in the future;

     (ii) Parent and its subsidiaries have obtained and are in compliance with all permits, authorizations, licenses or similar approvals required under applicable Environmental Laws for the operations of their respective businesses;

     (iii) Parent and its subsidiaries are not subject to any outstanding written orders or material contracts with any Governmental Entity or other person respecting (A) Environmental Laws, (B) Remedial Action or (C) any Release or threatened Release of a Hazardous Material;

     (iv) Neither Parent nor any of its subsidiaries has any actual or contingent liability, and there are no facts, conditions, situations or set of circumstances that could reasonably be expected to result in or be the basis for any such liability in connection with the Release of any Hazardous Material (whether on-site or off-site) nor have such entities incurred or do such entities reasonably expect to incur any Environmental Costs and Liabilities;

     (v) The operations of Parent or its subsidiaries do not involve the generation, transportation, treatment, storage or disposal of hazardous waste, as defined and regulated under 40 C.F.R. Parts 260-270 (in effect as of the date of this Agreement) or any state equivalent;

     (vi) No judicial or administrative proceedings are pending or, to Parent's knowledge, threatened against Parent or its subsidiaries alleging the violation of or seeking to impose liability pursuant to any Environmental Law and no claim, summons or order has been received, no complaint has been filed, no penalty has been assessed and no investigations, actions, suits or proceedings are pending or, to Parent's knowledge, threatened against Parent or any of its subsidiaries under Environmental Laws; and

     (vii) Parent has made available to the Company copies of all environmentally related assessments, audits, investigations, sampling or similar reports of which Parent has knowledge relating to Parent or its subsidiaries or any real property currently or formerly owned, operated or leased by or for Parent or its subsidiaries.

   SECTION 4.15 Taxes. Except as disclosed on Section 4.15 of the Parent Disclosure Schedule or except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Parent:

     (a) Each of Parent and each subsidiary has timely filed, or has caused to be timely filed on its behalf (taking into account any extension of time within which to file), all Tax Returns required to be filed by it, and all such filed Tax Returns are true, complete and accurate in all material respects. All Taxes shown to be due on such Tax Returns, or otherwise required to be paid by Parent or a subsidiary, have been timely paid.

     (b) The most recent financial statements contained in Parent SEC Reports reflect an adequate reserve for all Taxes payable by Parent and its subsidiaries for all Taxable periods and portions thereof through the date of such financial statements. No deficiency with respect to Taxes has been proposed, asserted or assessed against Parent or any subsidiary.

     (c) The Federal income Tax Returns of Parent and each subsidiary have been examined by and settled with the United States Internal Revenue Service (or the applicable statue of limitations has expired) for all years through 1994. All assessments for Taxes due with respect to such completed and settled examinations or any concluded litigation have been fully paid.

     (d) Neither Parent nor any subsidiary has any obligation under any agreement (either with any person or any taxing authority) with respect to Taxes.

     (e) Neither Parent nor any subsidiary has constituted either a "distributing corporation" or a "controlled corporation" (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code since the effective date of Section 355(e) of the Code.

     (f) Since December 31, 1984, neither Parent nor any subsidiary has been a member of an affiliated group of corporations within the meaning of
  Section 1504 of the Code, other than the affiliated group of which Parent is the common parent.

     (g) No audit or other administrative or court proceedings are pending with respect to Federal income or state income or franchise Taxes of Parent or any subsidiary and no notice thereof has been received. No issue has been raised by any taxing authority in any presently pending Federal income or state income or franchise Tax audit that could be material and adverse to Parent or any subsidiary for any period after the Effective Time.

     (h) No claim has been made by a taxing authority in a jurisdiction where neither Parent nor any subsidiary files state income or franchise Tax Returns that Parent or any subsidiary is or may be subject to income or franchise taxation in that jurisdiction.

     (i) Neither Parent nor any subsidiary is a party to any contract, agreement or other arrangement which provides for the payment of any amount which would not be deductible by reason of Section 162(m) of the Code.

     (j) Parent has made available to Company true and complete copies of (i) all Federal income Tax Returns of Parent and its subsidiaries for the preceding three taxable years and (ii) any audit report issued within the last three years (or otherwise with respect to any audit or proceeding in progress) relating to Federal income Taxes of Parent or any subsidiary.

   SECTION 4.16 Material Contracts. Except as disclosed in Section 4.16 of the Parent Disclosure Schedule, all of the material contracts of Parent and its subsidiaries that are required to be described in the Parent SEC Reports or to be filed as exhibits thereto are described in the Parent SEC Reports or filed as exhibits thereto and are in full force and effect. Neither Parent nor any of its subsidiaries nor any other party is in breach of or in default under any such contract, except for such breaches and defaults as have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent.

   SECTION 4.17 Insurance. The insurance policies maintained by Parent or any of its subsidiaries have been issued by insurers, which, to Parent's knowledge, are reputable and financially sound, and provide coverage for the operations conducted by Parent and its subsidiaries of a scope and coverage consistent with customary industry practice.

   SECTION 4.18 Real Property. (a) Section 4.18 of the Parent Disclosure Schedule sets forth all of the material real property owned in fee by Parent and its subsidiaries. Except as provided in Section 4.18 of the Parent Disclosure Schedule, each of Parent and its subsidiaries has good and marketable title to each parcel of real property owned by it free and clear of all Liens, except (i) taxes and general and special assessments not in default and payable without penalty and interest, and (ii) other liens, mortgages, pledges, encumbrances and security interests which do not materially interfere with Parent's or any of its subsidiaries' use and enjoyment of such real property or materially detract from or diminish the value thereof.

   (b) Section 4.18 of the Parent Disclosure Schedule sets forth all material leases, subleases and other agreements (the "Parent Real Property Leases") under which Parent or any of its subsidiaries uses or occupies or has the right to use or occupy, now or in the future, any real property. Each Parent Real Property Lease constitutes the valid and legally binding obligation of Parent or its subsidiaries, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar Laws of general applicability relating to or affecting creditors' rights or by general equity principles), and is in full force and effect. The consummation of the transactions contemplated by this Agreement will not result in any termination event or condition or default of a material nature on the part of Parent or any such subsidiary under any Parent Real Property Lease.

   SECTION 4.19 Intellectual Property.

   (a) Parent and its subsidiaries own or possess adequate licenses or other valid rights to use all material Intellectual Property used or held for use in connection with the business of Parent and its subsidiaries as currently conducted or as contemplated to be conducted.

   (b) No current or prior use of any Intellectual Property by Parent and its subsidiaries infringes on or otherwise violates the rights of any person and such use is and has been in accordance with all applicable licenses pursuant to which Parent or any of its subsidiaries acquired the right to use such Intellectual Property other than as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent.

   (c) No Intellectual Property owned/or licensed by Parent or its subsidiaries is being used or enforced in a manner that would result in the abandonment, cancellation or unenforceability of such Intellectual Property other than as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent.

   SECTION 4.20 Year 2000. (a) Except as disclosed in the Parent SEC Reports, the Computer Programs, computer firmware, computer hardware (whether general or special purpose) and other similar or related items of automated, computerized and/or software system(s) that are used by Parent or by any of its subsidiaries in the conduct of their respective businesses will not malfunction, will not cease to function, will not generate incorrect data, and will not provide incorrect results when processing, providing, and/or receiving (i) date-related data into and between the twentieth and twenty-first centuries and (ii) date-related data in connection with any valid date in the twentieth and twenty-first centuries.

   (b) Neither Parent nor any of its subsidiaries has made other representations or warranties to third parties regarding the ability of any product or service sold, licensed, rendered or otherwise provided by Parent or by any of its subsidiaries in the conduct of their respective businesses to operate without malfunction, to operate without ceasing to function, to generate correct data and to produce correct results when processing, providing and/or receiving (i) date-related data into and between the twentieth and twenty-first centuries and (ii) date-related data in connection with any valid date in the twentieth and twenty-first centuries.

   SECTION 4.21 Opinion of Financial Advisor. Merrill Lynch, Pierce, Fenner & Smith Incorporated ("Merrill Lynch") has delivered to the Board of Directors of Parent (the "Parent Board") its opinion, dated the date of this Agreement, to the effect that, as of such date, the Exchange Ratio is fair to Parent from a financial point of view, and such opinion has not been withdrawn or modified.

   SECTION 4.22 Brokers. No broker, finder or investment banker (other than Merrill Lynch, a true and correct copy of whose engagement agreement has been provided to the Company) is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by and on behalf of Parent or Merger Sub or any of their affiliates.

   SECTION 4.23 Tax Treatment. Neither Parent nor, to Parent's knowledge, any of its affiliates, has taken or agreed to take (or failed to so take or agree to take) any action or is aware of any fact or circumstance that could reasonably be expected to prevent the Merger from qualifying as a reorganization under Section 368 of the Code.

   SECTION 4.24 No Prior Activities. Except for obligations incurred in connection with its incorporation or organization or the negotiation and consummation of this Agreement and the transactions contemplated hereby, Merger Sub has neither incurred any obligation or liability nor engaged in any business or activity of any type or kind whatsoever or entered into any agreement or arrangement with any person.

   SECTION 4.25 Takeover Statute. Parent has taken all action required to be taken by it in order to exempt the Covered Transactions from, and the Covered Transactions are exempt from, the requirements of any Takeover Statutes or any antitakeover provision in Parent's certificate of incorporation or bylaws. The provisions of Section 2555 of the Pennsylvania Business Corporation Law ("PBCL") do not apply to the Covered Transactions as they have been approved by the Parent Board.

                                   ARTICLE V

                    COVENANTS RELATED TO CONDUCT OF BUSINESS

   SECTION 5.1 Conduct of Business of the Company and Parent. Except as contemplated by this Agreement, during the period from the date hereof to the Effective Time, each of the Company and Parent covenants and agrees that it will, and will cause each of its subsidiaries to, conduct its operations in the ordinary and usual course of business consistent with past practice and, to the extent consistent therewith, with no less diligence and effort than would be applied in the absence of this Agreement, seek to preserve intact its current business organizations, seek to keep available the service of its current officers and employees and seek to preserve its relationships with customers, suppliers and others having business dealings with it to the end that goodwill and ongoing businesses shall be unimpaired at the Effective Time. Without limiting the generality of the foregoing, and except as otherwise expressly provided in this Agreement or in the Company Disclosure Schedule or the Parent Disclosure Schedule, as the case may be, prior to the Effective Time, each of the Company and Parent agrees that it will not, nor will any of its subsidiaries, without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed:

     (a) amend its certificate of incorporation or bylaws (or other similar governing instrument) or in the case of the Company amend, modify or terminate the Rights Agreement;

     (b) authorize for issuance, issue, sell, deliver or agree or commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any stock of any class or any other securities convertible into or exchangeable for any stock or any equity equivalents (including, without limitation, any stock options or stock appreciation rights), except (i) for the issuance or sale of shares pursuant to outstanding stock options as set forth in Section 5.1(b) of the Company Disclosure Schedule or Section 5.1(b) of the Parent Disclosure Schedule, as the case may be, or (ii) the issuance of other shares of Company Common Stock or Parent Common Stock, as the case may be, upon the exercise of outstanding securities convertible into or exchangeable for such shares;

     (c) (i) split, combine or reclassify any shares of its capital stock,
  (ii) declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock except, for the payment of regular quarterly cash dividends with usual record and payment dates in accordance with past dividend practice, in the case of the Company not to exceed $.05 per share of Company Common Stock and, in the case of Parent not to exceed $.365 per share of Parent Common Stock, (iii) make any other actual, constructive or deemed distribution in respect of any shares of its capital stock or otherwise make any payments to stockholders in their capacity as such, or
  (iv) redeem, repurchase or otherwise acquire any of its securities or any securities of any of its subsidiaries (including in the case of the Company redeeming any Rights) other than the purchase by Parent of Parent Common Stock in an aggregate amount not to exceed $250,000,000;

     (d) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization (other than the Merger);

     (e) alter through merger, liquidation, reorganization, restructuring or in any other fashion the corporate structure or ownership of any subsidiary;

     (f) (i) incur or assume any long-term or short-term debt or issue any debt securities, except for borrowings under existing lines of credit in the ordinary and usual course of business consistent with past practice;
  (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person, except in the ordinary and usual course of business consistent with past practice and except for obligations of the wholly owned subsidiaries; (iii) make any loans, advances or capital contributions to, or investments in, any other person (other than to its wholly owned subsidiaries or customary loans or advances to employees in the ordinary and usual course of business consistent with past practice and in amounts not material to the maker of such loan or advance); (iv) pledge or otherwise encumber shares of its capital stock or its subsidiaries; or (v) mortgage or pledge any of its material assets, tangible or intangible, or create or suffer to exist any material Lien thereupon;

     (g) except as may be required by law or as contemplated by this Agreement, enter into, adopt or amend or terminate any bonus, profit sharing, compensation, severance, termination, stock option stock, appreciation right, performance unit, stock equivalent, stock purchase agreement, pension, retirement, deferred compensation, employment, severance or other employee benefit agreement, trust, plan, fund, award or other arrangement for the benefit or welfare of any director, officer or employee in any manner, or (except for normal increases in the ordinary and usual course of business consistent with past practice that, in the aggregate, do not result in a material increase in benefits or compensation expense to it, and as required under existing agreements) increase in any manner the compensation or fringe benefits of any director, officer or employee or pay any benefit not required by any plan and arrangement as in effect as of the date hereof (including, without limitation, the granting of stock appreciation rights or performance units);

     (h) acquire, sell, lease or dispose of any assets outside the ordinary and usual course of business consistent with past practice or any assets which in the aggregate are material to it and its subsidiaries taken as a whole, enter into any commitment or transaction outside the ordinary and usual course of business consistent with past practice or grant any exclusive distribution rights;

     (i) except as may be required as a result of a change in Law or in GAAP, change any of the accounting principles or practices used by it;

     (j) revalue in any material respect any of its assets, including, without limitation, writing down the value of inventory or writing-off notes or accounts receivable other than in the ordinary and usual course of business consistent with past practice or as required by GAAP;

     (k) (i) except as disclosed in Section 5.1(k) of the Parent Disclosure Schedule, acquire (by merger, consolidation, or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof or any equity interest therein; (ii) enter into any contract or agreement, other than in the ordinary and usual course of business consistent with past practice or, in the case of the Company, amend in any material respect any of the Company Contracts or the agreements referred to in Section 3.18 or, in the case of Parent, amend in any material respect any of Parent Contracts or agreements referred to in
  Section 4.18; (iii) authorize any new capital expenditure or expenditures which, individually, is in excess of $30,000,000 or, in the aggregate, are in excess of $95,000,000; or (iv) enter into or amend any contract, agreement, commitment or arrangement providing for the taking of any action that would be prohibited hereunder;

     (l) make or revoke any tax election or settle or compromise any tax liability material to it and its subsidiaries taken as a whole or change (or make a request to any taxing authority to change) any material aspect of its method of accounting for tax purposes;

     (m) pay, discharge or satisfy any material claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary and usual course of business consistent with past practice of liabilities incurred in the ordinary and usual course of business consistent with past practice, or waive the benefits of, or agree to modify in any manner, any confidentiality, standstill or similar agreement to which it or any of its subsidiaries is a party;

     (n) settle or compromise any material pending or threatened suit, action or claim relating to the transactions contemplated hereby;

     (o) take any action (including any action otherwise permitted by this Section 5.1) that could reasonably be expected to prevent or impede the Merger from qualifying as a reorganization under Section 368 of the Code;

     (p) enter into any agreement or arrangement that limits or otherwise restricts it or any of its subsidiaries or any successor thereto or that is reasonably likely to, after the Effective Time, limit or restrict the Surviving Corporation and its affiliates (including Parent) or any successor thereto, from engaging or competing in any line of business or in any geographic area; or

     (q) take, propose to take, or agree in writing or otherwise to take, any of the actions described in Sections 5.1(a) through 5.1(p) or any action which would make any of its representations or warranties contained in this Agreement (i) which are qualified as to materiality untrue or incorrect or
  (ii) which are not so qualified untrue or incorrect in any material respect.

   SECTION 5.2 Access to Information. (a) Between the date hereof and the Effective Time, each of the Company and Parent shall give the other party and their authorized representatives (including counsel, financial advisors and auditors) reasonable access during normal business hours to all its and its subsidiaries employees, plants, offices, warehouses and other facilities and to all its and its subsidiaries books and records and will permit the other to make such inspections as the other may reasonably require and will cause its officers and those of its subsidiaries to furnish the other party with such financial and operating data and other information with respect to its business, properties and personnel and its subsidiaries as the other may from time to time reasonably request, provided that no investigation pursuant to this Section 5.2(a) shall affect or be deemed to modify any of the representations or warranties contained herein.

   (b) Between the date hereof and the Effective Time, each of the Company and Parent shall furnish to the other party at the earliest time they are available, such quarterly and annual financial statements as are prepared for its Company SEC Reports or Parent SEC Reports, as the case may be, which shall be in accordance with such entity's books and records.

   (c) Each of the Company and Parent will hold and will cause its authorized representatives to hold in confidence all documents and information concerning the other in connection with the transactions contemplated by this Agreement pursuant to the terms of that certain Confidentiality Agreement entered into between the Company and Parent dated January 20, 1999 (the "Confidentiality Agreement").

                                   ARTICLE VI

                             ADDITIONAL AGREEMENTS

   SECTION 6.1 Preparation of S-4 and the Proxy Statement. Parent and the Company will, as promptly as practicable, jointly prepare and file with the SEC the Proxy Statement in connection with the Company Requisite Vote with respect to the Merger and the Parent Requisite Vote with respect to the Share Issuance. Parent will, as promptly as practicable, prepare, following receipt of notification from the SEC that it has no further comments on the Proxy Statement, and file with the SEC the S-4, containing the Proxy Statement, in connection with the registration under the Securities Act of the shares of Parent Common Stock issuable upon conversion of the Shares. Parent and the Company will, and will cause their accountants and lawyers to, use all reasonable best efforts to have or cause the S-4 to be declared effective as promptly as practicable after filing with the SEC and to maintain such effectiveness until the Effective Time, including, without limitation, causing their accountants to deliver necessary or required instruments such as opinions, consents and certificates, and will take any other action required or necessary to be taken under federal or state securities Laws or otherwise in connection with the registration process (other than qualifying to do business in any jurisdiction which it is not now so qualified or to file a general consent to service of process in any jurisdiction). The Company and Parent shall, as promptly as practicable after the receipt thereof, provide to the other party copies of any written comments and advise the other party of any oral comments received from the staff of the SEC with respect to the Proxy Statement or the S-4. Each of Parent and the Company will use its reasonable best efforts to cause the Proxy Statement to be mailed to its stockholders at the earliest practicable date.

   SECTION 6.2 Meetings. (a) The Company shall take all lawful action to (i) cause a special meeting of its stockholders (the "Company Stockholder Meeting") to be duly called and held as soon as practicable after the date of this Agreement for the purpose of voting on the approval and adoption of this Agreement and (ii) solicit proxies from its stockholders to obtain the Company Requisite Vote for the approval and adoption of this Agreement. The Company Board shall recommend approval and adoption of this Agreement and the Merger by the Company's stockholders and, subject to Section 6.4(b), the Company Board shall not be permitted to withdraw, amend or modify in a manner adverse to Parent such recommendation (or announce publicly its intention to do so).

   (b) Parent shall take all lawful action to (i) cause a special meeting of its stockholders (the "Parent Stockholder Meeting") to be duly called and held as soon as practicable after the date of this Agreement for the purpose of voting on the approval of the Share Issuance and (ii) solicit proxies from its stockholders to obtain the Parent Requisite Vote. The Parent Board shall recommend approval of the Share Issuance by Parent's stockholders and, subject to Section 6.4(b), the Parent Board shall not be permitted to withdraw, amend or modify in a manner adverse to the Company such recommendation (or announce publicly its intention to do so).

   SECTION 6.3 Reasonable Best Efforts. (a) Subject to the terms and conditions of this Agreement, each party will use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate the Merger and the other transactions contemplated by this Agreement. In furtherance and not in limitation of the foregoing, each party hereto agrees to make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby as promptly as practicable and in any event within ten business days of the date hereof and to supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act and to take all other actions necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act as soon as practicable.

   (b) Each of Parent and the Company shall, in connection with the efforts referenced in Section 6.3(a) to obtain all requisite approvals and authorizations for the transactions contemplated by this Agreement under the HSR Act or any other Antitrust Law, use its reasonable best efforts to (i) cooperate in all respects with each other in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party; (ii) keep the other party informed in all material respects of any material communication received by such party from, or given by such party to, the Federal Trade Commission (the "FTC"), the Antitrust Division of the Department of Justice (the "DOJ") or any other Governmental Entity and of any material communication received or given in connection with any proceeding by a private party, in each case regarding any of the transactions contemplated hereby; and (iii) permit the other party to review any material communication given by it to, and consult with each other in advance of any meeting or conference with, the FTC, the DOJ or any such other Governmental Entity or, in connection with any proceeding by a private party, with any other person, and to the extent permitted by the FTC, the DOJ or such other applicable Governmental Entity or other person, give the other party the opportunity to attend and participate in such meetings and conferences. For purposes of this Agreement, "Antitrust Law" means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and all other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

   (c) In furtherance and not in limitation of the covenants of the parties contained in Sections 6.3(a) and (b), each of Parent and the Company shall use its reasonable best efforts to resolve such objections, if any, as may be asserted with respect to the transactions contemplated hereby under any Antitrust Law. In connection with the foregoing, if any administrative or judicial action or proceeding, including any proceeding by a private party, is instituted (or threatened to be instituted) challenging any transaction contemplated by this Agreement as violative of any Antitrust Law, each of Parent and the Company shall cooperate in all respects with each other and use its respective reasonable best efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement. Notwithstanding the foregoing or any other provision of this Agreement, nothing in this Section 6.3 shall (i) limit a party's right to terminate this Agreement pursuant to Section 8.2(i) so long as such party has up to then complied in all material respects with its obligations under this Section 6.3 or (ii) require Parent or the Company to dispose or hold separate any part of its business or operations or agree not to compete in any geographic area or line of business.

   SECTION 6.4 Acquisition Proposals. (a) From the date hereof until the Effective Time and except as expressly permitted by the following provisions of this Section 6.4, the Company and Parent will not, nor will they permit any of their subsidiaries to, nor will they authorize or permit any of their or their subsidiaries' respective officers, directors or employees of or any investment banker, attorneys, accountants or other advisors or representatives to, directly or indirectly, (i) solicit, initiate or knowingly encourage the submission of any Acquisition Proposal (as hereinafter defined) or (ii) participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or take any other action to facilitate, any Acquisition Proposal or any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal; provided, however, that nothing contained in this Section 6.4(a) shall prohibit the Board of either party from furnishing information to, or entering into discussions or negotiations with, any person that makes an unsolicited bona fide written Acquisition Proposal if, and only to the extent that (A) in the case of the Company, the Company Stockholder Meeting shall not have occurred, and in the case of Parent, Parent Stockholder Meeting shall not have occurred, (B) the Board of such party, after consultation with and based upon the advice of independent legal counsel, determines in good faith that such action is necessary for such Board to comply with its fiduciary duties to such party's stockholders under applicable Law, (C) the Board of such party, after consultation with its financial advisor, determines in good faith that such Acquisition Proposal, if accepted, is reasonably likely to be consummated, taking into account all legal, financial and regulatory aspects of the proposal and the person making the proposal and would, if consummated, result in a transaction more favorable to such party's stockholders from a financial point of view than the Merger (any such more favorable Acquisition Proposal being referred to herein as a "Superior Proposal") and (D) prior to taking such action, such party (x) provides reasonable notice to the other party to the effect that it is taking such action and (y) receives from such person an executed confidentiality/standstill agreement in reasonably customary form and in any event containing terms at least as stringent as those contained in the Confidentiality Agreement. Prior to providing any information to or entering into discussions or negotiations with any person in connection with an Acquisition Proposal by such person, the Company or Parent, as the case may be, shall notify the other party of any Acquisition Proposal (including, without limitation, the material terms and conditions thereof and the identity of the person making it) as promptly as practicable (but in no case later than 12 hours) after its receipt thereof, shall thereafter inform the other party on a prompt basis of the status of any discussions or negotiations with such a third party and any material changes to the terms and conditions of such Acquisition Proposal and shall promptly give the other party a copy of any information delivered to such person which has not previously been reviewed by the other party. Immediately after the execution and delivery of this Agreement, the Company and Parent will, and will cause their respective subsidiaries, affiliates, officers, directors, employees, investment bankers, attorneys, accountants and other agents to, cease and terminate any existing activities, discussions or negotiations with any third parties conducted heretofore with respect to any possible Acquisition Proposal and shall notify each third party that it, or any officer, director, investment advisor, financial advisor, attorney or other representative retained by it, has had discussions with during the 30 days prior to the date of this Agreement that the Company Board or the Parent Board, as the case may be, no longer seeks the making of any Acquisition Proposal. The Company and Parent agree that they will take the necessary steps to promptly inform the individuals or entities referred to in the first sentence hereof of the obligations undertaken in this Section 6.4(a).

   (b) Neither the Company Board or the Parent Board, as the case may be, will withdraw or modify, or propose to withdraw or modify, in a manner adverse to the other party, its approval or recommendation of this Agreement or the Merger unless such Board determines in good faith, taking into account all legal, financial and regulatory aspects, that the failure to do so would constitute a breach by such Board of its fiduciary duties under applicable Law, provided, however, neither the Company Board or the Parent Board, as the case may be, may approve or recommend (and in connection therewith, withdraw or modify its approval or recommendation of this Agreement or the Merger, in the case of the Company Board, or the Share Issuance, in the case of the Parent Board) an Acquisition Proposal unless such an Acquisition Proposal is a Superior Proposal (and the Company or Parent, as the case may be, first shall have complied with its obligations set forth in Section 8.3(a) or Section 8.4(a), as the case may be, and the time period referred to in the last sentence of Section 8.3(a) or 8.4(a), as the case may be, has expired) and unless it shall have first consulted with outside counsel, and have determined that the refusal to do so would constitute a breach by such Board of its fiduciary duties under applicable Laws. Nothing contained in this Section 6.4(b) shall prohibit the Company and Parent from taking and disclosing to their stockholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or from making any disclosure to their stockholders which, in the good faith reasonable judgment of the Company Board or the Parent Board, as the case may be, based on the advice of independent legal counsel, is required under applicable Law; provided that, except as otherwise permitted in this Section 6.4(b), neither the Company nor Parent may withdraw or modify, or propose to withdraw or modify, its position with respect to the Merger or approve or recommend, or propose to approve or recommend, an Acquisition Proposal. Notwithstanding anything contained in this Agreement to the contrary, any action by the Company Board or the Parent Board permitted by, and taken in accordance with, this
Section 6.4(b) shall not constitute a breach of this Agreement by the Company or Parent. Nothing in this Section 6.4(b) shall (i) permit the Company or Parent to terminate this Agreement (except as provided in Article VIII hereof) or (ii) affect any other obligations of the Company or Parent under this Agreement.

   SECTION 6.5 Public Announcements. The initial press release concerning the Merger and the transactions contemplated hereby shall be a joint press release of Parent and the Company. Thereafter, each of Parent, Merger Sub and the Company will consult with one another before issuing any press release or otherwise making any public statements with respect to the transactions contemplated by this Agreement, including the Merger, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable Law or by obligations pursuant to any listing agreement with any securities exchange, as determined by Parent, Merger Sub or the Company, as the case may be.

   SECTION 6.6 Indemnification; Directors' and Officers' Insurance. (a) From and after the Effective Time, to the fullest extent permitted by applicable Law, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, indemnify, defend and hold harmless each person who is now, or has been at any time prior to the date hereof, or who becomes prior to the Effective Time, a director, officer or employee of the Company or any subsidiary thereof (each an "Indemnified Party" and, collectively, the "Indemnified Parties") against all losses, expenses (including reasonable attorneys' fees and expenses), claims, damages, liabilities or, subject to the proviso of the next succeeding sentence, amounts paid in settlement, arising out of actions or omissions occurring at or prior to the Effective Time and whether asserted or claimed prior to, at or after the Effective Time that are in whole or in part (i) based on or arising out of the fact that such person is or was a director, officer or employee of such party or a subsidiary of such party or (ii) based on, arising out of or pertaining to the transactions contemplated by this Agreement. In the event of any such loss, expense, claim, damage or liability (whether or not arising before the Effective Time), (i) the Surviving Corporation shall pay the reasonable fees and expenses of counsel selected by the Indemnified Parties, which counsel shall be reasonably satisfactory to Parent, promptly after statements therefor are received and otherwise advance to such Indemnified Party upon request reimbursement of documented expenses reasonably incurred, in either case to the extent not prohibited by the DGCL and upon receipt of any affirmation and undertaking required by the DGCL, (ii) the Surviving Corporation will cooperate in the defense of any such matter and (iii) any determination required to be made with respect to whether an Indemnified Party's conduct complies with the standards set forth under the DGCL and the Surviving Corporation's articles of incorporation or bylaws shall be made by independent counsel mutually acceptable to Parent and the Indemnified Party; provided, however, that the Surviving Corporation shall not be liable for any settlement effected without its written consent (which consent shall not be unreasonably withheld). The Indemnified Parties as a group may retain only one law firm with respect to each related matter except to the extent there is, in the opinion of counsel to an Indemnified Party, under applicable standards of professional conduct, a conflict on any significant issue between positions of any two or more Indemnified Parties.

   (b) For a period of 6 years after the Effective Time, Parent shall cause to be maintained in effect the policies of directors' and officers' liability insurance maintained by the Company for the benefit of those persons who are covered by such policies at the Effective Time (or Parent may substitute therefor policies of at least the same coverage with respect to matters occurring prior to the Effective Time), to the extent that such liability insurance can be maintained or obtained annually at a cost to Parent not greater than 200 percent of the premium for the current Company directors' and officers' liability insurance; provided that if such insurance cannot be so maintained or obtained at such cost, Parent shall maintain or obtain as much of such insurance as can be so maintained or obtained at a cost equal to 200 percent of the current annual premiums of the Company for such insurance.

   (c) In the event Parent or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then and in either such case, proper provision shall be made so that the successors and assigns of Parent shall assume the obligations set for in this
Section 6.6.

   (d) In addition to the indemnification provided pursuant to Section 6.6(a), to the fullest extent permitted by Law, from and after the Effective Time, all rights to indemnification now existing in favor of the employees, agents, directors or officers of the Company and its subsidiaries with respect to their activities as such prior to the Effective Time, as provided in the Company's certificate of incorporation or bylaws, in effect on the date hereof, shall survive the Merger and shall continue in full force and effect for a period of not less than six years from the Effective Time.

   (e) The provisions of this Section 6.6 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party, his or her heirs and his or her representatives.

   SECTION 6.7 Notification of Certain Matters. The Company shall give prompt notice to Parent and Merger Sub, and Parent and Merger Sub shall give prompt notice to the Company, of (i) the occurrence or nonoccurrence of any event the occurrence or nonoccurrence of which would be likely to cause any representation or warranty contained in this Agreement, which is qualified as to materiality, to be untrue or inaccurate, or any representation or warranty not so qualified, to be untrue or inaccurate in any material respect at or prior to the Effective Time, (ii) any material failure of the Company, Parent or Merger Sub, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder, (iii) any notice of, or other communication relating to, a default or event which, with notice or lapse of time or both, would become a default, received by it or any of its subsidiaries subsequent to the date of this Agreement and prior to the Effective Time under any contract or agreement to which it or any of its subsidiaries is a party or is subject material to the financial condition, business or results of operations of it and its subsidiaries, taken as a whole,
(iv) any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated by this Agreement, or (v) any Material Adverse Effect with respect to such party; provided, however, that the delivery of any notice pursuant to this Section 6.7 shall not cure such breach or non-compliance or limit or otherwise affect the remedies available hereunder to the party receiving such notice.

   SECTION 6.8 Tax-Free Reorganization Treatment. (a) The Company, Parent and Merger Sub shall execute and deliver to Davis Polk & Wardwell, counsel to the Company, and Weil, Gotshal & Manges LLP, counsel to Parent, certificates substantially in the forms agreed to by the parties on or prior to the date hereof (with such changes as reasonably requested by such law firms) at such time or times as reasonably requested by such law firms in connection with their respective deliveries of opinions with respect to the transactions contemplated hereby. Prior to the Effective Time, none of the Company, Parent or Merger Sub shall take or cause to be taken any action which would cause to be untrue any of the representations in such certificates.

   (b) After the Effective Time, Parent shall not take any action that could reasonably be expected to cause any of its representations contained in the certificate delivered by Parent pursuant to Section 6.8(a) to be untrue in any material respect.

   SECTION 6.9 Employee Matters. Parent shall cause the Surviving Corporation to honor the obligations of the Company or any of its subsidiaries under the provisions of all collective bargaining, employment, consulting, termination, severance, change in control and indemnification agreements between and among the Company or any of its subsidiaries and any current or former officer, director, consultant or employee of the Company or any of its subsidiaries as set forth in the appropriate Sections of the Company Disclosure Schedule. For a period of six (6) months following the Effective Time, Parent agrees that it will maintain, or will cause the Surviving Corporation and its subsidiaries to maintain, for the benefit of the employees of the Company and any of its subsidiaries following the Effective Time compensation and benefit plans, programs, arrangements and policies (other than equity based compensation plans, programs, arrangements and policies) as will provide compensation and benefits which in the aggregate are not materially less favorable than those provided to such employees as of the date hereof under the Company Employee Benefit Plans (other than such equity based compensation plans, programs, arrangement and policies) in accordance with their written terms (except as set forth on Sections 3.12 and 5.1 of the Company Disclosure Schedule with respect to acceleration of options on termination of employment by the Company) as made available to Parent and without regard to formal or informal discretionary provisions; provided, however, the equity match in the Company's qualified 401(k) plan shall be continued during such period substituting a cash contribution in lieu of Company Stock unless, at the discretion of Parent, Parent elects to substitute Common Stock of Parent.

   SECTION 6.10 Post-Merger Board of Directors; Executive Officer. (a) The Parent Board shall take such action as may be necessary to cause the number of directors comprising the Parent Board at the Effective Time to be increased to ten directors, five of whom shall be current members of the Parent Board designated by Parent, four of whom shall be current members of the Company Board designated by the Company (the "Company Designees") and one of whom shall be James W. Stratton.

   (b) The Parent Board shall take such action as may be necessary to cause at the Effective Time (i) at least one Company Designee to be added to each committee of the Parent Board and (ii) a Company Designee, who may be the person referred to in clause (i), reasonably acceptable to Parent, to be the Chairman of the Compensation Committee and the Audit Committee.

   (c) The Parent Board shall take such action as may be necessary to cause Lon
R. Greenberg to be the Chairman, President and Chief Executive Officer of Parent at the Effective Time.

   SECTION 6.11 Fees and Expenses. Whether or not the Merger is consummated, all Expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such Expenses, except
(a) Expenses incurred in connection with the filing, printing and mailing of the Proxy Statement, which shall be shared equally by Parent and the Company and (b) if applicable, as provided in Section 8.5. As used in this Agreement, "Expenses" includes all out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party hereto and its affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and the transactions contemplated hereby, including the preparation, printing, filing and mailing of the Proxy Statement and the solicitation of stockholder approvals and all other matters related to the transactions contemplated hereby.

   SECTION 6.12 Obligations of Merger Sub. Parent will take all action necessary to cause Merger Sub to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement.

   SECTION 6.13 Listing of Stock. Parent shall use its best efforts to cause the shares of Parent Common Stock to be issued in connection with the Merger and upon the exercise of the Assumed Stock Options to be approved for listing on the New York Stock Exchange on or prior to the Closing Date, subject to official notice of issuance.

   SECTION 6.14 Antitakeover Statutes. If any Takeover Statute is or may become applicable to the Merger, each of Parent and Company shall take such actions as are necessary so that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of any Takeover Statute on the Merger.

   SECTION 6.15 Rule 145 Affiliates. Within 45 days of the date of this Agreement, the Company shall deliver to Parent a list of those persons who are, in the Company's reasonable judgment, "affiliates" of the Company within the meaning of Rule 145 under the Securities Act (each such person, a "Rule 145 Affiliate"). The Company agrees that it shall use its reasonable best efforts to deliver or cause to be delivered to Parent at or prior to the Effective Time from each of the Rule 145 Affiliates a written agreement, substantially in the form of Exhibit 6.15 hereto.

   SECTION 6.16 Corporate Identity. At the Effective Time, the corporate name of Parent shall be changed from "UGI Corporation" to a name that is mutually acceptable to Parent and the Company, which name shall include the word "Unisource" and shall not include the word "UGI."

                                  ARTICLE VII

                    CONDITIONS TO CONSUMMATION OF THE MERGER

   SECTION 7.1 Conditions to Each Party's Obligations to Effect the Merger. The respective obligations of each party to consummate the transactions contemplated by this Agreement are subject to the fulfillment at or prior to the Effective Time of each of the following conditions, any or all of which may be waived in whole or in part by the party being benefitted thereby, to the extent permitted by applicable Law:

     (a) This Agreement shall have been approved and adopted by the Company Requisite Vote and the Share Issuance shall have been approved by the Parent Requisite Vote.

     (b) Any waiting period applicable to the Merger under the HSR Act shall have expired or early termination thereof shall have been granted without any material limitation, restriction or condition.

     (c) There shall not be in effect any Law of any Governmental Entity of competent jurisdiction, restraining, enjoining or otherwise preventing consummation of the transactions contemplated by this Agreement or permitting such consummation only subject to any condition or restriction that has or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company (or an effect on Parent and its subsidiaries that, were such effect applied to the Company and its subsidiaries, has or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company), and no Governmental Entity shall have instituted any proceeding which continues to be pending seeking any such Law.

     (d) The S-4 shall have been declared effective by the SEC and shall be effective at the Effective Time, and no stop order suspending its effectiveness shall have been issued, no action, suit, proceeding or investigation by the SEC to suspend the effectiveness thereof shall have been initiated and be continuing, and all necessary approvals under state securities Laws or the Securities Act or Exchange Act relating to the issuance or trading of Parent Common Stock shall have been received.

     (e) Parent Common Stock required to be issued hereunder and upon exercise of the Assumed Stock Options shall have been approved for listing on the NYSE, subject only to official notice of issuance.

   SECTION 7.2 Conditions to the Obligations of Parent and Merger Sub. The respective obligations of Parent and Merger Sub to consummate the transactions contemplated by this Agreement are subject to the fulfillment at or prior to the Effective Time of each of the following additional conditions, any or all of which may be waived in whole or part by Parent and Merger Sub, as the case may be, to the extent permitted by applicable Law:

     (a) The representations and warranties of the Company contained herein shall be true and correct on and as of the Closing Date as though made on and as of the Closing Date (except for representations and warranties made as of a specified date, which need be true and correct only as of the specified date); provided, however, that for the purposes of this Section 7.2(a) only, such representations and warranties shall be deemed to be true and correct unless the failure or failures of such representations and warranties to be so true and correct (without regard to materiality qualifiers contained therein) has or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

     (b) The Company shall have performed or complied in all material respects with all agreements and conditions contained herein required to be performed or complied with by it prior to or at the time of the Closing.

     (c) The Company shall have delivered to Parent a certificate, dated the date of the Closing, signed by the President or any Vice President of the Company (but without personal liability thereto), certifying as to the fulfillment of the conditions specified in Sections 7.2(a) and 7.2(b).

     (d) Parent shall have received an opinion of Weil, Gotshal & Manges LLP, dated the Effective Time, to the effect that (i) the Merger will be treated for federal income tax purposes as a reorganization within the meaning of
  Section 368(a) of the Code; (ii) each of Parent, Merger Sub and the Company will be a party to the reorganization within the meaning of Section 368(b) of the Code; (iii) no gain or loss will be recognized by the Company, Parent or Merger Sub as a result of the Merger. In rendering such opinion, Weil, Gotshal & Manges LLP may receive and rely upon representations contained in the certificates of the Company, Parent and Merger Sub referred to in Section 6.8.

   SECTION 7.3 Conditions to the Obligations of the Company. The obligations of the Company to consummate the transactions contemplated by this Agreement are subject to the fulfillment at or prior to the Effective Time of each of the following conditions, any or all of which may be waived in whole or in part by the Company to the extent permitted by applicable law:

     (a) The representations and warranties of Parent and Merger Sub contained herein shall be true and correct on and as of the Closing Date as though made on and as of the Closing Date (except for representations and warranties made as of a specified date, which need be true and correct only as of the specified date); provided, however, that for the purposes of this
  Section 7.3(a) only, such representations and warranties shall be deemed to be true and correct unless the failure or failures of such representations and warranties to be so true and correct (without regard to materiality qualifiers contained therein) has or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent.

     (b) Parent and Merger Sub shall have performed or complied in all material respects with all agreements and conditions contained herein required to be performed or complied with by them prior to or at the time of the Closing.

     (c) Parent shall have delivered to the Company a certificate, dated the date of the Closing, signed by the President or any Vice President of Parent (but without personal liability thereto), certifying as to the fulfillment of the conditions specified in Sections 7.3(a) and 7.3(b).

     (d) The Company shall have received an opinion of Davis Polk & Wardwell, dated the Effective Time, to the effect that (i) the Merger will be treated for federal income tax purposes as a reorganization within the meaning of
  Section 368(a) of the Code; (ii) each of Parent, Merger Sub and the Company will be a party to the reorganization within the meaning of Section 368(b) of the Code; and (iii) no gain or loss will be recognized by a stockholder of the Company as a result of the Merger with respect to the shares of Company Common Stock converted solely into shares of Parent Common Stock (other than with respect to cash received in lieu of fractional shares of Parent Common Stock). In rendering such opinion, Davis, Polk & Wardwell may receive and rely upon representations contained in the certificates of the Company, Parent and Merger Sub referred to in Section 6.8.

                                  ARTICLE VIII

                         TERMINATION; AMENDMENT; WAIVER

   SECTION 8.1 Termination by Mutual Agreement. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after the approval of this Agreement by the Company Requisite Vote and the Share Issuance by the Parent Requisite Vote, by mutual written consent of the Company and Parent by action of their respective Boards of Directors.

   SECTION 8.2 Termination by Either Parent or the Company. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by action of either the Parent Board or the Company Board if (i) the Merger shall not have been consummated by September 30, 1999, whether such date is before or after the date of approval of this Agreement by the Company Requisite Vote or the Share Issuance by the Parent Requisite Vote (the "Termination Date"); (ii) the Company Requisite Vote shall not have been obtained at the Company Stockholder Meeting or at any adjournment or postponement thereof; (iii) the Parent Requisite Vote shall not have been obtained at the Parent Stockholder Meeting or at any adjournment or postponement thereof; or (iv) any Law permanently restraining, enjoining or otherwise prohibiting consummation of the Merger shall become final and non-appealable (whether before or after the approval by the Company Requisite Vote or the Parent Requisite Vote); provided, that the right to terminate this Agreement pursuant to this Section 8.2 shall not be available to any party that has breached in any material respect its obligations under this Agreement in any manner that shall have proximately contributed to the occurrence of the failure of the Merger to be consummated.

   SECTION 8.3 Termination by the Company. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after the approval of this Agreement by the Company Requisite Vote, by action of the Company Board:

     (a) If (i) the Company is not in breach of Section 6.4, (ii) the Merger shall not have been approved by the Company Requisite Vote, (iii) the Company Board authorizes the Company, subject to complying with the terms of this Agreement, to enter into a binding written agreement concerning a transaction that constitutes a Superior Proposal and the Company notifies Parent in writing that it intends to enter into such an agreement, attaching the most current version of such agreement to such notice, (iv) Parent does not make, within five business days of receipt of the Company's written notification of its intention to enter into a binding agreement for a Superior Proposal, an offer that the Company Board determines, in good faith after consultation with its financial advisors, is at least as favorable, from a financial point of view, to the stockholders of the Company as the Superior Proposal and (v) the Company prior to such termination pays to Parent in immediately available funds the fee required to be paid pursuant to Section 8.5. The Company agrees (x) that it will not enter into a binding agreement referred to in clause (iii) above until at least the sixth business day after it has provided the notice to Parent required thereby and (y) to notify Parent promptly if its intention to enter into the written agreement referred to in its notification shall change at any time after giving such notification;

     (b) Parent enters into a binding agreement for a Superior Proposal or the Parent Board shall have withdrawn or adversely modified its approval or recommendation of this Agreement or the Share Issuance;

     (c) If there is a breach by Parent or Merger Sub of any representation, warranty, covenant or agreement contained in this Agreement that cannot be cured and would cause a condition set forth in Section 7.3(a) or 7.3(b) to be incapable of being satisfied as of the Termination Date.

   SECTION 8.4 Termination by Parent. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after the approval of the Share Issuance by the Parent Requisite Vote, by action of the Parent Board if:

     (a) If (i) Parent is not in breach of Section 6.4, (ii) the Share Issuance shall not have been approved by the Parent Requisite Vote, (iii) the Parent Board authorizes Parent, subject to complying with the terms of this Agreement, to enter into a binding written agreement concerning a transaction that constitutes a Superior Proposal and Parent notifies the Company in writing that it intends to enter into such an agreement, attaching the most current version of such agreement to such notice, (iv) the Company does not make, within five business days of receipt of Parent's written notification of its intention to enter into a binding agreement for a Superior Proposal, an offer that the Parent Board determines, in good faith after consultation with its financial advisors, is at least as favorable, from a financial point of view, to the stockholders of Parent as the Superior Proposal and (v) Parent prior to such termination pays to the Company in immediately available funds the fees required to be paid pursuant to Section 8.5. Parent agrees (x) that it will not enter into a binding agreement referred to in clause (iii) above until at least the sixth business day after it has provided the notice to the Company required thereby and (y) to notify the Company promptly if its intention to enter into a written agreement referred to in its notification shall change at any time after giving such notification;

     (b) the Company enters into a binding agreement for a Superior Proposal or the Company Board shall have withdrawn or adversely modified its approval or recommendation of this Agreement or the Merger; or

     (c) there is a breach by the Company of any representation, warranty, covenant or agreement contained in this Agreement that cannot be cured and would cause a condition set forth in Section 7.2(a) or 7.2(b) to be incapable of being satisfied as of the Termination Date.

   SECTION 8.5 Effect of Termination and Abandonment. (a) In the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article VIII, this Agreement (other than as set forth in this Section 8.5 or Sections 5.2(c), 6.11, 9.4, 9.8 and 9.9) shall become void and of no effect with no liability on the part of any party hereto (or of any of its directors, officers, employees, agents, legal and financial advisors or other representatives); provided, however, that no such termination shall relieve any party hereto of any liability or damages resulting from any willful breach of this Agreement.

   (b) In the event that this Agreement is terminated by Parent pursuant to
Section 8.4(c), then the Company shall pay Parent an amount equal to all documented Expenses incurred by Parent in connection with this Agreement, up to an amount not to exceed $5,000,000. In addition, in the event that (i) this Agreement is terminated by the Company pursuant to 8.3(a) or Parent pursuant to 8.4(b), or (ii) (x) this Agreement is terminated pursuant to Section 8.2(ii) or terminated pursuant to Section 8.4(c) as a result of a willful breach by the Company, (y) at the time of such termination or at the time of the Company Stockholder Meeting there shall have been an Acquisition Proposal involving the Company (which proposal shall not have been withdrawn prior to the time of such termination or of such meeting) and (z) within 6 months of such termination an Acquisition Proposal by a third party, or within 9 months of such termination any Acquisition Proposal by the party that made the Acquisition Proposal referred to above in clause (ii) (y) of this Section 8.5(b), is entered into, agreed to or consummated by the Company, then the Company shall pay Parent a termination fee of $25,000,000 in immediately available funds prior to such termination, in the case of clause (i), or on the earlier of the date an agreement is entered into with respect to an Acquisition Proposal or an Acquisition Proposal is agreed to or consummated, in the case of clause (ii).

   (c) In the event that this Agreement is terminated by the Company pursuant to Section 8.3(c), then Parent shall pay Company an amount equal to all documented Expenses incurred by the Company in connection with this Agreement, up to an amount not to exceed $5,000,000. In addition, in the event that (i) this Agreement is terminated by Parent pursuant to Section 8.4(a) or the Company pursuant to Section 8.3(b), or (ii) (x) this Agreement is terminated pursuant to Section 8.2(iii) or terminated pursuant to Section 8.3(c) as a result of a willful breach by Parent or Merger Sub, (y) at the time of such termination or at the time of the Parent Stockholder Meeting there shall have been an Acquisition Proposal involving Parent (which proposal shall not have been withdrawn prior to the time of such termination or of such meeting) and
(z) within 6 months of such termination any Acquisition Proposal by a third party, or within 9 months of such termination any Acquisition Proposal by the party that made the Acquisition Proposal referred to above in clause (ii) (y) of this Section 8.5(c), is entered into, agreed to or consummated by the Company, then Parent shall pay Company a termination fee of $25,000,000 in immediately available funds prior to such termination, in the case of clause
(i), or on the earlier of the date an agreement is entered into with respect to an Acquisition Proposal or an Acquisition Proposal is agreed to or consummated, in the case of clause (ii).

   (d) The Company and Parent each acknowledge that the agreements contained in
Section 8.5(b) and (c) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the Company, Parent and Merger Sub would not have entered into this Agreement; accordingly, if either the Company or Parent, as the case may be, fails to promptly pay any amount due pursuant to Section 8.5(b) or 8.5(c), as the case may be, and, in order to obtain such payment, the other party commences a suit which results in a judgment against the defaulting party for any amount required to be paid pursuant to this Section 8.5, the defaulting party shall pay the other party its costs and expenses (including attorneys' fees) in connection with such suit, together with interest from the date of termination of this Agreement on the amount owed at the prime rate of Morgan Guaranty Trust Company of New York in effect from time to time during such period plus two percent.

   (e) Notwithstanding anything to the contrary set forth in this Section 8.5, in no event shall the Expenses or termination fees paid pursuant to this
Section 8.5 exceed $25,000,000 in the aggregate.

   SECTION 8.6 Amendment. This Agreement may be amended by action taken by the Company, Parent and Merger Sub at any time before or after approval of the Merger by the Company Requisite Vote and the approval of the Share Issuance by the Parent Requisite Vote but, after any such approval, no amendment shall be made which requires the approval of such stockholders under applicable Law without such approval. This Agreement may not be amended except by an instrument in writing signed on behalf of the parties hereto.

   SECTION 8.7 Extension; Waiver. At any time prior to the Effective Time, each party hereto (for these purposes, Parent and Merger Sub shall together be deemed one party and the Company shall be deemed the other party) may (i) extend the time for the performance of any of the obligations or other acts of the other party, (ii) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document, certificate or writing delivered pursuant hereto or (iii) waive compliance by the other party with any of the agreements or conditions contained herein. Any agreement on the part of either party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of either party hereto to assert any of its rights hereunder shall not constitute a waiver of such rights.

                                   ARTICLE IX

                                 MISCELLANEOUS

   SECTION 9.1 Nonsurvival of Representations and Warranties. None of the representations, warranties, covenants and agreements in this Agreement or in any exhibit, schedule or instrument delivered pursuant to this Agreement shall survive beyond the Effective Time, except for those covenants and agreements contained herein and therein that by their terms apply or are to be performed in whole or in part after the Effective Time. This Section 9.1 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

   SECTION 9.2 Entire Agreement; Assignment. (a) This Agreement and the Confidentiality Agreement constitute the entire agreement between the parties hereto with respect to the subject matter hereof and supersede all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

   (b) Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by operation of law (including, but not limited to, by merger or consolidation) or otherwise; provided, however, that Merger Sub may assign, in its sole discretion, any or all of its rights, interests and obligations under this Agreement to any direct wholly owned subsidiary of Parent, but no such assignment shall relieve Parent or Merger Sub of its obligations hereunder if such assignee does not perform such obligations. Any assignment in violation of the preceding sentence shall be void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

   SECTION 9.3 Notices. All notices, requests, instructions or other documents to be given under this Agreement shall be in writing and shall be deemed given,
(i) five business days following sending by registered or certified mail, postage prepaid, (ii) when sent, if sent by facsimile; provided that the fax is promptly confirmed by telephone confirmation thereof, (iii) when delivered, if delivered personally to the intended recipient and (iv) one business day following sending by overnight delivery via a national courier service, and in each case, addressed to a party at the following address for such party:

       if to Parent or to Merger Sub, to:
                                        UGI Corporation
                                        460 Gulph Road
                                        King of Prussia, PA 19406
                                        Attention: President
                                        Facsimile: (610) 992-3254

       with a copy to:                  Weil, Gotshal & Manges LLP
                                        767 Fifth Avenue
                                        New York, NY 10153
                                        Attention: Stephen M. Besen, Esq.
                                        Facsimile: (212) 310-8007

       if to the Company, to:           Unisource Worldwide
                                        1100 Cassat Road
                                        Berwyn, PA 19312
                                        Attention: President
                                        Facsimile: (610) 296-4470

       with a copy to:                  Davis Polk & Wardwell
                                        450 Lexington Avenue
                                        New York, NY 10017
                                        Attention: Carole Schiffman, Esq.
                                        Facsimile: (212) 450-4800

or to such other address as the person to whom notice is given may have previously furnished to the other in writing in the manner set forth above.

   SECTION 9.4 Governing Law; Waiver of Jury Trial. (a) This Agreement shall be governed by and construed in accordance with the Laws of the Commonwealth of Pennsylvania, applicable to contracts executed in and to be fully performed in such state, without giving effect to the choice of law principles thereof, and except to the extent the provisions of this Agreement (including any documents or instruments referred to herein) are expressly governed by the DGCL.

   (b) Each of the parties hereto hereby waives any right to trial by jury in any action or proceeding in connection with this Agreement or any transaction relating hereto.

   SECTION 9.5 Descriptive Headings. The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

   SECTION 9.6 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and its successors and permitted assigns, and, except as provided in Section 6.6, nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

   SECTION 9.7 Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

   SECTION 9.8 Specific Performance. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States located in the Commonwealth of Pennsylvania or in Pennsylvania state court, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any federal court located in the Commonwealth of Pennsylvania or any Pennsylvania state court in the event any dispute arises out of this Agreement or any of the transactions contemplated hereby, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (c) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated hereby in any court other than a federal or state court sitting in the Commonwealth of Pennsylvania.

   SECTION 9.9 Brokers. Except as otherwise provided in Section 6.6, the Company agrees to indemnify and hold harmless Parent and Merger Sub, and Parent and Merger Sub agree to indemnify and hold harmless the Company, from and against any and all liability to which Parent and Merger Sub, on the one hand, or the Company, on the other hand, may be subjected by reason of any brokers, finder's or similar fees or expenses with respect to the transactions contemplated by this Agreement to the extent such similar fees and expenses are attributable to any action undertaken by or on behalf of the Company, or Parent or Merger Sub, as the case may be.

   SECTION 9.10 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

   SECTION 9.11 Interpretation. (a) The words "hereof," "herein" and "herewith" and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and article, section, paragraph, exhibit and schedule references are to the articles, sections, paragraphs, exhibits and schedules of this Agreement unless otherwise specified. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such terms. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, qualified or supplemented, including (in the case of agreements and instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and all attachments thereto and instruments incorporated therein. References to a person are also to its permitted successors and assigns.

   (b) The phrases "the date of this Agreement," "the date hereof" and terms of similar import, unless the context otherwise requires, shall be deemed to refer to February 28, 1999. The phrase "made available" in this Agreement shall mean that the information referred to has been actually delivered to the party to whom such information is to be made available.

   (c) The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

   SECTION 9.12 Definitions. (a) "Acquisition Proposal" means an inquiry, offer or proposal regarding any of the following (other than the transactions contemplated by this Agreement) involving the Company or Parent, as the case may be, or any of its subsidiaries: (w) any merger, consolidation, share exchange, recapitalization, business combination or other similar transaction;
(x) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of all or substantially all the assets of the Company or Parent, as the case may be, and its subsidiaries, taken as a whole, in a single transaction or series of related transactions; (y) any tender offer or exchange offer for 20 percent or more of the outstanding Shares or shares of Parent Common Stock, as the case may be, or the filing of a registration statement under the Securities Act in connection therewith; or (z) any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing.

   (b) "beneficial ownership" or "beneficially own" shall have the meaning provided in Section 13(d) of the Exchange Act and the rules and regulations thereunder.

   (c) "know" or "knowledge" means, with respect to any party, the knowledge of such party's executive officers.

   (d) "Material Adverse Effect" means with respect to any party, a material adverse effect on (i) the business, results of operations or financial condition of such party and its subsidiaries, taken as a whole, other than any effect arising out of or attributable to the economy, the securities markets in general or the industries generally in which a party and its subsidiaries operate or (ii) the ability of such party to consummate the transactions contemplated by this Agreement.

   (e) "person" means an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization, other entity or group (as defined in the Exchange Act).

   (f) "subsidiary" means, when used with reference to any entity, any corporation or other organization, whether incorporated or unincorporated, (i) of which such entity or any other subsidiary of such entity is a general or managing partner or (ii) the outstanding voting securities or interests of, which having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization, is directly or indirectly owned or controlled by such entity or by any one or more of its subsidiaries.

                            [signature page follows]

   IN WITNESS WHEREOF, each of the parties has caused this Agreement to be duly executed on its behalf as of the day and year first above written.

                                          UGI Corporation

                                          By: /s/ Lon R. Greenberg
                                              ---------------------------------
                                                Name: Lon R. Greenberg
                                                Title: Chairman, President and
                                                       Chief Executive Officer

                                          Vulcan Acquisition Corp.

                                          By: /s/ Michael J. Cuzzolina
                                              ---------------------------------
                                                Name: Michael J. Cuzzolina
                                                Title: President

                                          Unisource Worldwide, Inc.

                                          By: /s/ Ray B. Mundt
                                              ---------------------------------
                                                Name: Ray B. Mundt
                                                Title: Chairman and Chief
                                                       Executive Officer

                                                                       ANNEX B-1

        [Donaldson, Lufkin & Jenrette Securities Corporation Letterhead]


                                                               February 28, 1999

Board of DirectorsUnisource Worldwide, Inc.
1100 Cassatt Road
Berwyn, PA 19312

Dear Sirs:

   You have requested our opinion as to the fairness from a financial point of view to the stockholders of Unisource Worldwide, Inc. (the "Company") of the Exchange Ratio (as defined below) pursuant to the terms of the Agreement and Plan of Merger, dated as of February 28, 1999 (the "Agreement"), by and among UGI Corporation ("UGI"), the Company and Vulcan Acquisition Corp., a wholly owned subsidiary of UGI ("Merger Sub"), pursuant to which Merger Sub will be merged (the "Merger") with and into the Company.

   Pursuant to the Agreement, each share of common stock, par value $.001 per share ("Company Common Stock"), of the Company (other than (i) shares held by the Company and (ii) shares held by UGI or any of its subsidiaries) will be converted into the right to receive 0.566 shares (the "Exchange Ratio") of common stock, without par value per share ("UGI Common Stock"), of UGI.

   In arriving at our opinion, we have reviewed the draft dated February 26, 1999 of the Agreement and the exhibits thereto. We also have reviewed financial and other information that was publicly available or furnished to us by the Company and UGI including information provided during discussions with their respective managements. Included in the information provided during discussions with the respective managements were certain financial projections of the Company for the period beginning September 30, 1999 and ending September 30, 2003 prepared by the management of the Company and certain financial projections under various scenarios of UGI and of AmeriGas, Inc., a wholly owned subsidiary of UGI that has a 58% ownership interest in AmeriGas Partners, L.P. ("AmeriGas"), a publicly traded Delaware limited partnership, for the period beginning September 30, 1999 and ending September 30, 2003 prepared by the management of UGI. In addition, we have compared certain financial and securities data of the Company, UGI and AmeriGas with various other companies whose securities are traded in public markets, reviewed the historical stock prices and trading volumes of the common stock of the Company and UGI and the historical unit prices and trading volumes of the common units of AmeriGas, and conducted such other financial studies, analyses and investigations as we deemed appropriate for purposes of this opinion.

   In rendering our opinion, we have relied upon and assumed the accuracy and completeness of all of the financial and other information that was available to us from public sources, that was provided to us by the Company and UGI or their respective representatives, or that was otherwise reviewed by us. We have also reviewed certain business information prepared by the management of UGI relating to AmeriGas. With respect to the financial projections supplied to us, we have assumed that they have been reasonably prepared on the basis reflecting the best currently available estimates and judgments of the management of the Company and UGI as to the future operating and financial performance of the Company and of UGI and AmeriGas, respectively, under the various scenarios presented. We have not assumed any responsibility for making an independent evaluation of any assets or liabilities or for making any independent verification of any of the information reviewed by us. We have relied as to certain legal matters on advice of counsel to the Company.

You have also advised us that concurrent with the announcement of the Merger, UGI will also announce that it intends to dispose of UGI Utilities, Inc., a wholly owned subsidiary of UGI, that it will reduce its common stock dividend in the amount as provided by management and that it has cash and credit facilities sufficient to fund a stock buyback of up to 6.6 million shares if advisable.

   Our opinion is necessarily based on economic, market, financial and other conditions as they exist on, and on the information made available to us as of, the date of this letter. It should be understood that, although subsequent developments may affect this opinion, we do not have any obligation to update, revise or reaffirm this opinion. We are expressing no opinion herein as to the prices at which UGI Common Stock or the Company Common Stock will actually trade at any time. Our opinion does not address the relative merits of the Merger and the other business strategies being considered by the Company's Board of Directors, nor does it address the Board's decision to proceed with the Merger. Our opinion does not constitute a recommendation to any stockholder as to how such stockholder should vote on the proposed transaction.

   Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ"), as part of its investment banking services, is regularly engaged in the valuation of businesses and securities in connection with mergers, acquisitions, underwritings, sales and distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. DLJ has performed investment banking and other services for the Company in the past and has been compensated for such services. In October 1998, DLJ was retained by the Company to assist in the valuation and sale of the Company's Mexican operations, for which it received usual and customary compensation. Over the past two years DLJ has also been retained by UGI on a number of business matters, including serving as the placement agent with respect to the issue and sale from time to time by UGI Utilities, Inc. of up to $107 million aggregate principal amount of Series B Medium-Term Notes, for which DLJ received usual and customary compensation.

   Based upon the foregoing and such other factors as we deem relevant, we are of the opinion that the Exchange Ratio is fair to the holders of Company Common Stock from a financial point of view.

                                             Very truly yours,

                                             Donaldson, Lufkin & Jenrette
                                             Securities Corporation

                                             By:   /s/ Michael A. Wildish
                                                -------------------------------
                                                     Michael A. Wildish
                                                     Managing Director

                                     B-1-2

                                                                       ANNEX B-2

        [Merrill Lynch, Pierce, Fenner & Smith Incorporated Letterhead]

                                                               February 28, 1999

Board of Directors
UGI Corporation
460 North Gulph Road
King of Prussia, PA 19406

Members of the Board of Directors:

   Unisource Worldwide, Inc. (the "Company"), UGI Corporation (the "Acquiror") and Vulcan Acquisition Corp, a newly formed, wholly owned subsidiary of the Acquiror (the "Acquisition Sub"), propose to enter into an Agreement and Plan of Merger, dated as of February 28, 1999 (the "Agreement") pursuant to which the Acquisition Sub will be merged with and into the Company in a transaction (the "Merger") in which each outstanding share of the Company's common stock, par value $0.001 per share (the "Company Shares"), will be converted into the right to receive 0.566 shares (the "Exchange Ratio") of the common stock, without par value, of the Acquiror (the "Acquiror Shares").

   You have asked us whether, in our opinion, the Exchange Ratio is fair from a financial point of view to the Acquiror.

   In arriving at the opinion set forth below, we have, among other things:

   (1) Reviewed certain publicly available business and financial information relating to the Company and the Acquiror that we deemed to be relevant;

   (2) Reviewed certain information, including financial forecasts, relating to the business, earnings, cash flow, assets, liabilities and prospects of the Company and the Acquiror, as well as the amount and timing of the cost savings and related expenses expected to result from the Merger furnished to us by the Company and the Acquiror, respectively;

   (3) Conducted discussions with members of senior management and representatives of the Company and the Acquiror concerning the matters described in clauses 1 and 2 above, as well as their respective businesses and prospects before and after giving effect to the Merger;

   (4) Reviewed the market prices and valuation multiples for the Company Shares and the Acquiror Shares and compared them with those of certain publicly traded companies that we deemed to be relevant;

   (5) Reviewed the results of operations of the Company and the Acquiror and compared them with those of certain publicly traded companies that we deemed to be relevant;

   (6) Compared the proposed financial terms of the Merger with the financial terms of certain other transactions that we deemed to be relevant;

   (7) Participated in certain discussions and negotiations among representatives of the Company and the Acquiror and their financial and legal advisors;

   (8) Reviewed the potential pro forma impact of the Merger;

   (9) Reviewed a draft dated February 25, 1999 of the Agreement; and

  (10) Reviewed such other financial studies and analyses, including the Unisource Worldwide Profit Improvement Project Final Report Executive Summary dated June 30, 1998 prepared by Coopers & Lybrand Consulting, and took into account such other matters as we deemed necessary, including our assessment of general economic, market and monetary conditions.

   In preparing our opinion, we have assumed and relied on the accuracy and completeness of all information supplied or otherwise made available to us, discussed with or reviewed by or for us, or publicly available, and we have not assumed any responsibility for independently verifying such information or undertaken an independent evaluation or appraisal of any of the assets or liabilities of the Company or the Acquiror or been furnished with any such evaluation or appraisal. In addition, we have not assumed any obligation to conduct any physical inspection of the properties or facilities of the Company or the Acquiror. With respect to the financial forecast information furnished to or discussed with us by the Company or the Acquiror, we have assumed that they have been reasonably prepared and reflect the best currently available estimates and judgment of the Company's or the Acquiror's management as to the expected future financial performance of the Company or the Acquiror, as the case may be. We have further assumed that the Merger will qualify as a tax-free reorganization for U.S. federal income tax purposes. We have also assumed that the final form of the Agreement will be substantially similar to the last draft reviewed by us.

   Our opinion is necessarily based upon market, economic and other conditions as they exist and can be evaluated on, and on the information made available to us as of, the date hereof. We have assumed that in the course of obtaining the necessary regulatory or other consents or approvals (contractual or otherwise) for the Merger, no restrictions, including any divestiture requirements or amendments or modifications, will be imposed that will have a material adverse effect on the contemplated benefits of the Merger.

   In connection with the preparation of this opinion, we have not been authorized by the Acquiror or the Board of Directors to solicit, nor have we solicited, third party indications of interest for the acquisition of all or any part of the Acquiror.

   We are acting as financial advisor to the Acquiror in connection with the Merger and will receive a fee from the Acquiror for our services, a significant portion of which is contingent upon the consummation of the Merger. In addition, the Acquiror has agreed to indemnify us for certain liabilities arising out of our engagement. We are currently providing financing services to the Acquiror, the proceeds of which may be used by the Acquiror in the repurchase of Acquiror Shares, and may continue to do so and may receive fees for the rendering of such services. In addition, in the ordinary course of our business, we may actively trade the Company Shares, as well as the Acquiror Shares and other securities of the Acquiror, for our own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

   This opinion is for the use and benefit of the Board of Directors of the Acquiror. Our opinion does not address the merits of the underlying decision by the Acquiror to engage in the Merger and does not constitute a recommendation to any shareholder of the Acquiror as to how such shareholder should vote on the proposed Merger or any matter related thereto.

   We are not expressing any opinion herein as to the prices at which the Acquiror Shares will trade following the announcement or consummation of the Merger.

                                     B-2-2

   On the basis of and subject to the foregoing, we are of the opinion that, as of the date hereof, the Exchange Ratio is fair from a financial point of view to the Acquiror.

                                          Very truly yours,

                                          MERRILL LYNCH, PIERCE, FENNER &
                                            SMITH INCORPORATED

                                          /s/ Merrill Lynch, Pierce, Fenner &
                                             Smith
                                          -------------------------------------
                                                      Incorporated
                                          -------------------------------------



                                     B-2-3

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers.

   Sections 1741 and 1742 of the Pennsylvania Business Corporation Law of 1988, as amended (the "PBCL"), provide that a business corporation may indemnify directors and officers against liabilities they may incur as such provided that the particular person acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. In general, the power to indemnify under these sections does not exist in the case of actions against a director or officer by or in the right of the corporation if the person otherwise entitled to indemnification shall have been adjudged to be liable to the corporation unless it is judicially determined that, despite the adjudication of liability but in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnification for specified expenses. The corporation is required to indemnify directors and officers against expenses they may incur in defending actions against them in such capacities if they are successful on the merits or otherwise in the defense of such actions.

   Section 1713 of the PBCL permits the stockholders to adopt a bylaw provision relieving a director (but not an officer) of personal liability for monetary damages except where (i) the director had breached the applicable standard of care, and (ii) such conduct constitutes self-dealing, willful misconduct or recklessness. The statute provides that a director may not be relieved of liability for the payment of taxes pursuant to any federal, state or local law or responsibility under a criminal stature. Section 4.01 of the UGI bylaws limits the liability of any director of UGI to the fullest extent permitted by
Section 1713 of the PBCL.

   Section 1746 of the PBCL grants a corporation broad authority to indemnify its directors, officers and other agents for liabilities and expenses incurred in such capacity, except in circumstances where the act or failure to act giving rise to the claim for indemnification is determined by a court to have constituted willful misconduct or recklessness. Article VII of the UGI bylaws provides for indemnification of directors, officers and other agents of UGI to the extent otherwise permitted by Section 1741 of the PBCL and pursuant to the authority of Section 1746 of the PBCL.

   Article VII of the UGI bylaws provides, except as expressly prohibited by law, an unconditional right to indemnification for expenses and any liability paid or incurred by any director or officer of UGI or any other person designated by the board of directors as an indemnified representative, in connection with any actual or threatened claim, action, suit or proceeding (including derivative suits) in which he or she may be involved by reason of being or having been a director, officer, employee or agent of UGI or at the request of UGI of another corporation, partnership, joint venture, trust, employee benefit plan or other entity. The UGI bylaws specifically authorize indemnification against both judgments and amounts paid in settlement of derivative suits, unlike Section 1742 of the PBCL which authorizes indemnification only of expenses incurred in defending a derivative action.
Article VII of UGI's bylaws also allows indemnification for punitive damages and liabilities incurred under federal securities laws.

   Unlike the provisions of PBCL Sections 1741 and 1742, Article VII does not require UGI to determine the availability of indemnification by the procedures or the standard of conduct specified in Sections 1741 and 1742 of the PBCL. A person who had incurred an indemnifiable expense or liability has a right to be indemnified independent of any procedures or determinations that otherwise would be required, and that right is enforceable against UGI as long as indemnification is not prohibited by law. To the extent indemnification is permitted only for a portion of a liability, the UGI bylaws require UGI to indemnify such portion. If the indemnification provided for in Article VII is unavailable for any reason in respect of any liability or portion thereof, the UGI bylaws require UGI to make a contribution toward the liability. Indemnification rights under the UGI bylaws do not depend upon the approval of any future board of directors.

   Section 7.04 of the UGI bylaws authorizes UGI to further effect or secure its indemnification obligations by entering into indemnification agreements, maintaining insurance, creating a trust fund, granting a security interest in its assets or property, establishing a letter of credit or using any other means that may be available from time to time.

   Section 5.01(c) of the UGI bylaws limits the personal liability of officers to UGI to the same extent directors are relieved of such liabilities pursuant to Section 4.01 of the bylaws, with the exception that the limitation of the liability of officers applies only to liabilities arising out of derivative claims by shareholders asserting a right of UGI and not to liabilities arising out of third party claims.

   UGI maintains, on behalf of its directors and officers, insurance protection against certain liabilities arising out of the discharge of their duties, as well as insurance covering UGI for indemnification payments made to its directors and officers for certain liabilities. The premiums for such insurance are paid by UGI.

Item 21. Exhibits and Financial Statement Schedules

   (a) Exhibits

 Exhibit No.                       Description of Document
 -----------                       -----------------------
  2          Agreement and Plan of Merger among Unisource Worldwide, Inc., UGI
             Corporation and Vulcan Acquisition Corp., dated as of February 28,
             1999.

  3(a) (Second) Amended and Restated Articles of Incorporation of the UGI incorporated by reference to Exhibit 3.(3)(a) filed as Amendment
             No. 1 on Form 8 to Form 8-B (4/10/92).
  3(b) Bylaws of UGI as in effect since October 27, 1998 incorporated by reference to Exhibit 3.2 to UGI's Annual Report on Form 10-K for the fiscal year ended September 30, 1999 as Amendment No. 1 on Form 8 to Form 8-B (4/10/92).
  4(a) Instruments defining the rights of security holders, including indentures. (The Company agrees to furnish to the Commission upon request a copy of any instrument defining the rights of holders of its long-term debt not required to be filed pursuant to Item
             601(b)(4) of Regulation S-K) incorporated by reference to Exhibit
             3.(3)(a) filed as Amendment No. 1 on Form 8 to Form 8-B (4/10/92).
  4(b)       Rights Agreement, as amended as of April 17, 1996, between UGI and
             Mellon Bank, N.A., successor to Mellon Bank (East), N.A., as
             Rights Agent, and Assumption Agreement dated April 7, 1992, incorporated by reference to Exhibit 4.1 to Current Report on Form
             8-K (4/17/96).
  4(c) The description of the Company's Common Stock contained in the Company's registration statement filed under the Securities
             Exchange Act of 1934, as amended, incorporated by reference to
             Exhibit 3.4 on Form 8-B/A (4/17/96).
  4(d)       UGI's (Second) Amended and Restated Articles of Incorporation and
             Bylaws referred to in 3(a) and 3(b) above.
  4(e)       Utilities' Articles of Incorporation incorporated by reference to
             Exhibit 4(a) of Utilities' Form 8-K (9/22/94).
  4(f)       Note Agreement dated as of April 12, 1995 among The Prudential
             Insurance Company of America, Metropolitan Life Insurance Company, and certain other institutional investors and AmeriGas Propane, L.P., New AmeriGas Propane, Inc. and Petrolane Incorporated incorporated by reference to Exhibit 10.8 of AmeriGas Partners
             L.P. Form 10-Q (3/31/95).
  4(g) First Amendment dated as of September 12, 1997 to Note Agreement dated as of April 12, 1995 incorporated by reference to Exhibit
             4.5 of AmeriGas Partners L.P. Form 10-K (9/30/97).
  4(h) Second Amendment dated as of September 15, 1998 to Note Agreement dated as of April 12, 1995 incorporated by reference to Exhibit
             4.6 of AmeriGas Partners L.P. Form 10-K (9/30/98).
  4(i) Third Amendment dated as of March , 1999 incorporated by reference to Amendment No. 1 to this Joint Proxy
             Statement/Prospectus [to be filed].

 Exhibit No.                       Description of Document
 -----------                       -----------------------
  5          Opinion of Brendan P. Bovaird, Esq.*

  8(a)       Opinion of Weil, Gotshal & Manges, LLP.*

  8(b)       Opinion of Davis Polk & Wardwell.*

 10(a)       Service Agreement (Rate FSS) dated as of November 1, 1989 between
             Utilities and Columbia, as modified pursuant to the orders of the Federal Energy Regulatory Commission at Docket No. RS92-5-000
             reported at Columbia Gas Transmission Corp., 64 FERC P. 61,060
             (1993), order on rehearing, 64 FERC P. 61,365 (1993) incorporated by reference to Exhibit 10.5 on Form 10-K (9/30/95).

 10(b) Service Agreement (Rate FTS) dated June 1, 1987 between Utilities and Columbia, as modified by Supplement No. 1 dated October 1,
             1988; Supplement No. 2 dated November 1, 1989; Supplement No. 3 dated November 1, 1990; Supplement No. 4 dated November 1, 1990;
             and Supplement No. 5 dated January 1, 1991, as further modified pursuant to the orders of the Federal Energy Regulatory Commission at Docket No. RS92-5-000 reported at Columbia Gas Transmission
             Corp., 64 FERC P. 61,060 (1993), order on rehearing, 64 FERC P.
             61,365 (1993) incorporated by reference to Exhibit (10)o on Utilities Form 10-K (12/31/90).

 10(c)       Transportation Service Agreement (Rate FTS-1) dated November 1,
             1989 between Utilities and Columbia Gulf Transmission Company, as modified pursuant to the orders of the Federal Energy Regulatory
             Commission in Docket No. RP93-6-000 reported at Columbia Gulf
             Transmission Co., 64 FERC P. 61,060 (1993) incorporated by reference to Exhibit (10)p on Utilities Form 10-K (12/31/90).

 10(d) Amended and Restated Sublease Agreement dated April 1, 1988 between Southwest Salt Co. and AP Propane, Inc. (the "Southwest
             Salt Co. Agreement") incorporated by reference to Exhibit 10.35 on Form 10-K (9/30/94).

 10(e) Letter dated September 26, 1994 pursuant to Article 1, Section 1.2 of the Southwest Salt Co. Agreement re: option to renew for period of June 1, 1995 to May 31, 2000 incorporated by reference to
             Exhibit 10.36 on Form 10-K (9/30/94).

 10(f)       UGI Corporation Directors Deferred Compensation Plan dated August
             26, 1993 incorporated by reference to Exhibit 10.39 on Form 10-K
             (9/30/94).

 10(g) UGI Corporation 1992 Stock Option and Dividend Equivalent Plan, as amended May 19, 1992 incorporated by reference to Exhibit (10)ee on Form 10-Q (6/30/92).

 10(h) UGI Corporation Annual Bonus Plan dated March 8, 1996 incorporated by reference to Exhibit 10.4 on Form 10-Q (6/30/96).

 10(i) UGI Corporation Directors' Equity Compensation Plan incorporated by reference to Exhibit 10.1 on Form 10-Q (3/31/97).

 10(j) UGI Corporation 1997 Stock Option and Dividend Equivalent Plan incorporated by reference to Exhibit 10.2 on Form 10-Q (3/31/97).

 10(k) UGI Corporation 1992 Stock Directors' Stock Plan incorporated by reference to Exhibit (10)ff on Form 10-Q (6/30/92).

 10(l) UGI Corporation Senior Executive Employee Severance Pay Plan effective January 1, 1997 incorporated by reference to Exhibit
             10.12 on Form 10-K (9/30/97).

 10(m)       Change of Control Agreement between UGI Corporation and Lon R.
             Greenberg incorporated by reference to Exhibit 10.13 on Form 10-K
             (9/30/97).

 10(n)       Form of Change of Control Agreement between UGI Corporation and
             Mr. Chaney filed in Amendment No.    to this Joint Proxy
             Statement/Prospectus [to be filed].


 Exhibit No.                       Description of Document
 -----------                       -----------------------
 10(o)       Form of Change of Control Agreement between UGI Corporation and each of Messrs. Bovaird, Cuzzolina, Hall and Mendicino
             incorporated by reference to Exhibit 10.15 on Form 10-K (9/30/97).

 10(p)       1997 Stock Purchase Loan Plan incorporated by reference to Exhibit
             10.10 on Form 10-K (9/30/97).

 10(q)       UGI Corporation Supplemental Executive Retirement Plan Amended and
             Restated effective October 1, 1996 incorporated by reference to Exhibit on Form 10-Q (6/30/98).

 10(r)       Amended and Restated Credit Agreement dated as of September 15,
             1997 among AmeriGas Propane, L.P., AmeriGas Propane, Inc.,
             Petrolane Incorporated, Bank of America National Trust and Savings
             Association, as Agent, First Union National Bank, as Syndication
             Agent and certain banks incorporated by reference to Exhibit 10.1 on AmeriGas Partners, L.P. Form 10-K (9/30/97).

 10(s)       First Amendment dated as of September 15, 1998 to Amended and
             Restated Credit Agreement incorporated by reference to Exhibit
             10.2 on AmeriGas Partners, L.P. Form 10-K (9/30/98).

 10(t)       Second Amendment dated as of March 25, 1999 to Amended and
             Restated Credit Agreement incorporated by reference to Amendment
             No.   to this Joint Proxy Statement/Prospectus [to be filed].

 10(u) Intercreditor and Agency Agreement dated as of April 19, 1995 among AmeriGas Propane, Inc., Petrolane Incorporated, AmeriGas
             Propane, L.P., Bank of America National Trust and Savings
             Association ("Bank of America") as Agent, Mellon Bank, N.A. as
             Cash Collateral Sub-Agent, Bank of America as Collateral Agent and certain creditors of AmeriGas Propane, L.P., incorporated by reference to Exhibit 10.2 on AmeriGas Partners, L.P. Form 10-Q
             (3/31/95).

 10(v)       General Security Agreement dated as of April 19, 1995 among
             AmeriGas Propane, L.P., Bank of America National Trust and Savings
             Association and Mellon Bank, N.A. incorporated by reference to
             Exhibit 10.3 on AmeriGas Partners, L.P. Form 10-Q (3/31/95).

 10(w)       Subsidiary Security Agreement dated as of April 19, 1995 among
             AmeriGas Propane, L.P., Bank of America National Trust and Savings
             Association as Collateral Agent and Mellon Bank, N.A. as Cash
             Collateral Agent incorporated by reference to Exhibit 10.4 on AmeriGas Propane, L.P. Form 10-Q (3/31/95).

 10(x)       Restricted Subsidiary Guarantee dated as of April 19, 1995 by
             AmeriGas Propane, L.P. for the benefit of Bank of America National
             Trust and Savings Association, as Collateral Agent incorporated by reference to Exhibit 10.5 on AmeriGas Partners, L.P. Form 10-Q
             (3/31/95).

 10(y)       Trademark License Agreement dated April 19, 1995 among UGI
             Corporation, AmeriGas, Inc., AmeriGas Propane, Inc., AmeriGas
             Partners, L.P. and AmeriGas Propane, L.P. incorporated by reference to Exhibit 10.6 on AmeriGas Partners, L.P. Form 10-Q
             (3/31/95).

 10(z)       Trademark License Agreement, dated April 19, 1995 among AmeriGas
             Propane, Inc., AmeriGas Partners, L.P. and AmeriGas Propane, L.P.
             incorporated by reference to Exhibit 10.7 on AmeriGas Partners
             L.P. Form 10-Q (3/31/95).

 10(aa)      Agreement dated as of May 1, 1996 between TE Products Pipeline
             Company, L.P. and AmeriGas Propane, L.P. incorporated by reference to Exhibit 10.2 on AmeriGas Partners, L.P. Form 10-K (9/30/97).
 21          List of Subsidiaries.

 23(a)       Consent of Ernst & Young LLP, independent auditors.**

 23(b)       Consent of Arthur Andersen LLP, independent public accountants.**

 23(c)       Consent of PricewaterhouseCoopers LLP, independent auditors.**

 23(d)       Consent of Brendan P. Bovaird (included in Exhibit 5 above).

 23(e) Consent of Weil, Gotshal & Manges, LLP (included in Exhibit 8 above).

 23(f)       Consent of Davis Polk & Wardwell (included in Exhibit 8 above).


 Exhibit No.                      Description of Document
 -----------                      -----------------------
 23(g)       Form of Consent of Merrill Lynch, Pierce, Fenner & Smith
             Incorporated.**

 23(h)       Consent of Donaldson, Lufkin & Jenrette.**
 99(a)       Press Release issued by UGI dated March 1, 1999 incorporated by reference to Exhibit 99 to Current Report on Form 8-K dated March
             1, 1999.
 99(b)       Consent of Ray B. Mundt.**
 99(c)       Consent of Gary L. Countryman.**
 99(d)       Consent of Paul J. Darling II.**
 99(e)       Consent of James P. Kelly.**

--------
** Filed herewith
 * To be filed by amendment

   (b) Financial Statement Schedules

   All schedules are omitted as the received information is presented in the Registrant's consolidated financial statements or related notes or such schedules are not applicable.

Item 22. Undertakings

   The undersigned Registrant hereby undertakes:

     1. That, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     2. That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

     3. That every prospectus (i) that is filed pursuant to the paragraph immediately preceding, or (ii) that purports to meet the requirements of
  Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to this Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

     4. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is assessed by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     5. To respond to requests for information that is incorporated by reference into this Joint Proxy Statement/Prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of this Registration Statement through the date of responding to the request.

     6. To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in this Registration Statement when it became effective.

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Valley Forge, Pennsylvania, on March 25, 1999.

                                          UGI Corporation

                                                    /s/ Lon R. Greenberg
                                          By: _________________________________
                                                      Lon R. Greenberg
                                                  Chairman, President and
                                                  Chief Executive Officer

   Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated. Each person whose signature appears below hereby authorizes Lon R. Greenberg, Brendan P. Bovaird or Anthony J. Mendicino to execute and file, in the name of and as attorney-in-fact for such person, any amendments or post-effective amendments to this registration statement as the registrant deems appropriate.

              Signature                          Title                   Date
              ---------                          -----                   ----

         /s/ Lon R. Greenberg          Chairman, President and      March 25, 1999
______________________________________  Chief Executive Officer
           Lon R. Greenberg             (Principal Executive
                                        Officer) and Director

       /s/ Anthony J. Mendicino        Vice President--Finance      March 25, 1999
______________________________________  and Chief Financial
         Anthony J. Mendicino           Officer (Principal
                                        Financial Officer)

       /s/ Michael J. Cuzzolina        Vice President--Accounting   March 25, 1999
______________________________________  and Financial Control
         Michael J. Cuzzolina           (Principal Accounting
                                        Officer)

          /s/ Stephen D. Ban           Director                     March 25, 1999
______________________________________
            Stephen D. Ban


        /s/ Thomas F. Donovan          Director                     March 25, 1999
______________________________________
          Thomas F. Donovan

         /s/ Richard C. Gozon          Director                     March 25, 1999
______________________________________
           Richard C. Gozon


   Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated. Each person whose signature appears below hereby authorizes Lon R. Greenberg, Brendan P. Bovaird or Anthony J. Mendicino to execute and file, in the name of and as attorney-in-fact for such person, any amendments or post-effective amendments to this registration statement as the registrant deems appropriate.

              Signature                          Title                   Date
              ---------                          -----                   ----

       /s/ Marvin O. Schlanger                  Director            March 25, 1999
______________________________________
         Marvin O. Schlanger

        /s/ James W. Stratton                   Director            March 25, 1999
______________________________________
          James W. Stratton

         /s/ David I. J. Wang                   Director            March 25, 1999
______________________________________
           David I. J. Wang